UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEADOWBROOK INSURANCE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value per share of Meadowbrook Insurance Group, Inc. (which we refer to as “common stock”)

(2)	Aggregate number of securities to which transaction applies:

50,306,760 shares of common stock as of March 12, 2015 (including 314,911 shares of unvested restricted stock which will vest upon the closing of the merger). The calculation of the aggregate amount of outstanding awards of performance restricted stock units assumes the satisfaction of the applicable performance goal(s) at the target level.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $50,565 was determined by multiplying 0.00011620 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of 50,327,830 shares of common stock multiplied by $8.65 per share.

(4)	Proposed maximum aggregate value of transaction:

$435,153,474

(5)	Total fee paid:

$50,565

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION,

DATED [•], 2015

[MEADOWBROOK LOGO]

[•], 2015

Dear Fellow Shareholder:

An Annual Meeting of shareholders of Meadowbrook Insurance Group, Inc., a Michigan corporation (the “Company”), will be held on [•], 2015, at [•] Eastern Time at 26255 American Drive, Southfield, Michigan 48034 (the “Annual Meeting”). You are cordially invited to attend. The purpose of the meeting is to:

•	consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 30, 2014 and as amended from time to time (the “merger agreement”), by and among the Company, Miracle Nova II (US), LLC, a Delaware limited liability company (“Parent”), and Miracle Nova III (US), Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) and the merger contemplated by the merger agreement (the “merger”);
•	consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger;
•	elect Robert S. Cubbin, Robert F. Fix and Douglas A. Gaudet for a three-year term expiring in 2018, or, in each case, until the earlier election and qualification of such director’s successor and elect Florine Mark for a one-year term expiring in 2016, or, in such case, until the earlier election and qualification of such director’s successor;
•	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;
•	consider an advisory vote to approve the Company’s 2014 executive compensation;
•	consider and vote on a proposal to adjourn the Annual Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger if there are insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger; and
•	transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

On December 30, 2014, the Company entered into the merger agreement with Sub and Parent, providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Sub at a price of $8.65 per share in cash. Subject to the terms and conditions of the merger agreement, the Company will survive the merger as a wholly-owned subsidiary of Parent.

At the effective time of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than (i) shares held by shareholders of the Company who have properly exercised and perfected appraisal rights under Michigan law, (ii) shares that are owned by Parent, Sub or any other subsidiary of Parent and (iii) shares that are owned by the Company or by any subsidiary of the Company) will be converted into the right to receive $8.65 per share in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the Annual Meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. By a unanimous vote of the directors present at the meeting, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and the Company’s shareholders, (iii) directed that a proposal to adopt and approve the merger agreement and the merger be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommended that the shareholders of the Company vote for the adoption and approval of the merger agreement and the merger. Accordingly, the Board recommends a vote “FOR” the proposal to adopt and approve the merger agreement and the merger.

The Board also recommends that at the Annual Meeting you vote “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, “FOR” each of the nominees to the Board named in the accompanying proxy statement, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement and “FOR” the proposal to adjourn the Annual Meeting if necessary or appropriate, including to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt and approve the merger agreement and the merger is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement and the merger are adopted and approved by shareholders holding at least a majority of the outstanding shares of the common stock of the Company entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Robert S. Cubbin
President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [•], 2015 and is first being mailed to the Company’s shareholders on or about [•], 2015.

MEADOWBROOK INSURANCE GROUP, INC.
26255 American Drive,
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held On [•], 2015

To the Shareholders of the Company:

An Annual Meeting of shareholders of Meadowbrook Insurance Group, Inc. (the “Company”) will be held on [•], 2015, at [•] Eastern Time, at 26255 American Drive, Southfield, Michigan 48034, for the following purposes:

1.	to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 30, 2014 and as amended from time to time (the “merger agreement”), by and among the Company, Miracle Nova II (US), LLC, a Delaware limited liability company (“Parent”), and Miracle Nova III (US), Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) and the merger contemplated by the merger agreement (the “merger”);
2.	to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger;
3.	to elect Robert S. Cubbin, Robert F. Fix and Douglas A. Gaudet for a three-year term expiring in 2018, or, in each case, until the earlier election and qualification of such director’s successor and elect Florine Mark for a one-year term expiring in 2016, or, in such case, until the earlier election and qualification of such director’s successor;
4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;
5.	to consider an advisory vote to approve the Company’s 2014 executive compensation;
6.	to consider and vote on a proposal to adjourn the Annual Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger if there are insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger; and
7.	to transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

Shareholders of record at the close of business on March 12, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

For more information concerning the Annual Meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. By a unanimous vote of directors present at the meeting, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and the Company’s shareholders, (iii) directed that a proposal to adopt and approve the merger agreement and the merger be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommended that the Company’s shareholders vote for the adoption and approval of the merger agreement and the merger.

The Board recommends that at the Annual Meeting you vote “FOR” the proposal to adopt and approve the merger agreement and the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, “FOR” each of the nominees to the Board named in the accompanying proxy statement, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement and “FOR” the proposal to adjourn the Annual Meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on [•], 2015. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor Innisfree M&A Incorporated, at 1-888-750-5834 (for shareholders) or 212-750-5833 (for banks and brokers).

If you fail to return your proxy, vote by telephone or through the Internet or attend the Annual Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Annual Meeting and will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger.

By Order of the Board of Directors

Michael G. Costello, Senior Vice President,
General Counsel and Secretary

Southfield, Michigan
[•], 2015

Please Vote — Your Vote is Important

i

ii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Annual Meeting. In addition, this proxy statement incorporates by reference important business and financial information about Meadowbrook Insurance Group, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Meadowbrook Insurance Group, Inc. as the “Company,” “we,”, “Meadowbrook”, “us” or “our.”

The Parties (see page 15)

Meadowbrook, based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”.

Fosun International Limited (00656.HK) (which we refer to as “Fosun”), was founded in 1992 in Shanghai. Fosun was listed on the Main Board of The Stock Exchange of Hong Kong Limited on July 16, 2007. Today, Fosun has established four business engines comprising insurance, industrial operations, investment and asset management.

Miracle Nova II (US), LLC, (which we refer to as “Parent”) is a Delaware limited liability company and a wholly-owned subsidiary of Fosun.

Miracle Nova III (US), Inc. (which we refer to as “Sub”) is a Delaware corporation formed for the purpose of effecting the transactions contemplated by the merger agreement with the Company, and is a direct, wholly owned subsidiary of Parent.

The mailing address of each of Parent and Sub is 3500 South DuPont Highway, Dover, Delaware 19901 and their telephone number is (852) 2509 3228.

The Merger (see page 23)

On December 30, 2014, the Company, Parent and Sub entered into the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into the Company. The Company will survive the merger as a wholly-owned subsidiary of Parent. The Board has approved the merger agreement and recommends that the Company’s shareholders vote for the proposal to adopt and approve the merger agreement and the merger.

Upon completion of the merger, each share of the Company’s common stock, $0.01 par value per share (“common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by shareholders of the Company who have properly exercised and perfected appraisal rights under Michigan law, (ii) shares that are owned by Parent, Sub or any other subsidiary of Parent and (iii) shares that are owned by the Company or by any subsidiary of the Company (which we refer to collectively as “excluded shares”)) will be converted into the right to receive $8.65 per share in cash, without interest, subject to any applicable withholding taxes (which we refer to as the “merger consideration”).

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Annual Meeting (see page 16)

The Annual Meeting will be held on [•], 2015, at [•] Eastern Time, at 26255 American Drive, Southfield, Michigan 48034. At the Annual Meeting, you will be asked to, among other things, vote for the proposal to adopt and approve the merger agreement and the merger. See the section entitled “The Annual Meeting,” beginning on page 16, for additional information on the Annual Meeting, including how to vote your shares of common stock.

Shareholders Entitled to Vote; Vote Required to Adopt and Approve the Merger Agreement and the Merger (see page 17)

You may vote at the Annual Meeting if you were a holder of record of shares of the Company’s common stock as of the close of business on March 12, 2015, which is the record date for the Annual Meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of the Company’s common stock that you owned of record on the record date. As of the record date, there were 50,327,830 shares of the Company’s common stock issued and outstanding and entitled to vote at the Annual Meeting. The adoption and approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter.

Parent does not require a shareholder vote to approve the merger agreement. In addition, on December 30, 2014, the sole shareholder of Sub authorized and approved the merger agreement.

How to Vote

Shareholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on [•], 2015.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee.

If you wish to vote in person at the Annual Meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the Annual Meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD.  A letter of transmittal with instructions for the surrender of certificates representing shares of the Company’s common stock will be mailed to shareholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Annual Meeting — How to Vote,” beginning on page 18 and “The Annual Meeting — Solicitation of Proxies,” beginning on page 20. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (for shareholders) or 212-750-5833 (for banks and brokers).

Recommendation of the Board; Reasons for Recommending the Adoption and Approval of the Merger Agreement and the Merger (see pages 16, 34)

After careful consideration, the members of the Board who in attendance at the meeting unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and our shareholders. The Board recommends that at the Annual Meeting you vote “FOR” the proposal to adopt and approve the merger agreement and the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, “FOR” each of the nominees to the Board named in this proxy statement, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement and “FOR” the proposal to adjourn the Annual Meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions to approve the merger agreement, see the section entitled “The Merger — Reasons for Recommending the Adoption and Approval of the Merger Agreement and the Merger,” beginning on page 34.

Opinion of Willis Capital Markets & Advisory (see page 41)

In connection with the merger, at the special meeting of the Board on December 30, 2014, Willis Securities, Inc. (which we refer to as “Willis Capital Markets & Advisory”), rendered its opinion to the Board to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the merger consideration to be received in the merger by the holders of shares of the Company’s common stock was fair, from a financial point of view, to such holders.

The full text of Willis Capital Markets & Advisory’s written opinion to the Board, dated December 30, 2014, is attached as Annex B to this proxy statement and is incorporated herein by reference. You should read the opinion in its entirety for a discussion of the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering the opinion. The summary of Willis Capital Markets & Advisory’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Willis Capital Markets & Advisory’s opinion, this section and the summary of Willis Capital Markets & Advisory’s opinion below carefully and in their entirety. Willis Capital Markets & Advisory’s opinion was provided for the information of the Board (in its capacity as such) in its evaluation of the consideration to be paid in the merger from a financial point of view and did not address any other aspect of the merger. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the merger. The opinion does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should act or vote in connection with the merger or otherwise.

Market Price and Dividend Data (see page 75)

Meadowbrook common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “MIG.” On December 29, 2014, the last full trading day prior to the public announcement of the merger, the closing price for Meadowbrook common stock was $6.97 per share. On March 12, 2015, the last full trading day prior to the date of this proxy statement, the closing price for Meadowbrook common stock was $8.51 per share.

Certain Effects of the Merger (see page 53)

Upon completion of the merger, Sub will be merged with and into Meadowbrook upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Meadowbrook will continue to exist following the merger as an wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Meadowbrook common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Meadowbrook common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences If the Merger Is Not Completed (see page 54)

If the proposal to adopt and approve the merger agreement and the merger does not receive the required approval from Meadowbrook shareholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Meadowbrook common stock. Instead, Meadowbrook will remain a public company, and Meadowbrook common stock will continue to be listed and traded on the NYSE.

In addition, if the merger agreement is terminated under specified circumstances, Meadowbrook is required to pay Parent a termination fee. See the section entitled “The Agreement and Plan of Merger — Termination Fees,” beginning on page 69.

Interests of Directors and Executive Officers in the Merger (see page 47)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt and approve the merger agreement and the merger, you should be aware that some of our executive officers and members of the Board have interests in the merger that may be in addition to or different from the interests of the Company’s shareholders generally. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company’s shareholders.

Conditions to the Merger (see page 70)

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of certain specified conditions, including (i) the adoption and approval of the merger agreement and the merger by the holders of a majority of the outstanding shares of the Company entitled to vote thereon and (ii) the receipt of certain required antitrust and other regulatory approvals (including insurance regulatory approvals in the states of California, Michigan, Missouri and Ohio).

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following additional conditions:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of each of our representations and warranties; and
•	our performance in all material respects with our obligations and covenants required to be performed by us under the merger agreement at or prior to the closing date.

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of the representations and warranties Parent and Sub; and
•	Parent’s and Sub’s performance in all material respects with their respective obligations and covenants required to be performed under the merger agreement at or prior to the closing date.

Regulatory Approvals Required for the Merger (see page 57)

The merger agreement and the transactions contemplated thereby are subject to the receipt of specified regulatory approvals, including certain insurance regulatory approvals, set forth in the merger agreement. Under the insurance laws of each state or jurisdiction in which the Insurance Company Subsidiaries are domiciled or commercially domiciled, prior to acquiring control of any such Insurance Company Subsidiary, Parent is required to obtain the approval of the insurance regulatory authority in each such state or jurisdiction. Fosun, on behalf of Parent, filed applications seeking approval of the merger with the states of California, Michigan, Missouri and Ohio on January 29, 2015 and with Washington, D.C. on March 2, 2015. Although the Company and Parent do not expect any such insurance regulator to withhold their approval of the merger, the Company and Parent cannot be certain that such approvals will be granted, and, if granted, of the date of such approvals or what conditions may be imposed in connection therewith. Parent has the right to elect not to complete the merger if Parent is unable to obtain all regulatory approvals specified in the merger agreement as conditions to closing without any such approval being conditioned on the imposition of any burdensome condition (as defined in “The Merger — Regulatory Approvals Required for the Merger”).

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent made all the filings and submissions with respect to the merger as required under the HSR Act, and early termination of the waiting period was granted effective February 24, 2015.

Restriction on Solicitation of Competing Proposals (see page 65)

The merger agreement generally restricts our ability to:

•	directly or indirectly, initiate, solicit or knowingly take any action to facilitate or encourage the making of any proposal or offer that constitutes a competing proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal;
•	conduct or engage or participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate in any way, or knowingly assist or encourage any effort by, any third party that is seeking to make, or has made, any competing proposal; or
•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or approve any transaction under, or any third party becoming an “interested shareholder” under, the Michigan Business Corporations Act (“MBCA”), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any competing proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement, or resolve, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 68)

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Parent and the Company. The merger agreement may also be terminated prior to the effective time of the merger by either Parent or the Company if:

•	the meeting of Meadowbrook shareholders will have been held and completed and the requisite shareholder approval will not have been obtained at such meeting or at any adjournment or postponement thereof;
•	the merger has not been consummated by July 28, 2015; provided, that if all of the conditions to such consummation, other than the conditions regarding obtaining regulatory approvals, shall have been satisfied or shall be capable of being satisfied at such time, such date may be extended by either the Company or Parent from time to time by written notice to the other party until October 26, 2015 (the last of such dates, the “outside date”); or
•	if any governmental entity has issued any order, injunction or decree permanently enjoining, restraining or prohibiting the merger.

Meadowbrook may also terminate the merger agreement if:

•	prior to receiving the requisite shareholder approval, if the Board shall have effected a Change of Company Recommendation with respect to the merger and merger agreement in order to cause the Company to enter into a definitive agreement with respect to a superior proposal; provided that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement;
•	Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied, the Company has delivered to Parent written notice of such breach or failure to perform; and either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, that the Company shall not be permitted to terminate the merger agreement under such circumstances if the

Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied; or
•	all conditions to the consummation of the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing or that have failed to be satisfied as a result of Parent’s or Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in the merger agreement) have been satisfied or waived, the Company has notified Parent in writing that the Company is ready, willing and able to consummate the closing of the merge, and Parent and Sub have failed to consummate the merger on the date by which the closing is required to have occurred pursuant to the merger agreement.

Parent may also terminate the merger agreement if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied, Parent has delivered to the Company written notice of such breach or failure to perform; and either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, that Parent shall not be permitted to terminate the merger agreement under such circumstances if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied; or
•	prior to receiving the requisite shareholder approval, if the Board shall have effected a change of company recommendation with respect to the merger and merger agreement or the Board shall have failed to include its recommendation that the shareholders adopt and approve the merger agreement and the merger in this proxy statement.

Termination Fees (see page 69)

Upon termination of the merger agreement under specified circumstances, we will be required to pay Parent a termination fee of $15,165,000, which circumstances include:

•	if Parent terminates the merger agreement, at any time prior to the Company’s receipt of the requisite shareholder approval in event of a change of company recommendation by the Board with respect to the adoption and approval of the merger agreement and the merger;
•	if the Company terminates the merger agreement at any time prior to the receipt of the approval of the Company’s shareholders, if the Board shall have effected a change of company recommendation with respect to the adoption and approval of the merger agreement and the merger in order to cause the Company to enter into a definitive agreement with respect to a superior proposal; or
•	if Parent or the Company terminates the merger agreement if the merger is not consummated by the outside date or in the event of the failure of the shareholders to adopt and approve the merger agreement and the merger, or if a competing proposal shall have been publicly disclosed and not publicly withdrawn, and within nine months after the termination of the merger agreement, the Company shall have consummated any competing proposal, or entered into a definitive agreement with respect to any competing proposal (and such competing proposal is subsequently consummated).

Dissenters’ Rights (see page 72)

In accordance with the merger agreement and the MBCA, Meadowbrook shareholders have dissenters’ rights. Meadowbrook shareholders may elect to dissent from the merger and obtain payment for their shares of common stock in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in the MBCA.

Any Meadowbrook shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so should refer to the Dissenters’ Rights Statute and consult counsel prior to taking any action. Failure to strictly comply with the procedures set forth in the Dissenters’ Rights Statute will result in the loss of dissenters’ rights. Meadowbrook shareholders should be aware that pursuing dissenters’ rights may result in the shareholder receiving more or less than the price paid or offered to Meadowbrook shareholders, and may cause the dissenting shareholder to incur substantial legal and other expenses. A copy of the Dissenters’ Rights Statute is attached hereto as Annex C.

Litigation Related to the Merger (see page 58)

•	The Company, the Board, Fosun, Parent and Sub have been named as defendants in certain lawsuits brought by purported shareholders of the Company seeking, among other things, to enjoin the proposed merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 54)

The receipt of cash for shares of Meadowbrook common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [•]) who receives cash in exchange for shares of Meadowbrook common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Meadowbrook common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 54 and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page 121)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Annual Meeting of shareholders and the merger. These questions and answers do not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is a proxy?
A:	A proxy is a procedure which enables you, as a shareholder, to authorize someone else to cast your vote for you. The Board of Directors of the Company is soliciting your proxy, and asking you to authorize Robert S. Cubbin, President and Chief Executive Officer or Michael G. Costello, Senior Vice President, General Counsel and Secretary of the Company, to cast your vote at the Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.
Q:	What are a proxy statement and a proxy card?
A:	A proxy statement is the document the SEC requires be provided to you in order to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, and in this case, Mr. Cubbin or Mr. Costello, to cast your vote for you. This proxy statement and proxy card with respect to the Annual Meeting were mailed on or about [ ] to all shareholders entitled to vote at the Annual Meeting.
Q:	Who is entitled to vote?
A:	Only holders of shares of the Company’s common stock at the close of on the Record Date are entitled to vote at the Annual Meeting. Each shareholder of record has one vote for each share of common stock for each matter presented for a vote.
Q:	When and where will the Annual Meeting of shareholders be held?
A:	The Annual Meeting of the Company’s shareholders will be held at [•] on [•], 2015, at [•] Eastern Time.
Q:	What is householding and how does it affect me?
A:	Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2014 annual report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact us at the address set forth above.

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder.

Q:	How can I vote?
A:	You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies that are marked “WITHHELD” to vote for all nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies, which are marked “ABSTAIN” on the proposals to be voted on at the Annual Meeting will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted or change your vote by:
•	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this statement;
•	Submitting another proxy that is properly signed and dated later; or
•	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).
Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?
A:	Other than with respect to the proposal to ratify our independent registered public accounting firm, your bank, broker, trust or other nominee will not have the power to vote your shares of the Company’s common stock at the Annual Meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.
Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?
A:	Other than with respect to the proposal to ratify our independent registered public accounting firm, your bank, broker, trust or other nominee will NOT be able to vote your shares of the Company’s common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger. Furthermore, your shares will not be included in the calculation of the number of shares of the Company’s common stock present at the Annual Meeting for purposes of determining whether a quorum is present.
Q:	Is my vote confidential?
A:	Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless you request that your name be disclosed.
Q:	What is a quorum?
A:	There were 50,306,760 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares entitled to be cast, or 25,153,381 shares, present or represented by proxy, constitute a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present for purposes of determining whether there is a quorum (except with respect to the proposal to consider an advisory vote to approve the Company’s 2014.

executive compensation, for which broker non-votes are not counted as votes present for purposes of determining whether there is a quorum).
Q:	How does voting work?
A:	If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number of the shares voted, although not a majority, is required to elect the nominees for director. The nominees receiving the highest number of votes will be elected. The proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter, and if a quorum is present, the affirmative vote by the holders of a majority of the votes cast in person or by proxy is required to approve the additional proposals to be voted on at the Annual Meeting.

In addition, even if a quorum is not present at the Annual Meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Abstentions and broker non-votes are not votes cast. Therefore, an abstention will have no effect on the proposal to elect directors but will be treated as being present and entitled to vote for the additional proposals, and therefore will have the effect of votes against each other proposal to be voted on at the Annual Meeting, while broker non-votes will have no effect on such other proposals.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director and FOR all other proposals.

Q:	Who pays for the costs of the Annual Meeting?
A:	The Company pays the cost of preparing and printing the proxy statement, proxy card and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.
Q:	What other information is available about Meadowbrook Insurance Group, Inc.?
A:	The Company maintains a corporate website, www.meadowbrook.com, where the Company makes available, free of charge, copies of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after they are filed. In addition, the Company maintains the charters of its Governance and Nominating Committee, the Compensation Committee, the Audit Committee and the Capital Strategy and Investment Committee of the Board of Directors on its website, as well as the Company’s Board Governance Guidelines, Compliance Code of Conduct and Business Ethics Policy. Printed copies of the above are available, free of charge, to any shareholder who requests this information.
Q:	As a shareholder, what will I receive in the merger?
A:	If the merger is completed, you will be entitled to receive $8.65 in cash, without interest and subject to any applicable withholding taxes, for each share of the Company’s common stock you own as of immediately prior to the effective time of the merger.

The receipt of cash for shares of common stock of the Company pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 54, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to the Company’s outstanding equity compensation awards in the merger?
A:	For information regarding the treatment of outstanding equity awards of the Company, see the section entitled “The Merger — Interest of Directors and Executive Officers in the Merger,” beginning on page 47.
Q:	How does the Board recommend that I vote on the proposals?
A:	Upon careful consideration, the Board recommends that at the Annual Meeting you vote “FOR” the proposal to adopt and approve the merger agreement and the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement and “FOR” the proposal to adjourn the Annual Meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the factors that the Board considered in determining to recommend the adoption and approval of the merger agreement and the merger, please see the section entitled “The Merger — Reasons for Recommending the Adoption and Approval of the Merger Agreement and the Merger,” beginning on page 34. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. See the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger,” beginning on page 47.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?
A:	In 2011, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger,” beginning on page 47.
Q:	What will happen if the Company’s shareholders do not approve the non-binding compensation advisory proposal?
A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt and approve the merger agreement and the merger and the other proposals to be voted on at the Annual Meeting. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company’s shareholders and the merger is completed, the compensation of our named executive officers that is based on or otherwise relates to the merger is not expected to be revised even if this proposal is not approved.
Q:	What happens if I sell my shares of the Company’s common stock before the Annual Meeting?
A:	The record date for the Annual Meeting is earlier than the expected date of the merger. If you own shares of the Company’s common stock as of the close of business on the record date but transfer your shares prior to the Annual Meeting, you will retain your right to vote at the Annual Meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?
A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 450.1762 of the MBCA A copy of Section 450.1762 of the MBCA is included as Annex C to this proxy statement. For additional information, see the section entitled “Dissenters’ Rights,” beginning on page 72.
Q:	If I hold my shares in certificated form, should I send in my stock certificates now?
A:	No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.
Q:	When is the merger expected to be completed?
A:	We currently anticipate that the merger will be completed during the second half of 2015, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption and approval of the merger agreement and the merger by the Company’s shareholders and the receipt of certain regulatory approvals, including certain insurance regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger — Conditions to the Merger,” beginning on page 70.
Q:	What happens if the merger is not completed?
A:	If the proposal to adopt and approve the merger agreement and the merger is not approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the matter or if the merger is not completed for any other reason, you would not receive any consideration from Parent or Sub for your shares of the Company’s common stock. Instead, we would remain a public company, and our common stock would continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of our common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of our common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. For additional information, see the section entitled “The Merger — Consequences if the Merger is Not Completed,” beginning on page 54.
Q:	Are there any requirements if I plan on attending the Annual Meeting?
A:	If you wish to attend the Annual Meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company. Other rules pertaining to conduct at this meeting will be presented at the meeting entrance and are available on our website at www.meadowbrook.com.
Q:	Where can I find more information about the Company?
A:	The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 121.

Q:	Who can help answer my questions?
A:	For additional questions about the merger, assistance in submitting proxies or voting shares of the Company’s common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor Innisfree M&A Incorporated, at 1-888-750-5834 (for shareholders) or 212-750-5833 (for banks and brokers).

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement may provide information including certain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the intent, belief, or current expectations of management, including, but not limited to, those statements that use the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business and economic conditions, natural perils, man made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s Insurance Company Subsidiaries’ financial strength rating, A.M. Best’s downgrade of our issuer credit rating and any other future action by A.M. Best with respect to such ratings; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our Insurance Company Subsidiaries; minimum capital and surplus requirements imposed on our Insurance Company Subsidiaries; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed arbitration and class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our Insurance Company Subsidiaries to provide funds for failing insurance companies, and risks and uncertainties relating to the proposed transaction with Fosun, including the risk that the Company’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee and agent retention as a result of the announcement and pendency of the proposed transaction; and disruption from the proposed transaction making it more difficult to maintain relationships with agents, wholesalers, suppliers, customers, policyholders and regulators.

For additional information with respect to certain of these and other factors, refer to “Risk Factors” above and subsequent filings made with the United States Securities and Exchange Commission. We are not under any obligation to (and expressly disclaim any obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER

The Company

Meadowbrook Insurance Group, Inc., headquartered in Southland, Michigan, is a specialty niche focused commercial insurance underwriter, which also owns and operates insurance agencies and an insurance administration services company. We recognize revenue related to the services and coverages within the following categories: net earned premiums, management administrative fees, claims fees, commission revenue, net investment income, and net realized gains (losses).

We market and underwrite specialty property and casualty insurance programs and products on both an admitted and non-admitted basis through a broad and diverse network of independent retail agents, wholesalers, program administrators and general agents, who value service, specialized knowledge, and focused expertise. Program business refers to an aggregation of individually underwritten homogeneous risks that have similar characteristics and are distributed through a select group of agents. We seek to combine profitable underwriting, income from our net commissions and fees, investment returns and efficient capital management to deliver consistent long-term growth in shareholder value.

Shares of our common stock are listed on the NYSE and trade under the symbol “MIG.”

The Company’s principal executive offices are located at 26255 American Drive, Southfield, Michigan 48034, and our telephone number is (248) 358-1100. Our website address is www.meadowbrook.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 121, for more information.

Parent

Parent is a Delaware limited liability company and a wholly-owned subsidiary of Fosun. Pursuant to the merger agreement, Sub will be merged with and into the Company, whereupon the separate existence of Sub shall cease and the Company will continue as the surviving corporation, with Parent owning 100% of the outstanding stock of the Company. The mailing address of Parent is 3500 South DuPont Highway, Dover, Delaware 19901 and its telephone number is (852) 2509 3228.

Sub

Sub is a Delaware corporation formed for the purpose of effecting the transactions contemplated by the merger agreement with the Company, and is a wholly owned subsidiary of Parent. The mailing address of Sub is 3500 South DuPont Highway, Dover, Delaware 19901 and its telephone number is (852) 2509 3228.

Fosun

Fosun is a leading investment group and conglomerate based in Shanghai, China that is publicly listed on the Hong Kong Stock Exchange. Fosun has four business segments comprising insurance, industrial operations, investment and asset management. Fosun’s mailing address is Room 808, ICBC Tower, 3 Garden Road Central, Hong Kong and its telephone number is (852) 2509 3228.

THE ANNUAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the Annual Meeting and at any properly convened meeting following an adjournment or postponement of the Annual Meeting.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held on [•], 2015, at [•] Eastern Time, at 26255 American Drive, Southfield, Michigan 48034.

Shareholders of the Company who wish to attend the Annual Meeting may be asked to present valid photo identification. Please note that if you hold your shares of the Company’s common stock in “street name” (i.e., in the name of a bank, broker, trust or other nominee) you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company. Other rules pertaining to conduct at this meeting will be presented at the meeting entrance and are available on our website at www.meadowbrook.com under “Investor Relations.”

Purpose of the Annual Meeting

At the Annual Meeting, the Company’s shareholders of record will be asked:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 30, 2014 and as amended from time to time (the “merger agreement”), by and among the Company, Miracle Nova II (US), LLC], a Delaware limited liability company (“Parent”), and Miracle Nova III (US), Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) and the merger contemplated by the merger agreement (the “merger”);
2.	to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and
3.	to elect Robert S. Cubbin, Robert F. Fix and Douglas A. Gaudet for a three-year term expiring in 2018, or, in each case, until the earlier election and qualification of such director’s successor and elect Florine Mark for a one-year term expiring in 2016, or, in such case, until the earlier election and qualification of such director’s successor;
4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;
5.	to consider an advisory vote to approve the Company’s 2014 executive compensation;
6.	to consider and vote on a proposal to adjourn the Annual Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger if there are insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger; and
7.	to transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board also considered a number of factors in evaluating the merger and consulted with its outside legal and financial advisors. The Board approved the merger agreement, declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, the Company and our shareholders, directed that the adoption and approval of the merger agreement and the merger be submitted to a vote at a meeting of the Company’s shareholders and recommended that the Company’s shareholders vote for adoption and approval of the merger agreement and the merger.

Upon careful consideration, the Board recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement and “FOR” the proposal to adjourn the Annual Meeting if necessary or appropriate, including to solicit additional proxies.

Record Date and Quorum

Each holder of record of shares of the Company’s common stock as of the close of business on March 12, 2015 which is the record date for the Annual Meeting, is entitled to receive notice of, and to vote at, the Annual Meeting. You will be entitled to one vote for each share of the Company’s common stock that you held and owned on the record date. As of the record date, there were 50,306,760 shares of the Company’s common stock issued and outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of 25,153,381 shares of the Company’s common stock (a majority of the voting power of the shares of the Company’s common stock issued and outstanding and entitled to vote) constitutes a quorum for the purpose of considering the proposals.

If you are a shareholder of record of the Company and you vote by mail, by telephone or through the Internet or in person at the Annual Meeting, then your shares of the Company’s common stock will be counted as part of the quorum. If you are a “street name” holder of shares of the Company’s common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of the Company’s common stock held by shareholders of record that are present in person, or represented by proxy and entitled to vote at the Annual Meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the Annual Meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal.  The proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal.  The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. The vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, the Company or Parent or any of their respective subsidiaries and, if the merger agreement is adopted by the Company’s shareholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal.  The approval of the proposal to adjourn the Annual Meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Annual Meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Director Nominees.  Election of directors is based upon a plurality vote, being the greatest number of the shares voted, although not a majority, is required to elect the nominees for director. The nominees receiving the highest number of votes will be elected.

Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.  The approval of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter.

Advisory Vote Regarding the Company’s 2014 executive compensation.  The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. The vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, the Company.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger.

A plurality vote, being the greatest number of the shares voted, although not a majority, is required to elect the nominees for director. Therefore, the failure to vote or the abstention from voting will have no effect with respect to the proposal to elect directors.

The other matters to be voted on at the Annual Meeting each requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of such proposals; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

In addition, even if a quorum is not present at the Annual Meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

If your shares are held in “street name,” other than with respect to the proposal to ratify our independent registered public accounting firm, a bank, broker, trust or other nominee will NOT be able to vote your shares of the Company’s common stock (referred to as a broker non-vote), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger.

How to Vote

Shareholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on the day before the Annual Meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of the Company’s common stock, other than with respect to the proposal to ratify our independent registered public accounting firm, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the Annual Meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the Annual Meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of the Company’s common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (for shareholders) or 212-750-5833 (for banks and brokers).

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of the Company’s common stock will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by a shareholder of the Company may be revoked at any time before it is voted at the Annual Meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;
•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 26255 American Drive, Southfield, Michigan 48034, stating that the proxy is revoked;
•	by submitting a later-dated proxy card relating to the same shares of the Company’s common stock; or
•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting).

“Street name” holders of shares of the Company’s common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the Annual Meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is present at the Annual Meeting, the Annual Meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Annual Meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the Annual Meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the Annual Meeting. Under the merger agreement, the Company may postpone or adjourn the Annual Meeting (i) if the Company is unable to obtain a quorum of its shareholders at such time, (in which case the Company may adjourn meeting for no more than five business days if necessary in order to obtain a quorum of its shareholders), (ii) to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable law, (iii) if the Company receives a competing proposal, or the price or material terms of a previously received competing proposal are modified or amended, in any such case during the five business day period immediately prior to the day of the meeting (in which case the Company may delay the meeting until the date that is the seventh business day after the date on which the meeting would otherwise have originally been held); and (iv) if the Company receives a competing proposal, or the price or material terms of a previously received competing proposal are modified or amended and the Board has failed to publicly reject such competing proposal in any such case by a date not later than the fifth business day immediately prior to the day of the meeting (in which case the Company shall delay the meeting until the date that is the fifth business day after the later of (1) the date on which the Annual Meeting would otherwise have originally been held, or (2) the date on which the Board publicly rejects such competing proposal, to the extent permissible under applicable law).

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Innisfree M&A Incorporated to assist in the solicitation process. The Company will pay Innisfree M&A Incorporated a fee of approximately $[•] plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees in the ordinary course for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Shareholder List

A list of the shareholders of the Company entitled to vote at the Annual Meeting will be available for examination by any shareholder of the Company at the Annual Meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (for shareholders) or 212-750-5833 (for banks and brokers).

PROPOSAL 1: ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
AND THE MERGER

The shareholders of the Company will consider and vote on a proposal to adopt and approve the merger agreement and the merger. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is enclosed as Annex A to this proxy statement. In addition, see the sections of this proxy statement entitled “The Merger,” beginning on page 23, and “The Agreement and Plan of Merger,” beginning on page 59.

The Board recommends that the Company’s shareholders vote “FOR” the proposal to adopt and approve the merger agreement and the merger.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of common stock of the Company represented by such proxy card will be voted “FOR” the proposal to adopt and approve the merger agreement and the merger.

Under our articles of incorporation and Michigan law, the proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Company entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Meadowbrook’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger — Golden Parachute Compensation,” beginning on page 51 including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Meadowbrook’s shareholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Meadowbrook or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, the entitlement to such compensation will not be affected by the outcome of this advisory vote. However, Meadowbrook seeks your support and believes that your support is appropriate because Meadowbrook has a comprehensive executive compensation program designed to link the compensation of our executives with Meadowbrook’s performance and the interests of Meadowbrook’s shareholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the shareholders of Meadowbrook Insurance Group, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Meadowbrook Insurance Group, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Directors and Executive Officers in the Merger — Golden Parachute Compensation,” beginning on page 51 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Meadowbrook shareholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Meadowbrook common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. The vote is advisory only and, therefore, the result of the vote is not binding on, and will not require any action by, Meadowbrook or Parent or any of their respective subsidiaries and, if the merger agreement is adopted by Meadowbrook shareholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

THE MERGER

Overview

Meadowbrook is seeking the adoption by Meadowbrook shareholders of the merger agreement Meadowbrook entered into on December 30, 2014 with Parent and Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into Meadowbrook. Meadowbrook will survive the merger as an wholly-owned subsidiary of Parent. The Board has approved the merger agreement and recommends that Meadowbrook shareholders vote for the proposal to adopt and approve the merger agreement and the merger.

Upon completion of the merger, each share of Meadowbrook common stock that is issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $8.65 per share in cash, without interest, subject to applicable withholding taxes.

Following the completion of the merger, Meadowbrook will cease to be a publicly traded company, will no longer be registered under the Exchange Act and will become an wholly-owned subsidiary of Parent.

Background of the Merger

The Board and senior management of the Company routinely review strategic alternatives with the goal of enhancing shareholder value, including potential acquisition transactions and business combinations, as well as a wide range of internal growth strategies.

On August 2, 2013, the Company’s Board issued a press release announcing that its Board was undertaking a review of strategic alternatives and that it had engaged Willis Capital Markets & Advisory to assist in conducting such review. That announcement was preceded by an announcement by A.M. Best that it had lowered Meadowbrook’s issuer credit rating and financial strength ratings from “A-” with a “Negative” outlook to “B++” with a “Stable” outlook. The Company hired Willis Capital Markets & Advisory based on its prior work with the Company, it’s resultant familiarity with the Company and its business, and Willis Capital Markets & Advisory’s experience in the insurance industry.

At the direction of the Board, Willis Capital Markets & Advisory, began contacting third parties regarding their interest in pursuing a potential strategic transaction with Meadowbrook. In August 2013, approximately 67 potential parties were contacted, consisting of both strategic parties and financial parties, and Meadowbrook executed confidentiality and standstill agreements with 24 prospective parties. For purposes of administrative convenience, the Board also established a Strategic Alternatives Committee to assess various alternative strategic transactions in which Meadowbrook might engage. Throughout the remainder of 2013, the Board and the Strategic Alternatives Committee each held multiple meetings with management, Willis Capital Markets & Advisory and Sidley Austin LLP (“Sidley”), legal counsel to the Company, at which the Company’s strategic alternatives were discussed, including the process for establishing a process for the potential sale of the Company. In October 2013, Meadowbrook received first round non-binding proposals to acquire Meadowbrook from six potential acquirers. Throughout October 2013, Meadowbrook conducted management presentations with the six parties that submitted such proposals. The parties were informed that they would need to submit second round proposals based on their due diligence by November 15, 2013.

Also, throughout October 2013, at the direction of the Board, Willis Capital Markets & Advisory began contacting third parties and responding to inbound inquiries regarding a potential sale of a portion of Meadowbrook’s business related to its excess and surplus lines insurance coverage (the “E&S Business”). Meadowbrook executed confidentiality agreements with 16 parties with respect to the potential sale of the E&S Business.

In November 2013, Party 1 submitted a non-binding proposal to acquire Meadowbrook at a nominal per share value of $8.50 per share, consisting of 50% cash consideration and 50% stock of Party 1. Party 1 subsequently updated its non-binding proposal to acquire Meadowbrook for $8.50 per share solely in cash. None of the other five parties who submitted first round non-binding proposals submitted second round proposals. Following inquiries from Willis Capital Markets & Advisory, representatives of Party 1 indicated that Party 1 was not prepared to increase its offer at that time. Representatives of Willis Capital Markets & Advisory briefed the Board regarding these developments at a meeting on December 17, 2013.

In December 2013, Meadowbrook received preliminary non-binding proposals to acquire the E&S Business from four parties, and held management meetings with such parties throughout December 2013. Following such management meetings, Meadowbrook received two second round proposals related to the E&S Business, while the other two parties did not submit a second round proposal. Of the second round proposals submitted, one of them related solely to the purchase and sale of the renewal rights associated with the E&S Business, while the second contemplated the acquisition of the majority of the stock of Meadowbrook’s subsidiary that holds the majority of the assets of the E&S Business.

On December 26, 2013, the Strategic Alternatives Committee of the Board of Meadowbrook met, and following a presentation from Willis Capital Markets & Advisory, instructed Willis Capital Markets & Advisory to assist the Board in developing counterproposals to each of the two remaining bidders for the E&S Business. The Strategic Alternatives Committee noted that Party 1’s proposal, in the Committee’s opinion, was too low to accept. At no time thereafter did Party 1 revise its offer or make an offer for the E&S Business.

The bidders for the E&S Business ultimately determined they were not interested in acquiring the E&S Business on the terms or in accordance with the structure originally proposed.

Throughout 2014, at the direction of the Board, Meadowbrook continued to explore strategic alternatives. On February 18, 2014, the Company issued its financial results for 2013, and on February 21, 2014, A.M. Best Company (“A.M. Best”) downgraded the issuer credit rating for the Insurance Company Subsidiaries to “bbb” from “bbb+” while affirming their financial strength rating of B++ (Good). A.M. Best also downgraded Meadowbrook’s issuer credit rating to “bb” from “bb+” and revised the outlook for the Insurance Company Subsidiaries to “negative” from “stable”.

On March 26, 2014, Party 1 contacted Willis Capital Markets & Advisory indicating that Party 1 would possibly be interested in an all stock bid to acquire the Company at $6.50 per share.

In August 2014, Willis Capital Markets & Advisory on behalf of Meadowbrook reached out to Fosun (which was one of the parties contacted in August 2013). In addition, at the direction of the Board throughout September 2014 representatives of Willis Capital Markets & Advisory contacted eight other parties, including Party 1, and that were determined to be the most likely parties to be interested in pursuing an acquisition of Meadowbrook.

Meadowbrook and Fosun executed a confidentiality and standstill agreement on November 10, 2014 on terms similar to the confidentiality and standstill agreements entered into in 2013 by other prospective parties.

Over the course of November 11 and November 12, 2014, Meadowbrook’s Chief Executive Officer, Mr. Cubbin, engaged in preliminary meetings with six parties, including Party 1 and Fosun.

On November 21, 2014, the Board held a meeting at which it was apprised of Mr. Cubbin’s meetings and of the indications of interest. The Board requested that current discussions continue, and requested an update on the discussions at its next meeting, which would be held on its previously scheduled date of November 28, 2014.

On November 25, 2014, at the request of Party 1, Meadowbrook’s Chief Executive Officer had a meeting with a representative of Party 1, at which time Party 1 reiterated orally its interest in acquiring Meadowbrook, its ability to pay in all cash, its ability to execute a transaction with limited additional due diligence and that Party 1 wanted the Company to continue operating under the current brand and management structure.

Following such meetings, four parties submitted indications of interest with respect to an acquisition of Meadowbrook.

On November 28, 2014 the Board held a meeting at which members of management and representatives of Willis Capital Markets & Advisory and Sidley in attendance. Representatives of Sidley provided the Board with a legal briefing regarding their fiduciary duties in the context of a potential sale of the Company. Representatives of Willis Capital Markets & Advisory then provided an update to the Board regarding the indications of interest that had been received. Fosun had originally submitted a proposal to acquire Meadowbrook for $7.15 to $9.83 per share in cash, and, following discussions with representatives of Willis Capital Markets & Advisory (acting at the direction of the Board) during which such representatives indicated

to Fosun that the price range provided was too broad, narrowed its range to $8.55 to $9.45 in cash. Party 1 had submitted a proposal to acquire Meadowbrook for $8.45 per share in cash, and subsequently increased its offer to $8.55 per share in cash. Party 2 had proposed a merger with Meadowbrook at Meadowbrook’s tangible book value, equal to a nominal value of $8.35 per share, consisting of 50% cash and 50% stock. Party 3 had orally communicated a proposal to acquire Meadowbrook at $7.50 per share. Representatives of Willis Capital Markets & Advisory then updated the Board on possible next steps with respect to each bidder, including providing each bidder access to diligence materials and management presentations. The Board indicated its approval of the immediate next steps, and then engaged in a discussion regarding the potential execution risk associated with each of the parties who had provided indications of interest. Representatives of Willis Capital Markets & Advisory also discussed with the Board the basis on which the nine parties contacted in August and September 2014 had been selected. Willis Capital Markets & Advisory also noted for the Board that certain other bidders who had shown interest during 2013 had not responded to follow-up communications from Willis Capital Markets & Advisory in September 2014. Representatives of Sidley then provided the Board with a summary of the material terms of a proposed form of merger agreement to be sent to bidders. The Board asked questions regarding the termination rights and fees provided for in the merger agreement, and requested that Sidley include a “reverse break-up fee” that would be payable by a potential purchaser to the Company in the event that, under certain circumstances, regulatory approval for the merger was not obtained. On that basis, the Board authorized the draft merger agreement to be provided to bidders. The Board instructed management not to engage in any discussions regarding potential post-closing employment with any potential bidder until authorized to do so by the Board. Mr. Cubbin also confirmed to the Board that he had not had any discussions with any of the potential bidders regarding post-closing employment.

On December 1, 2014 an online data room was opened to Party 1, Party 2, Party 3 and Fosun, and on December 5, 2014 such parties were instructed by Willis Capital Markets & Advisory (acting at the direction of the Board) in writing to submit a final proposal and mark-up to the draft merger agreement by December 19, 2014. The bidders were also informed that the Board desired to announce a definitive agreement prior to December 31, 2014. Over the course of December 2014, the four potential bidders engaged in due diligence review of various materials provided in such online data room, and Meadowbrook responded to due diligence questions from the various bidders. All four of the parties were informed that they could participate in management presentations with Meadowbrook.

On December 5, 2014, Party 1 participated in a due diligence management presentation with members of management of Meadowbrook. During this meeting, representatives of Party 1 reiterated their interest in a potential transaction for which the consideration would be all cash.

On December 11, 2014, the Board held a meeting at which members of management, representatives of Willis Capital Markets & Advisory and Sidley were in attendance. Representatives of Willis Capital Markets & Advisory updated the Board on the due diligence process to date. Willis Capital Markets & Advisory also noted that each of the potential bidders had been invited, at the direction of the Board, to participate in a management presentation.

From December 15 through December 17, 2014, representatives of Fosun attended management presentations with members of management of Meadowbrook. Representatives of Willis Capital Markets & Advisory and Sidley were in attendance, as were various advisors to Fosun.

On December 18, 2014, the board held a meeting at which members of management, representatives of Willis Capital Markets & Advisory and Sidley were in attendance. Representatives of Willis Capital Markets & Advisory provided the Board with an update on the due diligence process to date. Willis Capital Markets & Advisory also described for the Board Willis Capital Markets & Advisory’s preliminary financial analysis of the Company. Also on December 18, 2014, the day before the deadline to submit a final proposal, a representative of Party 1 contacted Mr. Cubbin to inform him that they would not be able to provide comments to the draft merger agreement, but intended to submit an updated bid letter only.

On December 19, 2014, Party 2 submitted a non-binding proposal to acquire Meadowbrook for $8.75 per share in cash, subject to completion of additional extensive due diligence. Party 2’s proposal stated that its proposal was subject to receipt of exclusivity through January 31, 2015 and the ability to do significant ongoing due diligence during such period. Party 2 did not provide a markup of the merger agreement it had received earlier in December (which markup was specified pursuant to the bid instruction letter).

Party 3 and Fosun did not submit final proposals or a markup to the merger agreement on December 19, 2014. However, Fosun indicated orally to Willis Capital Markets & Advisory that it continued to have interest in pursuing a transaction, but that it had questions and concerns regarding the Company’s reserves and how to improve Meadowbrook’s A.M. Best rating.

From December 20, 2014 through December 23, 2014, representatives of Meadowbrook engaged with representatives of Fosun to address the questions and concerns raised by Fosun.

On December 21, 2014, the Board held a meeting at which members of management, representatives of Willis Capital Markets & Advisory and representatives of Sidley were in attendance. Representatives of Willis Capital Markets & Advisory provided the Board with a summary of Party 2’s proposal. During the meeting, representatives of Willis Capital Markets & Advisory also indicated that at the outset of the process, Party 1’s CEO had informed Willis Capital Markets & Advisory that Party 1 would undertake limited due diligence, would be able to move quickly because it was very familiar with the Company given its participation in the Company’s 2013 strategic alternatives process, and that it would provide an all cash offer by December 15, 2014. Representatives of Willis Capital Markets & Advisory noted further that recently Party 1’s CEO had informed Willis Capital Markets & Advisory that Party 1 would submit an indication of interest on December 19, 2015, but would not provide a markup of the merger agreement (which markup was specified pursuant to the bid instruction letter) because Party 1 continued to work on the markup. The following day, Willis Capital Markets & Advisory noted, a representative of Party 1’s strategic development group contacted representatives of Willis Capital Markets & Advisory to indicate that Party 1 would not in fact provide a bid at that time because it was distracted by other matters. Party 1 also indicated that if the timing of the process changed, Party 1 might still be interested. Representatives of Willis Capital Markets & Advisory then noted that, based on information provided to Willis Capital Markets & Advisory, a representative of Party 3 had contacted Mr. Cubbin to indicate that it did not believe it would be able to get to a price that would be acceptable to the Board. Willis Capital Markets & Advisory also noted that Fosun had recently raised questions and concerns regarding how to improve Meadowbrook’s A.M. Best rating and, based on feedback from Fosun’s outside advisors, reserve adequacy. However, Fosun also had indicated it would provide some indication of interest later that same day.

Following the Board meeting on the evening of December 21, 2014, Fosun submitted a proposal letter to acquire Meadowbrook for $8.36 per share in cash, and indicated that it had completed its due diligence review and was prepared to move expeditiously to sign a definitive merger agreement. Fosun also provided a responsive draft of the merger agreement. Fosun’s letter date December 21, 2014 is set forth below:

STRICTLY PRIVATE AND CONFIDENTIAL

Project Mustang

Proposal

December 21, 2014

STRICTLY PRIVATE AND CONFIDENTIAL

Attention: Meadowbrook Insurance Group, Inc.
CC: Willis Capital Markets Advisory

December 21,2014

Re: Project Mustang — Proposal

Dear Sirs,

On behalf of Fosun International Limited (collectively with its affiliates and investment funds advised or managed by Fosun or its affiliates,“Fosun International”, “Fosun”,“we” or“us”), we would like to thank Meadowbrook Insurance Group, Inc. (collectively with its subsidiaries and affiliates,“Seller”), as well as Willis Capital Markets Advisory for inviting us to participate in the process for a possible acquisition of the 100% equity interest of Meadowbrook Insurance Group, Inc. (“Meadowbrook” or the“Company ”) (the“Proposed Transaction”). Fosun is pleased to submit the following non-binding, indication of interest (the “Proposal”) with respect to the acquisition of the Company.

Fosun International (00656.HK) is a company incorporated under the laws of Hong Kong and whose shares are listed and traded on the main board of The Stock Exchange of Hong Kong Limited, with a market capitalization of USD 8.93 billion as of 19 December, 2014. Over the past two decades, Fosun has evolved from an entrepreneurial start-up into a leading investment group underpinned by the twin drivers of “insurance-oriented comprehensive financial capability” and“industrial-rooted global investment capability”. On one hand, Fosun aims to leverage its “insurance-oriented comprehensive financial capability” driver as a major financing tool to connect to long term high quality capital. On the other hand, Fosun will continue to pursue and implement the “industrial-rooted global investment capability” driver, adhering to the Fosun value investing principle, seeking to deliver more successful investment cases of “Combining China’s Growth Momentum with Global Resources”. As of 30 June 2014, the total assets of Fosun International amounted to RMB 313.3 billion (USD 51.13 billion), with cash and bank balances of RMB 33.0 billion (USD 5.39 billion), and net assets of RMB 67.4 billion (USD 11.0 billion).

1.  Cash Consideration

Based on our analysis and review of the information provided to us to date, Fosun intends to acquire100% of the Company’s capital stock in the form of a merger for a price of USD 419 million, which is equivalent to USD 8.36 per share.

2.  Source of Funds

Fosun has the financial resources available to be able to deliver the anticipated purchase consideration in the form of cash at closing without a need to access the capital markets or any financing conditions to our obligations to close this Transaction. As of 30 June 2014, the total assets of Fosun International amount to RMB 313.3 billion (USD 51.13 billion), with cash and bank balances of RMB 33.0 billion (USD 5.39 billion), and net assets of RMB 67.4 billion (USD 11.0 billion).

3.  Due Diligence Requirements

We have completed the formal phase of our due diligence process.

4.  Strategic Rationale

Fosun’s insurance strategy. In line with the strategy to build up insurance-oriented comprehensive financial capability, Fosun’s footprint in the insurance sector not only covers horizontally a wide geographic range, but also vertically a diversified array of business portfolios. Our insurance segment mainly includes Yong’an Property Insurance Company Limited, Pramerica Fosun Life Insurance Co., Ltd., Peak Reinsurance Company Limited, Fosun Insurance Portugal (Fidelidade-Companhia de Seguros, S.A, Multicare-Seguros de Saude, S.A. and Cares-Companhia de Seguros, S.A.) and the most recently acquired equity stake in US specialty insurer Ironshore Inc. Our organization sees a number of potential areas in which we could cooperate to develop a promising future for the Company. By efficiently deploying the respective competitive advantages of Meadowbrook and Fosun, we aim to further improve the Company’s performance with our post-acquisition strategy. As an important first step, we aim to support the Company to improve its financial strength rating with A.M. Best and thus to further strengthen its financial soundness for business development. In addition, we also see the possibility to further strengthen the Company’s investment return by leveraging Fosun’s portfolio management experience. We believe that the Company’s expertise in underwriting commercial lines in niche markets, possession of licenses and a broad distribution channel across the United States creates a solid insurance platform to further grow the Company’s capabilities and reach in the United States through both organic growth and strategic acquisitions. Moreover, the synergy between Meadowbrook and Fosun could generate significant expense savings opportunities such as reducing or eliminating fronting fees, public company costs and asset management fees.

5.  Agreement and Plan of Merger (“Merger Agreement”)

Attached as Exhibit “A” is a revised Merger Agreement, based on the draft posted in the virtual data room, and reflecting the changes we would require. While there are some additional details to add in regard to the acquisition entities from our side and the financing assurances the Company may require, from our perspective the attached draft is very nearly ready for execution.

6.  Approvals and Conditions

We have obtained the relevant internal approvals at Fosun and carried out the necessary internal procedures for the execution and submission of our proposal. As indicated in the revised Agreement and Plan of Merger, we envision that we will use a SPV formed under one of our qualified affiliates as our acquiring entity. As expected, consummation of the Transaction may require certain regulatory and third-party approvals customary for this size and type of transaction, and we are prepared to work diligently with the Company to secure such approvals expeditiously once a definitive agreement has been reached. Our past transaction experience has proven our ability to seek regulatory approval. We have secured insurance regulatory approvals in most of the jurisdictions where we were required to file Form “A”s or similar change of control applications and are on track for closing in 2015.

7.  Management and Employees.

We have a great deal of respect for the Company’s management team. We have made treating management and employees fairly a top priority in our previous acquisitions and investments. Clearly, the Company management’s experience and unique skill sets will be key to maintaining and growing the value of the business and is critical in offering strong synergies with our other insurance lines and investment interests. We believe the stability and continuity of management plays a vital role in the Company’s further development and to achieve the strategic goal of improving the Meadowbrook’s A.M. Best financial strength ratings.

One of our key objectives in this transaction is to retain and incentivize the Company’s management over the long term so that a combined Fosun and Meadowbrook, by working together, will be able to achieve stronger financial performance. We agree with Meadowbrook’s concept set forth in the Merger Agreement to maintain the levels of compensation and benefits throughout the organization for the first year. As part of our post-merger integration plans, we plan on maintaining management’s and employees’ current level of overall compensation in accordance with the principles under the Company’s existing employee plans and bonus schemes, except that certain modifications will need to be made to take into account that Meadowbrook will be privately held after the closing.

8.  Timing

We would be prepared to accept the timing of signing by December 31, 2014.

9.  Contacts

For any additional information or other matters or correspondence in connection with this proposal, please contact:

Selina Hu
Senior Investment Director
Fosun Financial Group
Fosun International Limited

10.  Confidentiality

The terms of this proposal are strictly private and confidential and may not be disclosed to anyone other than the Seller, its outside counsel Sidley Austin LLP, and its financial advisor Willis Capital Markets Advisory, or any other parties approved by Fosun, for the sole purpose of evaluating the Proposed Transaction.

Other than with respect to the immediately preceding paragraph, this letter is non-binding and imposes no obligations of any kind on Fosun or any other person to take or not take action. In particular, this Proposal does not constitute an offer to acquire the Company, and no person is bound or obligated to continue with negotiations toward the Proposed Transaction, or to consummate any such transaction, unless and until definitive agreements are executed by the parties.

We eagerly look forward to your favorable response and to continue pursuing the transaction with you.

Yours faithfully,

Duan Quipin
President
Fosun Financial Group

The Board held a meeting on December 22, 2014, at which members of management, representatives of Willis Capital Markets & Advisory and representatives of Sidley were in attendance. Willis Capital Markets & Advisory provided a further update on the strategic alternatives process. Throughout the update, representatives of Willis Capital Markets & Advisory referred to written materials that had been provided to the Board in advance of the meeting, and began by describing the proposal letter provided by Fosun on the evening of December 21, 2014. Representatives of Willis Capital Markets & Advisory also summarized again for the Board Party 2’s proposal, and noted that neither Party 1 nor Party 3 had provided an updated written indication of interest on December 19, 2014 or thereafter. As part of the summary, the representatives of Willis Capital Markets & Advisory noted that, based on Willis Capital Markets & Advisory’s prior interactions with Party 2 in connection with the Company’s process and their overall dealings and familiarity with Party 2, there was a risk that, even if given exclusivity and additional time to conduct extensive additional due diligence, Party 2 may not submit a bid at all or may submit a bid that was lower than that indicated in the Party 2 indication of interest or than that currently proposed by Fosun.

The Board discussed the desire to keep the process competitive in order to obtain the best transaction, as well as the desire to ensure that the process was brought to a prompt conclusion. The Board then instructed representatives of Willis Capital Markets & Advisory to advise Fosun that its price needed to be increased, and suggested that representatives of Willis Capital Markets & Advisory signal to Fosun that their bid needed to be $8.75. The Board also instructed representatives of Willis Capital Markets & Advisory to work with Party 2 to facilitate their ongoing due diligence and to let Party 2 know that their proposed timetable of January 31, 2015 needed to be accelerated, while indicating that the Company would not grant them exclusivity. The Board then instructed representatives of Willis Capital Markets & Advisory to reach out to Party 3 and Party 1 to inquire whether they would be providing a written indication of interest. Representatives of Sidley then briefed the Board regarding certain material issues raised by Fosun’s mark-up of the merger agreement, including with respect to provisions regarding each party’s obligation to obtain regulatory approval, the deletion of the obligation of Fosun to pay a reverse termination fee if the transaction did not receive regulatory approval, representations regarding actuarial analyses and the adequacy of the reserves of the Company and provisions regarding deal protection, including the size of the break-up fee, and certain questions raised by Fosun’s mark-up regarding its financing arrangements with respect to the transaction. Representatives of Sidley were also authorized to begin discussing key points raised by Fosun’s markup of the merger agreement with Fosun’s advisors, and the Board provided Sidley with guidance regarding how to resolve such material issues.

On December 23, 2014, Party 1 orally communicated to Willis Capital Markets & Advisory that it if the Board was interested, Party 1 might be willing to modify its proposal to acquire Meadowbrook for a nominal value of $9.00 per share, consisting of 80% stock and 20% cash. Party 1 did not provide a markup of the merger agreement and did not provide an indication as to the amount of time that it would need to execute a definitive agreement and finalize its due diligence.

During the afternoon of December 23, 2014 representatives of Willis Capital Markets & Advisory and Fosun engaged in discussions regarding Fosun’s bid. As a result of these negotiations, Fosun agreed to increase its bid to $8.50 per share.

On the afternoon of December 23, 2014, the Board held a meeting at which members of management, representatives of Willis Capital Markets & Advisory and Sidley also attended. Representatives of Willis Capital Markets & Advisory provided an update regarding their recent discussions with Party 1. Willis advised the Board that Party 1 had not provided a revised written indication of interest, because Party 1 understood the process was competitive with other parties also looking to acquire the Company and that Party 1 had explained that they generally did not like being involved in competitive processes. Representatives of Willis Capital Markets & Advisory indicated that the Party 1 representative stated to representatives of Willis Capital Markets & Advisory that if Willis Capital Markets & Advisory believed that the Company’s Board would be interested in it, Party 1 might be willing to put in a proposal to acquire the Company at a nominal value of $9.00 per share, with the aggregate consideration to be paid in 80% stock and 20% cash. The representatives of Willis Capital Markets & Advisory also noted that it had been conveyed to Party 1, at the direction of the Board, on several occasions, both during the 2013 and fall of 2014 processes, that the Company had a strong preference for an all cash offer.

At the Board meeting on December 23, 2014, representatives of Willis Capital Markets & Advisory also indicated that they had discussed the due diligence process further with Party 2, who indicated that Party 2 would need to engage an outside consultant to undertake an actuarial review, and outlined its other due diligence requirements (including financial, investments, information technology, legal, claims, operations, governance, human resources, regulatory and tax). Representatives of Willis Capital Markets & Advisory also indicated that Party 2 indicated that it would likely be some time in January before Party 2 could begin due diligence and thereafter would need until January 31, 2015 to complete the diligence process. The Board discussed with the Company’s advisors and management the length of a potential process for an actuarial review, noting that it would likely require three to four weeks to conduct such a review. They also discussed the possibility that at the end of the diligence process Party 2 might not submit a bid at all or might submit a bid that was lower than that indicated in the Party 2 indication of interest or than that currently proposed by Fosun. Representatives of Willis Capital Markets & Advisory then reported that Fosun had indicated to representatives of Willis Capital Markets & Advisory that Fosun was willing to increase its bid to $8.50, but had generally rejected any changes proposed by Sidley with respect to Fosun’s positions in the merger agreement. The Board and its legal advisors discussed possible modifications to the draft merger agreement with Fosun to provide the Company with greater certainty of closing. The Board and its advisors discussed the desire to keep the process competitive and to continue to explore whether either Party 1 or Party 2 would be able to submit a firm written offer in the near future. As part of this discussion, the Board noted the desire to continue negotiations with Fosun at a reasonable pace so as not to risk Fosun losing interest or withdrawing or adversely modifying its offer. The Board then requested that Willis Capital Markets & Advisory provide additional analysis regarding the stock component of the consideration offered by Party 1. The Board also instructed representatives of Willis Capital Markets & Advisory to indicate to Fosun that it needed to provide a higher bid to be competitive, while at the same time telling Party 2 that they needed to finish their due diligence expeditiously, to confirm their bid, to provide a markup of the merger agreement and move to executing a transaction. The Board also instructed Sidley to engage in negotiations with Fosun’s legal counsel and send a markup of the merger agreement to Fosun consistent with the direction provided by the Board.

In the evening of December 23, 2014, at the direction of the Board, Willis Capital Markets & Advisory informed Fosun that it would need to further increase its proposed acquisition price and to be flexible on the contract terms. In response, Fosun agreed to increase its bid to $8.65 per share and that it would work with its counsel to be responsive to the agreement points raised by Sidley.

Over the period of December 22, 2014 through December 26, 2014, representatives of Sidley and representatives of Fosun’s legal counsel negotiated various provisions contained in Fosun’s draft of the merger agreement.

The Board held a meeting on December 26, 2014, at which members of management, representatives of Willis Capital Markets & Advisory and representatives of Sidley in attendance. Representatives of Willis Capital Markets & Advisory indicated that during Willis Capital Markets & Advisory’s last discussion with Fosun, Fosun had agreed to increase its offer to $8.65. They also noted that Fosun had reiterated on several occasions that it was committed to executing a merger agreement no later than December 31, 2014. Representatives of Sidley also provided the Board with an update regarding recent negotiations of the material issues being negotiated in the merger agreement with Fosun, notably the level of efforts that Fosun would contractually agree to undertake in connection with obtaining regulatory approval, and the Board authorized representatives of Sidley to agree to the standards for obtaining regulatory approvals as outlined by representatives of Sidley. The Board, management and the Company’s advisors then discussed the likelihood that Party 1 or Party 2 would be in a position to execute a merger agreement in the near future, including the likelihood that Party 1 would submit a proposal based on its prior conduct. The representatives of Willis Capital Markets & Advisory then summarized their discussions with Party 2 since the last Board meeting. The representative noted that Party 2 continued to maintain they needed to conduct due diligence, including at least a week of onsite due diligence after the beginning of the new year and an actuarial review. The representatives of Willis Capital Markets & Advisory then discussed with the Board the preliminary financial analysis of Willis Capital Markets & Advisory, referring throughout the discussion to materials that had been provided to the Board in advance of the meeting. As part of the discussion, the representatives of Willis Capital Markets & Advisory discussed with the Board the standalone preliminary financial valuation for the

Company, noting that the valuation was not adjusted to take into account all potential risks of the Company, and also discussed with the Board a preliminary analysis of the Party 1 proposal in light of the significant stock component in the proposal. Following the discussion of the preliminary financial analysis, the Board discussed next steps. The Board and its advisors discussed that, although the indication of interest from Party 2 was at a higher price than the Fosun offer, there was significant uncertainty regarding whether Party 2 would make a binding proposal following completion of its due diligence. The Board also discussed the lack of a written offer from Party 1 and the concerns regarding Party 1’s seriousness given its course of conduct throughout the process. They also discussed concerns with delaying the pace of the negotiations with Fosun given that the proposed offer price was attractive, that progress was being made on the legal terms of the merger agreement and that delay could result in Fosun withdrawing its offer or losing interest. The Board instructed representatives of Willis Capital Markets & Advisory to contact each of Party 1 and Party 2 to give them one final chance to provide a written offer that indicated a commitment to execute a transaction by December 31, 2014, the timeline originally indicated to the bidders.

Following the Board meeting, on December 26, 2014 representatives of Willis Capital Markets & Advisory communicated to Party 1 that the Board would consider a final proposal from Party 1 if it was in writing with a markup of the draft of the merger agreement and submitted no later than Monday, December 29, 2014. During the conversation, Party 1 inquired whether the Board would be interested in a transaction with a nominal value of $9.00 per share, with 50% of the consideration in Party 1’s stock and 50% in cash. In response, at the direction of the Board, Willis Capital Markets & Advisory reiterated that for Party 1’s proposal to be considered by the Board, the proposal must be in writing with a markup of the merger agreement.

On the same date, Sidley provided Fosun’s legal counsel with a revised draft of the merger agreement and a form of parent guaranty.

On December 27, 2014, representatives of Willis Capital Markets & Advisory informed Party 2, at the direction of the Board, that if it wanted to continued to be part of the process, it must submit a final proposal and draft of the merger agreement by December 29, 2014, subject to no further due diligence.

Over the period from December 27, 2014 through December 29, 2014, representatives of Sidley and Fosun’s legal counsel continued to negotiate and exchange drafts of the transactions documents. During these negotiations, with the authorization of the Board, Sidley agreed to remove the concept of the reverse termination fee payable by Fosun in exchange for, among other things, a strengthening of the regulatory obligations covenant from that proposed by Fosun in its initial markup of the merger agreement.

On December 29, 2014 the Board held a meeting at which representatives of Willis Capital Markets & Advisory noted that Party 2 had indicated to representatives of Willis Capital Markets & Advisory that it would not be able to confirm its price and execute a merger agreement in the near future. Representatives of Willis Capital Markets & Advisory also updated the Board that Party 1 had orally indicated a willingness to pay a notional value per share of $9.00, 50% in stock and 50% in cash, but had failed to provide an offer in writing as requested by representatives of Willis Capital Markets & Advisory at the direction of the Board, had failed to return a follow-up phone call from representatives of Willis Capital Markets & Advisory, and not yet provided a mark-up of the merger agreement. Representatives of Sidley provided an update on the status of the negotiations with Fosun’s counsel regarding the merger agreement, and indicated that most of the major issues had been resolved. In light of the foregoing, the Board authorized Mr. Cubbin to engage in preliminary discussions with Fosun regarding the potential for post-closing employment for members of senior management of the Company.

On December 30, 2014, Fosun and Meadowbrook continued to negotiate the transaction documents, and the parties resolved the remaining items. That afternoon, the Board held a meeting at which a representative of Sidley provided the Board with a presentation regarding their fiduciary duties in the context of the strategic alternatives process and representatives of Willis Capital Markets & Advisory indicated that other than Fosun, no bidders had communicated any update to Willis Capital Markets & Advisory since the prior Board Meeting. A representative of Sidley then provided the Board with a summary of the material terms of the fully-negotiated merger agreement with Fosun, and representatives of Willis Capital Markets & Advisory discussed the price to be paid by Fosun, and provided the Board with its financial analysis of the proposed transaction with Fosun. Representatives of Willis Capital Markets & Advisory then orally delivered the fairness opinion of Willis Capital Markets & Advisory, as further described under “Opinion of the Company’s Financial Advisor”. In addition, after inquiring of Willis Capital Markets & Advisory, the Board affirmed its determination that Willis Capital Markets & Advisory had no relationships that would impair its ability to serve as independent financial advisor to the Board.

The members of the Board present at the meeting then unanimously approved the merger agreement, the merger and the transactions contemplated thereby, following which Meadowbrook and Fosun executed and delivered the merger agreement.

Reasons for Recommending the Adoption and Approval of the Merger Agreement and the Merger

In evaluating the merger agreement and the transactions contemplated thereby, including the Merger, and recommending that the Company shareholders approve the merger agreement, the Board consulted with the Company’s senior management team and outside legal and financial advisors and considered and evaluated numerous factors, including the following material factors, each of which the Board believes supported its unanimous determinations:

Challenges the Company Faces as an Independent Company; Strategic Alternatives

The Board considered the possibility of continuing to operate the Company as an independent public company, including the related risks and uncertainties and the prospects for the Company going forward as an independent entity. In doing so, the Board considered the following:

•	the current and historical financial condition, results of operations and business of the Company, the Company’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon the Company’s financial plan;
•	the downgrade by A.M. Best of the Insurance Company Subsidiaries’ financial strength rating, the lowering of the outlook of this rating from “stable” to “negative” and A.M. Best’s downgrade of the Company’s issuer credit rating, the uncertainty around returning to an “A-” rating as a independent company and the potential impact a further downgrade could have on the Company’s business;
•	the financial projections prepared by senior management of the Company and the risks associated with the ability to meet such projections if it were to continue to operate as an independent company, including as a result of the policy issuance or “fronting” fees payable to State National Insurance Company, National Specialty Insurance Company and United Specialty Insurance Company; and
•	recent expense reduction initiatives implemented by the Company and the risks associated with the ability to fully realize the benefit of such expense reductions, combined with the ability to retain necessary talent within the Company.

The Board undertook a strategic review process with the assistance of Willis Capital Markets & Advisory, which considered various strategic alternatives and alternative transactions in addition to a possible sale of the Company to Fosun:

•	the Board considered its belief that the value offered to shareholders in the Merger was more favorable to shareholders than the potential value of remaining an independent public company or pursuing other reasonably available strategic alternatives, including organic growth, particularly in light of the range of potential benefits to the Company’s shareholders of these alternatives and the assessment that no other reasonably available alternatives were reasonably likely to create greater value for the Company’s shareholders after taking into account risk and timing of execution as well as business, competitive, industry and market risk.
•	the Board considered its belief that, unless the Company was able to implement successfully a variety of strategic initiatives and experience a significant increase in the trading multiple of its Shares, the Company’s Share price was not reasonably likely to reach a level substantially in excess of $8.65 per share in the short or medium term. The Board also considered the risk that the Company’s Share price would remain at levels significantly below $8.65 per share.

•	the Board considered that as part of its review of strategic alternatives, Willis Capital Markets & Advisory, at the Board’s direction, contacted approximately 67 potentially interested parties in the fall of 2013 to see if any of them would be interested in exploring a transaction with the Company and that although 24 parties signed non-disclosure agreements and several of those parties engaged in discussions with the Company and conducted due diligence, none of them submitted an offer that the Board considered reasonably likely to create greater value for the Company’s shareholders after taking into account risk and timing of execution as well as business, competitive, industry and market risk. The Board also considered that beginning in August of 2014, Willis Capital Markets & Advisory, at the Board’s direction, contacted nine potentially interested parties, selecting such parties based in part on the information the Board and Willis Capital Markets & Advisory had gathered as part of the 2013 solicitation of interest.
•	the Board considered that the Company publicly announced on August 2, 2013 that it was considering strategic alternatives and has publicly maintained that position since that time, thereby affording any potentially interested party the opportunity to make a proposal for a transaction with the Company.
•	the Board also considered its view that the Company, with the assistance of its advisors, negotiated the highest price per share that Fosun was willing to pay following arms’-length negotiations and two price increases by Fosun.
•	the Board considered the advice of Willis Capital Markets & Advisory regarding financial buyers and their expected interest levels in a potential acquisition of the Company.
•	the Board also considered the fact that, while there were preliminary discussions and meetings with several potential third party acquisition partners, no party other than Fosun had submitted a firm proposal in writing in excess of $8.65 and had indicated its willingness to consummate the Merger in accordance with the timetable established by the Board as part of the process conducted by Willis Capital Markets & Advisory, at the direction of the Board, in reaching out to potential acquisition partners.
•	the Board considered other items potentially enhancing and diminishing the value of the Company and the management’s discussion of those items, individually and in the aggregate.

Merger Consideration; Certainty of Value; Liquidity

The Board also considered the following, with respect to the merger consideration:

•	the fact that the merger consideration represents:
º	a 24% premium over the closing price of the shares of Company common stock on December 29, 2014 (the last trading day prior to the approval of the merger agreement by the Board); and
º	a premium of 35%, and 39% over the volume weighted average closing price of the shares of Company common stock reported for the one-month and three-month periods, respectively, prior to December 29, 2014.
•	the fact that the form of consideration to be paid to shareholders in the merger was all cash, providing the Company’s shareholders with certainty of value and liquidity upon payment of such cash consideration, in comparison to the risks and uncertainty that would be inherent in engaging in a transaction in which all or a portion of the consideration is payable in stock;
•	the historic trading ranges of the shares of Company common stock and the potential trading range of the shares of Company common stock, and the potential impact of takeover speculation, among other factors, on such ranges;
•	the fact that the merger consideration is approximately 3.5% higher than the $8.36 per share price included in the proposal received from Fosun on December 21, 2014;

•	the Board’s belief that, based on the history of the Company’s negotiations with Fosun, it had obtained Fosun’s best and final offer, and that, as of the date of the merger agreement, the merger consideration represented the highest per-Share consideration reasonably obtainable taking into account risk and timing of execution;
•	the Board considered that although Party 2 provided an indication at $8.75 per share, Party 2, despite having the same access to due diligence materials and opportunity to conduct due diligence and formulate a bid, as Fosun, indicated as of the bid deadline that it had substantial due diligence to complete, including actuarial and on-site due diligence, that Party 2 requested exclusivity through January 31, 2015 to complete such diligence, that there was no assurance that following the completion of such diligence Party 2 would be willing to agree to a transaction at $8.75 per share (or any transaction at all), that there was no assurance that Fosun’s proposal would still be available on January 31, 2015 if the Company were to afford Party 2 time to complete its due diligence and Party 2 ultimately was not willing to enter into an agreement for a transaction above $8.65 per share, and that Party 2 ultimately withdrew from the process when it was informed that it needed to be in a position to sign a definitive agreement by December 29, 2014;
•	the Board considered that Party 1, despite being provided with the same opportunity as Fosun, had failed to submit a binding proposal by the December 19, 2014 deadline after having stated to Willis Capital Markets & Advisory a few days prior to the deadline that it would submit a proposal, the fact that Party 1 subsequently provided contradictory rationales for why it had not submitted a binding proposal in accordance with the bid guidelines, as well as contradictory indications as to its need to undertake further due diligence, that there was no assurance Party 1 would follow through on its informal indication following the December 19, 2014 deadline that it might be willing to provide a proposal for $9.00, consisting of 80% Party 1 stock and 20% cash, that there was no assurance that Fosun’s proposal would still be available if the Company were to continue to engage with Party 1 notwithstanding Party 1’s failure to submit a binding proposal by the December 19, 2014 deadline, and that Party 1 never responded to the Company or any of its representatives after the time when it was informed that it needed to provide consideration substantially in the form of cash rather than a combination of cash and stock and be in a position to sign a definitive agreement by December 29, 2014;
•	the financial analyses reviewed and discussed with the Board by representatives of Willis Capital Markets & Advisory, including its written opinion that, as of December 30, 2014, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received in the merger by the holders of shares of Company common stock was fair, from a financial point of view, to such holders.

Merger Agreement

•	General Terms. The Board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the Merger, the proposed transaction structure, the termination provisions of the merger agreement and the Board’s evaluation of the likely time period necessary to close the transactions contemplated by the merger agreement.
•	Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. The Board considered that it would be permitted to furnish non-public information and engage in discussions and negotiations with any third party that provided to the Company an unsolicited proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes, or could reasonably be expected to lead to, a superior proposal. The Board also considered that it would be able to terminate the merger agreement to enter into an acquisition agreement with respect to a superior proposal in connection with the termination of the merger agreement, subject to the payment to Parent of a termination fee of $15,165,000.
•	Ability to Change Recommendation to Shareholders. The Board considered that it retained the ability to fail to make, withdraw, amend or modify its recommendation to shareholders of the Company if it determines in good faith (after consultation with its outside legal counsel) that a failure to do so could be inconsistent with its fiduciary duties in response to a superior proposal, subject to the conditions and procedures set forth below under “Obligation of the Board of Directors with Respect to Its Recommendation”. The Board also noted that the exercise of this right would give Parent the right to terminate the merger agreement, subject to the payment to Parent of a termination fee of $15,165,000 in connection with the termination of the merger agreement. The Board also considered that it retained the ability to fail to make, withdraw, amend or modify its recommendation to shareholders of the Company in response to a material fact, event, change, development or set of circumstances that was not known to the Board nor reasonably foreseeable by the Board as of the date of the merger agreement.
•	Termination Fee. The Board considered the fact that the Board believed that the termination fee of $15,165,000 payable to Parent under the merger agreement in certain circumstances, or approximately 3.5% of the aggregate equity value of the transaction, is reasonable and not preclusive of other offers.
•	Speed and Likelihood of Consummation
º	No Financing Condition. The Board considered that the merger is not subject to a financing condition and, in particular, that (a) Parent had obtained an equity financing commitment from Fosun to provide sufficient funding for the transaction, and (b) Parent, the Company and Sub have entered into a Guaranty and Performance Agreement in favor of the Company pursuant to which Fosun has guaranteed the performance of the obligations of Parent and Sub under the merger agreement.
º	Limited Closing Conditions. The Board considered that, other than regulatory approvals that would be legally required in connection with any acquirer of the Company, the merger agreement contains relatively limited closing conditions.
•	Specific Performance Right. The Board considered the fact that if Parent or Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, the Company is entitled to specifically enforce the merger agreement, subject to certain conditions, in addition to any other remedies to which the Company may be entitled, and the Board considered the fact that the Company would have the right to specifically enforce Parent’s and Sub’s obligations to cause the financing to be funded under the equity financing commitment.
•	Availability of Dissenter Rights. The Board considered the availability of dissenter rights under Michigan law and the merger agreement to the Company’s shareholders who object to the merger and who otherwise comply with all of the required procedures under Michigan law, which provides those eligible shareholders with an opportunity to have the Michigan courts determine the fair value of their shares of Company common stock, which may be more than, less than or the same as the merger consideration.

Negative Factors

The Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	Regulatory Risk. The Board considered the fact that the merger might not be consummated in a timely manner or at all due to (i) a failure by Parent to obtain the required regulatory approvals or (ii) an inquiry or investigation by a governmental entity surrounding insurance regulatory or other concerns relating to the merger, in which case the Company would have incurred significant transaction and opportunity costs without the possibility of a reverse termination fee.
•	Risk of Non-Consummation. The Board considered the risk that the proposed merger might not be consummated and the effect of the resulting public announcement of termination of the merger agreement on:
º	the market price of the Shares. In that regard, the Board noted that the market price could be affected by many factors, including (i) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting the

Company, (ii) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider the Company to be an unattractive acquisition candidate, and (iii) the possible sale of shares of Company common stock by short-term investors following an announcement of termination of the merger agreement;
º	the Company’s operating results, particularly in light of the costs incurred in connection with the transaction;
º	the potential diversion of management and employee attention and the potential effect on business and customer, agent and broker relationships; and
º	the Company’s ability to attract and retain key personnel and maintain its existing relationships with brokers, agents, other producers, fronting carriers, reinsurers and customers.
•	Termination Fee. The Board considered the possibility that the Company’s obligation to pay Parent a termination fee of $15,165,000 if the merger agreement is terminated under certain circumstances and Parent’s matching rights could discourage other potential acquirers from making an alternative proposal to acquire the Company.
•	Possible Disruption of Business. The Board considered the possible disruption to the Company’s business that may result from the announcement of the merger and the resulting distraction of the attention of the Company’s management and employees. The Board also considered the fact that the merger agreement contains limitations regarding the operation of the Company during the period between the signing of the merger agreement and the consummation of the proposed merger.
•	Future Growth. The Board considered the fact that if the proposed merger is consummated, the Company would no longer exist as an independent company, and the Company’s shareholders would no longer participate in the potential future growth and profits of the Company. The Board concluded that providing the Company’s shareholders the opportunity to sell their Shares for cash at an attractive price currently was preferable to remaining as an independent public company in which the holders of such Shares would have a speculative potential for future gain.
•	Merger Consideration Taxable. The Board considered that the cash consideration to be received by the Company’s shareholders in the merger would generally be taxable to the shareholders. The Board believed that this was mitigated by the fact that the entire consideration payable in the transaction would be cash, providing adequate cash for the payment of any taxes due.
•	Interests of Directors and Officers that are Distinct from the Interest of the Company’s Shareholders. The Board considered the interests of certain members of senior management and the members of the Board, in the merger, which interests may be different from, or in addition to, those of the Company’s shareholders, which could impact such person’s recommendation with respect to the transactions contemplated by the merger agreement.

Other

The Board also considered the following other factors:

•	the fact that the Company had engaged in a competitive bid process, in connection with which the Company had publicly disclosed that it was reviewing its strategic alternatives, had retained experienced advisors, and contacted, either directly or through its advisors, a total of 67 financial sponsor and strategic parties since August 2013, following which Fosun was the only third-party to submit a firm offer in writing, complete its due diligence and indicate its willingness to consummate the merger in accordance with the timetable established by the Board as part of the process conducted by Willis Capital Markets & Advisory, at the direction of the Board, in reaching out to potential acquisition partners.
•	conversations that certain of the Company’s directors and executive officers had with certain of the Company’s significant shareholders;

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

The Board recommends a vote “FOR” the proposal to adopt and approve the merger agreement and the merger.

Forward-Looking Financial Information

Due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not as a matter of general practice publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor material.

In connection with the evaluation of a possible transaction our management prepared and provided to the Board forward-looking financial information for years 2015 through 2019 based upon projections developed by our management (which we refer to as the “financial projections”), which financial projections are summarized below. These financial projections were also provided to Willis Capital Markets & Advisory for use in connection with its financial analysis and opinion.

None of the financial projections were intended for public disclosure. Nonetheless, a summary of the financial projections is included in this proxy statement only because certain of the financial projections were made available to the Board, our financial advisor and Fosun. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by Meadowbrook that the information is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance. The financial projections have not been updated since the time of their preparation, are not facts and should not be relied upon as necessarily indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of Meadowbrook, Fosun or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither Meadowbrook nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become, are or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections reflect various estimates, assumptions and methodologies of Meadowbrook, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, interest on investments and matters specific to our business, including:

•	an A.M. Best Rating of B++;
•	annualized dividends per share of $0.08;
•	business subject to fronting fee to be flat for 2016 and beyond, with other business expected to grow at 5% annually for 2016 and beyond;
•	a fronting fee of 5.5% on rating sensitive business;
•	loss ratio includes risk margin of approximately 4% in 2015 through 2019, with loss ratio improving to 59.3% in 2016 and remains flat through 2019;
•	a GAAP Combined Ratio in 2015 through 2019 of 99.2%, 98.7%, 98.6%, 98.4% and 98.3%, respectively;
•	internal operating expenses (including payroll and related expenses) to grow at 3%;
•	capital expenditures of $6.5 million in 2015, $4.0 million in 2016 and $5.0 million in each of 2017 through 2019; and
•	Gross Premiums Written Percentage Growth of 4.9%, 1.8%, 3.1%, 3.1% and 3.2% in years 2015 through 2019, respectively.

The financial projections do not necessarily reflect revised prospects for our businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our other filings with the SEC. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 14. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the financial projections that were provided to the Board, our financial advisors and Fosun in connection with the evaluation of a possible transaction.

	Fiscal Years Ending December 31, (US$ in millions, except percentages and per share data)
	2015E	2016E	2017E	2018E	2019E
Gross Premiums Written	$755.3	$768.8	$792.4	$817.1	$843.1
Total Revenue	691.4	728.6	750.8	775.3	802.3
Total Expenses	651.8	683.7	702.4	722.0	743.4
Net Operating Income	32.3	35.5	37.6	40.7	44.5
Annualized Distributions(1)	4.0	4.0	4.0	4.0	4.0
Net Operating ROATE(2)	7.3%	7.5%	7.4%	7.5%	7.6%
Combined Ratio(3)	99.2%	98.7%	98.6%	98.4%	98.3%
Total Stockholders’ Equity	$479.652	$511.110	$544.724	$581.459	$621.954
Earnings Per Share	$0.65	$0.71	$0.75	$0.81	$0.89

(1)	Based on quarterly dividend of $0.02 during each fiscal quarter in the period 2015 through 2019.
(2)	Net Operating ROATE provides the ratio of Net Operating Income excluding realized gains from the Company’s investment portfolio divided by the tangible equity of the Company and its Subsidiaries on a consolidated basis.
(3)	The accident year combined ratio is a non-GAAP measure that excludes changes in net ultimate loss estimates from prior accident year loss reserves.

Opinion of the Company’s Financial Advisor

The Company engaged Willis Securities, Inc. (which we refer to as “Willis Capital Markets & Advisory”) to act as the Board’s financial advisor in connection with evaluating strategic alternatives, including a possible sale transaction. At a meeting of the Board held on December 30, 2014 to evaluate the merger, Willis Capital Markets & Advisory rendered its opinion dated December 30, 2014, to the Board to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in the written opinion, the $8.65 per share cash consideration to be received in the merger by holders of the Company’s common stock was fair, from a financial point of view, to such holders. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex B and is incorporated by reference in its entirety into this proxy statement. This summary is qualified in its entirety by reference to the full text of such opinion. Willis Capital Markets & Advisory’s opinion was provided for the information of the Board (in its capacity as such) in its evaluation of the consideration to be paid in the merger from a financial point of view and did not address any other aspect of the merger. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the merger. The opinion does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should act or vote in connection with the merger or otherwise.

The terms of the proposed merger were determined through negotiations between Parent and the Company and the decision by the Company to enter into the merger was solely that of the Board. Willis Capital Markets & Advisory’s opinion was only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the consideration payable in the merger. Willis Capital Markets & Advisory did not recommend any specific form or amount of consideration to the Company or that any specific form or amount of consideration constituted the only appropriate consideration for the merger.

In connection with rendering its opinion, Willis Capital Markets & Advisory reviewed, among other things:

•	the merger agreement;
•	certain publicly available financial statements and other information of the Company, including the Company’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2012 and 2013, the quarterly reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014;
•	certain non-public financial and operating information relating to the Company furnished to Willis Capital Markets & Advisory by the management of the Company, including certain internal analyses and financial projections relating to the Company that were prepared by the management of the Company;
•	the stock price trading history of the Company’s common stock;
•	a comparison of certain financial and stock market information of the Company with similar information, to the extent available, for certain other companies that Willis Capital Markets & Advisory deemed relevant whose equity securities are publicly traded;
•	a comparison of the financial terms of the merger to the financial terms, to the extent publicly available, of certain transactions that Willis Capital Markets & Advisory deemed relevant; and
•	the results of the Company’s efforts, with Willis Capital Markets & Advisory’s assistance, to solicit indications of interest from third parties with respect to a possible acquisition of the Company.

In addition, Willis Capital Markets & Advisory had discussions regarding certain aspects of the merger, as well as the business, past and current operations, financial projections, current financial condition and prospects of the Company, with certain members of the Company’s senior management and other representatives and advisors of the Company and performed such analyses and examinations and considered such other factors that Willis Capital Markets & Advisory deemed appropriate. In rendering its opinion, Willis Capital Markets & Advisory assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with Willis Capital Markets & Advisory and further relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company made available to it and utilized in its financial analyses, Willis Capital Markets & Advisory assumed, upon the advice of the Company, that such projections were reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the management of the Company regarding the future operating and financial performance of the Company. Willis Capital Markets & Advisory expressed no view as to the reasonableness of any such financial projections or the assumptions on which they were based.

In arriving at its opinion, Willis Capital Markets & Advisory also assumed, upon the Company’s advice, that the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to its analysis, that the representations and warranties of each party contained in the merger agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification. Willis Capital Markets & Advisory further assumed, upon the Company’s advice, that all governmental, regulatory or other consents, approvals or releases necessary in connection with the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would be material to its analysis.

Willis Capital Markets & Advisory is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, allowances for losses or premium rates for property or casualty insurance and, accordingly, Willis Capital Markets & Advisory made no analysis of, and expressed no opinion as to, the adequacy of the Company’s reserves for losses and loss adjustment expenses, such premiums or other matters. Willis Capital Markets & Advisory did not conduct a physical inspection of the properties or assets of the Company and did not prepare, obtain or review any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities), of the Company, Parent or Fosun or any of their respective subsidiaries, nor was Willis Capital Markets & Advisory furnished with any such appraisals, nor did Willis Capital Markets & Advisory evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Willis Capital Markets & Advisory’s opinion did not address any terms (other than the per share merger consideration to the extent expressly specified in its opinion) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the fairness, financial or otherwise, of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons, relative to the per share merger consideration or otherwise. Willis Capital Markets & Advisory also expressed no view or opinion as to the prices at which shares of the Company’s common stock would trade at any time.

Willis Capital Markets & Advisory’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Willis Capital Markets & Advisory as of, the date of its opinion. Subsequent developments may affect its opinion, and Willis Capital Markets & Advisory does not have any obligation to update, revise or reaffirm its opinion or advise any person of any change in any fact or matter affecting its opinion of which Willis Capital Markets & Advisory became aware after the date of its opinion. Willis Capital Markets & Advisory is not a legal, regulatory, accounting or tax expert and relied on, and assumed the accuracy and completeness of assessments, by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

In connection with rendering its opinion to the Board, Willis Capital Markets & Advisory performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Willis Capital Markets & Advisory in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Willis Capital Markets & Advisory believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Willis Capital Markets & Advisory’s analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by the Company’s Board or Willis Capital Markets & Advisory. Willis Capital Markets & Advisory employed several analytical methodologies and no one method of analysis should be regarded as critical to its overall conclusions. Each analytical technique has inherent strengths and weaknesses, and the nature of available information may further affect the value of particular techniques. Willis Capital Markets & Advisory did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Willis Capital Markets & Advisory’s significantly more or less favorable than those estimates. In performing its analyses, Willis Capital Markets & Advisory considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The following is a brief summary of the material financial analyses performed by Willis Capital Markets & Advisory and reviewed with the Board on December 30, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Willis Capital Markets & Advisory financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Willis Capital Markets & Advisory’s financial analyses and opinion.

Selected Public Companies Analysis.  Willis Capital Markets & Advisory reviewed selected financial and stock market information of the Company and the following 11 selected publicly traded insurance carriers:

•	Argo Group International Holdings, Ltd.
•	The Navigators Group, Inc.
•	Amerisafe, Inc.
•	United Fire & Casualty Company
•	Global Indemnity plc
•	James River Group Holdings, Ltd.
•	National Interstate Corporation
•	EMC Insurance Group, Inc.
•	Baldwin & Lyons, Inc.
•	Hallmark Financial Services, Inc.
•	Atlas Financial Holdings, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies in the insurance industry and have certain financial and operating characteristics that, for purposes of analysis, may be considered similar to certain financial and operating characteristics of the Company.

Willis Capital Markets & Advisory reviewed, among other things, equity market values, based on closing stock prices of the selected companies on December 29, 2014, as a multiple of book value per share and tangible book value per share as of September 30, 2014 and calendar year 2015 estimated earnings per share, referred to as EPS, based on publicly available research analysts’ consensus estimates. The results of this analysis are summarized below:

Implied Multiples for Selected Public Companies
	Low	Median	High
Per Share Equity Value as a Multiple of:
Book Value Per Share	0.79x	0.96x	1.78x
Tangible Book Value Per Share	0.81x	1.07x	1.95x
2015 Consensus Estimated Earnings Per Share(a)	10.7x	13.9x	20.0x

(a)	Information not publicly available for James River Group Holdings, Ltd.

Based on its judgment and taking into account the results of the analysis described above, Willis Capital Markets & Advisory then applied selected ranges of book value per share multiples of 0.70x to 0.80x, tangible book value per share multiples of 0.75x to 0.85x and estimated EPS multiples of 10.0x to 12.5x derived from the selected companies to the Company’s book value per share as of September 30, 2014, the Company’s tangible book value per share as of September 30, 2014, the 2015 EPS of the Company estimated by the Company’s management and the estimated 2015 EPS of the Company based on publicly available research analysts’ consensus estimates. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings, publicly available research analysts’ estimates and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share merger consideration:

	Implied Per Share Equity Value Reference Ranges for the Company Based on
Book Value Per Share	Tangible Book Value Per Share	Management Estimated 2015 EPS	Consensus Estimated 2015 EPS	Per Share Merger Consideration
$6.25 – $7.15	$6.25 – $7.10	$6.45 – $8.05	$5.20 – $6.45	$8.65

Discounted Cash Flow Analysis.  Willis Capital Markets & Advisory performed a discounted cash flow analysis of the Company to calculate the estimated present value of the consolidated free cash flows that the Company was forecasted to generate during the Company’s fiscal years ending December 31, 2015 through December 31, 2019 using the internal estimates of the Company’s management and calculating for consolidated annual cash distributions of the Company and its subsidiaries. Willis Securities, Inc. calculated terminal values for the Company by applying terminal value multiples of 0.90x to 1.00x to the Company’s 2019 estimated consolidated total shareholders’ GAAP equity (after giving effect to estimated dividends) based on its judgment and experience. The present values of the consolidated free cash flows and terminal values were then calculated using discount rates ranging from 11% to 13% reflecting Willis Capital Markets & Advisory’s estimate of the Company’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range for the Company — GAAP Equity	Per Share Merger Consideration
$6.35 – $7.65	$8.65

Selected Precedent Transactions Analysis.  Willis Capital Markets & Advisory reviewed publicly available financial information for the following 11 selected transactions announced between January 1, 2010 and December 30, 2014 involving insurance companies:

Announcement Date	Acquiror	Target
06/23/14	Validus Holdings Ltd.	Western World Insurance Group
01/09/14	American Financial Group, Inc.	Summit Holdings Southeast, Inc.
09/24/13	ProAssurance Corporation	Eastern Insurance Holdings, Inc.
06/02/13	Fairfax Financial Holdings Limited	American Safety Insurance Holdings
08/27/12	Enstar Group Limited	SeaBright Holdings, Inc.
09/07/11	ACE Limited	Penn Millers Holding Corp.
04/20/11	CNA Financial Corporation	CNA Surety Corporation
11/30/10	United Fire & Casualty Company	Mercer Insurance Group, Inc.
10/28/10	Fairfax Financial Holdings Limited	First Mercury Financial Corporation
07/15/10	ProSight Specialty Insurance Holdings, Inc.	NYMAGIC, INC.
06/10/10	Old Republic International Corporation	PMA Capital Corporation

Willis Capital Markets & Advisory reviewed, among other things, purchase prices paid in the selected transactions as a multiple of book value per share and tangible book value per share as of the most recent completed quarter prior to announcement of the relevant transaction and estimated next twelve months EPS. The results of this analysis are summarized below:

Implied Multiples for Selected Precedent Transactions
	Low	Median	High
Per Share Equity Value as a Multiple of:
Book Value Per Share	0.57x	1.00x	1.35x
Tangible Book Value Per Share	0.62x	1.09x	1.58x
Next Twelve Months Earnings Per Share(a)	10.7x	13.6x	19.5x

(a)	Information not publicly available for Validus/Western World, American Financial/Summit and ACE/Penn Millers.

Based on its judgment and taking into account the results of the analysis described above, Willis Capital Markets & Advisory then applied selected ranges of book value per share multiples of 0.90x to 1.00x, tangible book value per share multiples of 0.95x to 1.05x, and estimated 2015 EPS multiples of 12.0x to 14.0x derived from the selected transactions to the Company’s book value per share as of September 30, 2014, the Company’s tangible book value per share as of September 30, 2014, the 2015 EPS of the Company estimated by the Company’s management and the estimated 2015 EPS of the Company based on publicly available research analysts’ consensus estimates. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of the Company were based on the Company’s public filings, publicly available research analysts’ estimates and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share merger consideration:

	Implied Per Share Equity Value Reference Ranges for the Company Based on		Consensus Estimated 2015 EPS	Per Share Merger Consideration
Book Value Per Share	Tangible Book Value Per Share	Management Estimated 2015 EPS
$8.05 – $8.95	$7.95 – $8.75	$7.75 – $9.05	$6.20 – $7.25	$8.65

Other Factors.  Willis Capital Markets & Advisory also noted certain additional factors that were not considered part of Willis Capital Markets & Advisory’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following transaction multiples and premia based on the Company data set forth below:

Per Share Merger Consideration of $8.65
Implied Multiples:
Price/9/30/14 Book Value Per Share	0.97x
Price/9/30/14 Tangible Book Value Per Share	1.04x
Price/2014 Management Estimated Earnings Per Share	21.8x
Price/2014 Consensus Estimated Earnings Per Share(a)	21.2x
Price/2015 Management Estimated Earnings Per Share	13.4x
Price/2015 Consensus Estimated Earnings Per Share(a)	16.7x
Implied Premium to:
Closing Price – 12/29/14	24.1%
30-day Average Closing Price	35.4%
90-day Average Closing Price	39.1%
52-week High	18.8%
52-week Low	68.1%

(a)	Source: FactSet consensus estimates.

Miscellaneous

Willis Capital Markets & Advisory is acting as financial advisor to the Board in connection with the merger, for which the Company has agreed to pay Willis Capital Markets & Advisory an aggregate fee currently estimated to be approximately $9.2 million, $200,000 of which was previously paid as a retainer, $500,000 of which was paid in connection with the delivery of its opinion and the remainder of which (less expenses) is contingent upon consummation of the merger. The Company also has agreed to reimburse Willis Capital Markets & Advisory’s expenses and to indemnify Willis Capital Markets & Advisory against certain liabilities arising out of Willis Capital Markets & Advisory’s engagement. In addition, Willis Capital Markets & Advisory has provided financial advisory and other general advisory services to the Company and its affiliates during the past two years, for which the Company and its affiliates received customary compensation, including having acted as transaction advisor to the Company in connection with the Company’s convertible senior notes offering in March 2013 and having acted as financial advisor to the Company in 2012 in connection with a potential acquisition that was not completed.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Meadowbrook shareholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption and approval of the merger agreement and the merger. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Meadowbrook shareholders adopt and approve the merger agreement and the merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the terms and subject to the conditions set forth in the merger agreement, upon the completion of the merger, each issued and outstanding share of Meadowbrook common stock (other than shares held by Meadowbrook or its wholly owned subsidiaries, which shares will be canceled) will be exchanged for the right to receive the merger consideration less any applicable withholding taxes. See “The Merger Agreement — Merger Consideration” for further information regarding the consideration to be received in the merger.

In addition, as a result of the merger, all outstanding time-based and performance-based restricted stock awards (“restricted stock awards”) granted under the Meadowbrook Insurance Group, Inc. 2009 Equity Compensation Plan (the “LTIP”) prior to the date of the merger will vest in full upon completion of the merger with the performance goal with respect to the 2015 performance-based restricted stock awards having been deemed achieved. The performance goal with respect to the 2015 performance-based restricted stock awards is binary, meaning absent the consummation of the merger, if it was achieved the performance-based restricted stock awards would vest in full and if it was not achieved the performance-based restricted stock awards would be forfeited. There are no other outstanding performance-based restricted stock awards and there are no outstanding equity awards under any other equity plan maintained by Meadowbrook.

Summary Table

The following table sets forth the cash proceeds at $8.65 per share that each of our directors and executive officers would receive at the closing of the merger in respect of their Meadowbrook common stock, and as a result of the acceleration of the vesting of the unvested restricted stock awards held by such director and executive officer as of March 12, 2015. All share and unit numbers have been rounded to the nearest whole number.

Director and Executive Officer Summary Equity Table

Name	Shares Beneficially Owned (#)	Shares Beneficially Owned ($)(1)	Shares Restricted (#)(2)	Shares Restricted ($)(2)	Total ($)
Directors
Winifred A. Baker	5,394	$46,658	—	—	$46,658
Robert F. Fix	60,794	$525,868	—	—	$525,868
Douglas Gaudet	4,994	$43,198	—	—	$43,198
Jeffrey A. Maffett	282,984	$2,447,812	—	—	$2,447,812
Florine Mark	30,794	$266,368	—	—	$266,368
Robert H. Naftaly	70,794	$612,368	—	—	$612,368
Robert W. Sturgis	40,434	$349,754	—	—	$349,754
Bruce E. Thal	194,794	$1,684,968	—	—	$1,684,968
Executives
Kenn R. Allen	78,141	$675,920	16,742	$144,818	$820,738
Stephen A. Belden	38,927	$336,719	42,082	$364,009	$700,728
Michael G. Costello	84,412	$730,164	56,934	$492,479	$1,222,643
Robert S. Cubbin	485,214	$4,197,101	165,490	$1,431,489	$5,628,590
James M. Mahoney	75,384	$652,072	46,054	$398,367	$1,050,439

Name	Shares Beneficially Owned (#)	Shares Beneficially Owned ($)(1)	Shares Restricted (#)(2)	Shares Restricted ($)(2)	Total ($)
Archie S. McIntyre	88,892	$768,916	45,392	$392,641	$1,161,557
Karen M. Spaun	109,720	$949,078	52,679	$455,673	$1,404,751
Robert C. Spring	10,384	$89,822	19,355	$167,421	$257,242
Christopher J. Timm	379,817	$3,285,417	60,622	$524,380	$3,809,797
Roger Walleck	3,675	$31,789	29,776	$257,562	$289,351

(1)	The shares included in this column are not subject to any vesting restrictions. This column includes any shares for which the individual is entitled to receive proceeds from the merger, including the following estimated shares held in individual 401(k) accounts under the Meadowbrook 401(k) Plan through the Meadowbrook unitized stock fund: Kenn R. Allen — 20,038; Michael G. Costello — 7,009; Robert C. Spring — 2,926; Archie S. McIntyre — 21,328; and James M. Mahoney — 13,069.
(2)	Holders of restricted stock awards will be entitled to receive an amount of cash equal to the product of (i) the merger consideration and (ii) the number of shares of common stock subject to such Restricted Stock Award. As described in greater detail above in “— Treatment of Outstanding Equity Awards,” beginning on page 47, all unvested equity awards will vest in full (with any applicable performance goals with respect to 2015 performance-based restricted stock awards deemed to have been satisfied) immediately prior to the merger and will then be cashed out for the merger consideration upon completion of the merger.

Change in Control Agreements

Pursuant to the award agreements entered into with each of the executive officers, all outstanding time-based and performance-based restricted stock awards granted under the LTIP prior to the date of the merger will vest in full upon completion of the merger with the performance goal with respect to the 2015 performance-based restricted stock awards having been deemed achieved. The performance goal with respect to the 2015 performance-based restricted stock awards is binary, meaning absent the consummation of the merger, if it was achieved the performance-based restricted stock awards would vest in full and if it was not achieved the performance-based restricted stock awards would be forfeited. There are no other outstanding performance-based restricted stock awards and there are no outstanding equity awards under any other equity plan maintained by Meadowbrook.

Meadowbrook is also party to employment agreements with each of its executive officers other than Mr. Allen specifying the compensation and benefits payable to such executive officers in the event of a change in control or termination of employment following a change in control.

Executive Employment Agreements with Messrs. Belden, Costello, Cubbin, Mahoney, McIntyre, Spring and Walleck and Ms. Spaun

Under the terms of the employment agreements entered into with each of Messrs. Cubbin, Costello, Belden, McIntyre, Mahoney, Spring, and Walleck and Ms. Spaun in connection with the commencement of his or her employment (the “executive employment agreements”), if during the remainder of the calendar year following a change in control, the executive officer’s employment is terminated by Meadowbrook without cause or by the executive officer for good reason (in each case as defined in the executive employment agreements as described below under EMPLOYMENT AGREEMENTS, including Meadowbrook’s or its successor’s election not to renew the “employment term” (as defined below) prior to end of the calendar year in which the change in control occurs) then the executive officer will become entitled to:

•	A single lump sum payment within 10 days following the date the executive officer’s employment terminates equal to the sum of:
º	the executive officer’s target LTIP award for the current performance period;
º	one (or in the case of Messrs. Cubbin and Costello, two) times of the sum of (i) the executive officer’s annual base salary, plus (ii) the executive officer’s target bonus under the Meadowbrook annual incentive plan (the “annual incentive plan”).

•	A payment that is to be made no later February 28 following the year of termination, equal to the pro-rata share of the executive officer’s annual bonus under the annual incentive plan for the number of days served during the year of termination based on Meadowbrook’s actual performance and the individual performance criteria in effect for the current performance period. For 2015, 50% of the annual bonus will be tied to individual qualitative performance criteria and 50% of the annual bonus will be tied to Company performance; and
•	Payment by Meadowbrook on the executive officer’s behalf of healthcare premiums payable by the executive officer for 18 months following the executive officer’s qualifying termination.

For each of the executive officers, the initial employment term expired. However, pursuant to the executive employment agreements, the employment term automatically renews for one year terms commencing on January 1, unless notice is provided by either party on or before December 31 prior to the applicable renewal year. Meadowbrook’s or its successor’s election not to renew the executive employment agreement during the current “employment term” (i.e. the calendar year) would constitute good reason under each of the executive employment agreements. Accordingly, if such election was made prior to December 31 in the calendar year during which the change in control occurs, upon termination, the applicable executive officer would be entitled to the change in control termination payments described above. For qualifying terminations or non-renewals occurring in any subsequent employment terms (i.e. calendar years commencing after the completion of the calendar year in which the change in control occurs), the executive officer would be entitled to normal severance rather than the change in control termination payments described above.

In addition to the provisions contained in any other agreements between the executive officer and Meadowbrook, including any confidential information agreement executed by the executive officer, in exchange for the right to receive the change in control termination payments pursuant to the executive employment agreements described above, the executive officer is required to abide by a non-compete and non-solicit restrictive covenant for one year (or in the case of Messrs. Cubbin and Costello, two) following the executive officer’s termination of employment.

Further, upon a change in control, Mr. Cubbin’s employment agreement contemplates that the demand note between Mr. Cubbin and Meadowbrook (as described in “Certain Relationships and Related Party Transactions” beginning on page 116) will be cancelled and deemed paid in full, and Mr. Cubbin will be entitled to retain the shares of Company stock pledged for such demand note, or at his discretion, sell the shares back to Meadowbrook at the then current market price or their book value, whichever is greater. Assuming Mr. Cubbin retains the shares, the Company estimates the value of the cancellation of the demand note between Mr. Cubbin and Meadowbrook as of July 31, 2015 to be $668,731. For more information regarding the treatment of the demand note upon completion of the merger, please see “Certain Relationships and Related Party Transactions”.

Employment Agreement with Mr. Timm

Upon the merger of Meadowbrook and ProCentury, effective August 1, 2008, Meadowbrook assumed ProCentury’s obligations under its employment agreement with Mr. Timm (the “Timm agreement”). Under the terms of the Timm agreement, Mr. Timm will become entitled to the following termination payments if, within one year after a change in control of Meadowbrook, (a) his employment is terminated by Meadowbrook or its successor without cause or (b) he terminates his employment for “good reason” (as defined in the Timm agreement as described below under EMPLOYMENT AGREEMENTS):

•	Two times the sum of (i) his annual base salary; and (ii) his target bonus under the annual incentive plan;
•	An amount equal to the matching contribution that would have been made to Mr. Timm’s account in the Meadowbrook 401(k) Plan for the two year period following Mr. Timm’s termination of employment, and based on Mr. Timm’s deferral rate and the matching contribution formula in effect as of the date of termination;
•	An amount equal to two times the annual premium paid by Mr. Timm for his individual life insurance policy; and

•	Continuation of health and medical benefits at active employee rates for a period of two years following Mr. Timm’s termination of employment.

Except with respect to the health benefit continuation payments, the change in control termination payments are payable in a lump-sum within 30 days of the occurrence of Mr. Timm’s qualifying termination of employment. In the event that the change in control termination benefits payable to Mr. Timm are subject to the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Meadowbrook will reimburse Mr. Timm for the amount of such tax, and will pay Mr. Timm such additional amount as may be necessary to place Mr. Timm in the same financial position, after consideration of any potential state, federal and other taxes, that he would have been in if he had not incurred excise tax liability. As of the date hereof, the Company does not believe that the consummation of the merger will trigger Mr. Timm’s entitlement to any gross-up payments under the Timm agreement.

In addition to the provisions contained in any other agreements between Mr. Timm and Meadowbrook, including any confidential information agreement executed by Mr. Timm, in exchange for the right to receive the change in control termination payments pursuant to the Timm agreement described above, Mr. Timm is required to abide by non-compete and non-solicit restrictive covenants for two years following his termination of employment. Lastly, at Meadowbrook’s discretion, Mr. Timm may be required to execute a general release of claims in order to become eligible to receive the change in control termination payments.

For illustrative purposes only, the following table sets forth the cash proceeds that each executive officer would be entitled to receive pursuant to the executive employment agreements and the Timm agreement assuming the merger was completed on July 31, 2015 and a qualifying termination of each executive officer, immediately following completion of the merger.

Change in Control Benefits Table

Executive	CIC Termination Payment ($)(1)
Robert S. Cubbin	$3,945,000
Karen M. Spaun	$904,583
Christopher J. Timm	$1,349,120
Michael G. Costello	$1,565,833
James M. Mahoney	$837,250
Archie McIntyre	$819,792
Robert C. Spring	$525,667
Stephen A. Belden	$747,500
Kenn R. Allen(2)	—
Roger Walleck	$637,917

(1)	Amounts reflect cash termination benefits that would be payable in a lump-sum payment under the executive employment agreements and the Timm agreement as described above, assuming an involuntary termination by Meadowbrook without cause or a resignation by the executive officer for good reason, in the case of the executive employment agreements during the balance of the calendar year in which the merger occurs, and in the case of the Timm agreement, within one year following the merger. For purposes of this table, the pro-rata share of the executive officer’s annual bonus during the year of termination of employment, assumes that all Company and individual qualitative performance metrics have been achieved and is pro-rated assuming the completion of the merger and a qualifying termination as of July 31, 2015. These payments are made in consideration of the executive officer agreeing to one or two year non-compete and non-solicit restrictive covenants. Amounts do not reflect (i) the cash consideration to be received by each executive officer in connection with the completion of the merger with respect to the accelerated vesting and cancellation of restricted stock awards; (ii) the estimated cost of providing the health insurance premiums for a period of 18 months for Messrs. Belden, Costello, Cubbin, Mahoney, McIntyre, Spring and Walleck and Ms. Spaun, and health insurance premiums at active employee rates for a period of two years for Mr. Timm; and (iii) the value of the cancellation of the demand note between Mr. Cubbin and Meadowbrook.

(2)	Mr. Allen is not party to an employment agreement with Meadowbrook and not eligible for any cash termination payments upon a change in control or a termination of employment following a change in control.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Fosun or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Fosun or the surviving corporation. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, certain of our executive officers may, prior to the completion of the merger, enter into new arrangements with Fosun or its subsidiaries regarding employment following the consummation of the merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation which will or may become payable to Meadowbrook’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of Meadowbrook’s shareholders, as set forth in Proposal 2 in this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 22.

The amounts set forth below have been calculated assuming the merger is consummated on July 31, 2015 and, assuming each named executive officer experiences a qualifying termination of employment immediately following the merger. The amounts indicated below are estimates of amounts that would be payable to the named executive officers based on 2015 compensation levels, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation(1)
	Cash(2)	Equity(3)	Benefits(4)	Reimbursement(5)	Other(6)	Total
Robert S. Cubbin President and CEO	$3,945,000	$1,431,489	$35,179	$—	$668,731	$6,080,398
Karen M. Spaun Senior Vice President	$904,583	$455,673	$13,080	$—	$—	$1,373,337
Christopher J. Timm Executive Vice President	$1,305,000	$524,380	$33,717	$—	$44,120	$1,907,217
Michael G. Costello Senior Vice President, General Counsel and Secretary	$1,565,833	$492,479	$35,646	$—	$—	$2,093,959
James M. Mahoney Senior Vice President Field Operations	$837,250	$398,367	$25,631	$—	$—	$1,261,248

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the named executive officer’s qualifying termination of employment during the balance of the calendar year in which the change in control occurs (or within one year following the change in control in the case of Mr. Timm)), except for (i) the accelerated vesting and payment for cancellation of restricted stock awards and (ii) the value of the cancellation of the demand note between Mr. Cubbin and Meadowbrook.

(2)	Amounts reflect cash termination benefits that would be payable in a lump-sum payment under the executive employment agreements and the Timm agreement entered into with Messrs. Cubbin, Costello, Mahoney, and Ms. Spaun and Mr. Timm, and in the case of such termination benefits, assuming an involuntary termination by Meadowbrook without cause or a resignation by the named executive officer for good reason, in the case of Messrs. Cubbin, Costello, Mahoney, and Ms. Spaun, during the balance of the calendar year in which the change in control occurs or in the case of Mr. Timm, within one year following a change in control. These payments are made in consideration of the executive agreeing to one or two year non-compete and non-solicit restrictive covenants. The cash termination benefits payable under the executive employment agreements equals the sum of (x) the executive officer’s target award for the then current performance period under the LTIP; (y) one (or in the case of Messrs. Cubbin and Costello, two) times the sum of the executive officer’s annual base salary and target bonus under the annual incentive plan; and (z) a payment equal to the pro-rata share of the executive officer’s annual bonus under the annual incentive plan for the number of days served during the year of termination, based on Meadowbrook’s actual performance and the individual performance criteria in effect for the current performance period. For 2015, 50% of the annual bonus will be tied to individual qualitative performance criteria and 50% of the annual bonus will be tied to Company performance. The pro-rata share of the executive officer’s 2015 annual bonus reported in this column assumes that all Company and individual qualitative performance metrics have been achieved and is pro-rated assuming a change in control and a qualifying termination as of July 31, 2015. The cash termination benefits payable under the Timm agreement equal two times the sum of Mr. Timm’s annual base salary and his target bonus under the annual incentive plan.
(3)	Amounts reflect the cash consideration to be received by each named executive officer upon completion of the merger, with respect to the accelerated vesting and cancellation of restricted stock awards held by each named executive officer as of July 31, 2015 as follows:

Executives	Shares Restricted (#)	Shares Restricted ($)
Robert S. Cubbin	165,490	$1,431,489
Karen M. Spaun	52,679	$455,673
Christopher J. Timm	60,622	$524,380
Michael G. Costello	56,934	$492,479
James M. Mahoney	46,054	$398,367
(4)	Pursuant to the executive employment agreements and the Timm agreement entered into with Messrs. Cubbin, Costello, Mahoney and Ms. Spaun and Mr. Timm, respectively, the amounts in this column represent the estimated cost of providing the health insurance premiums for a period of 18 months for Messrs. Cubbin, Costello, Mahoney, and Ms. Spaun, and health insurance premiums at active employee rates for a period of two years for Mr. Timm, in each case upon a qualifying termination of employment following a change in control.
(5)	Mr. Timm is the only executive officer of the Company eligible to receive an additional payment, if necessary, to make him whole as a result of excise and related taxes under the Code if he was considered to receive a parachute payment. Based on the amounts reported in this golden parachute compensation table and taking into account the value of Mr. Timm’s noncompetition agreement, he is currently not expected to receive a “parachute payment” as that term is defined for purposes of Sections 280G and 4999 of the Code. Because of the operation of the excise tax provisions under Section 280G and 4999 of the Code, if a gross-up is required to be made by Meadowbrook, it could be significant.
(6)	The amount reported in this column for Mr. Timm reflects (a) $15,900, the amount equal to the matching contribution that would be payable to Mr. Timm’s account in the Meadowbrook 401(k) Plan for the two year period following Mr. Timm’s termination of employment, based on Mr. Timm’s deferral rate on the matching contribution formula in effect as of July 31, 2015, and (b) $28,220, the amount equal to two times the annual premium paid by Mr. Timm for his individual life insurance policy. These amounts are “double-trigger” meaning they require a termination of employment and are not triggered by a change in control alone. The amount reported in this column for Mr. Cubbin reflects the value of the cancellation of the demand note between Mr. Cubbin and Meadowbrook and assumes Mr. Cubbin retained the shares of Company stock pledged for such demand note. This amount is single-trigger meaning the benefit is triggered by a change in control alone.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, after the effective time of the merger, Parent is obligated to cause the surviving corporation to honor obligations of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing as provided in the articles of incorporation or bylaws or comparable governing documents of Meadowbrook or of any subsidiary of Meadowbrook or any indemnification agreement.

Meadowbrook is permitted to, prior to the effective time of the merger, and if Meadowbrook fails to do so, Parent is obligated to cause the surviving corporation to, obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage of Meadowbrook’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger that are substantially equivalent and not less favorable in the aggregate as Meadowbrook’s existing policies with respect to any claim against a director or officer of Meadowbrook or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (but in no event will Meadowbrook or the surviving corporation expend for such policies an annual premium amount in excess of 300% of the last annual premiums currently paid by Meadowbrook for such insurance).

Certain Effects of the Merger

If the proposal to adopt and approve the merger agreement and the merger receives the affirmative vote of shareholders holding a majority of the outstanding shares of Meadowbrook common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will merge with and into Meadowbrook upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Meadowbrook will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the merger, all of Meadowbrook’s equity interests will be beneficially owned by an indirect subsidiary of Parent, and none of Meadowbrook’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, Meadowbrook, the surviving corporation or Parent after the completion of the merger. As a result, Meadowbrook’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Meadowbrook common stock. Following the merger, Parent will benefit from any increase in Meadowbrook’s value and also will bear the risk of any decrease in Meadowbrook’s value.

Upon completion of the merger, each share of Meadowbrook common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $8.65 per share in cash, without interest, subject to applicable withholding taxes. See the section of entitled “The Agreement and Plan of Merger — Merger Consideration,” beginning on page 60.

For information regarding the effects of the merger on Meadowbrook’s outstanding equity awards, please see the section entitled “— Interests of Directors and Executive Officers in the Merger,” beginning on page 47.

Meadowbrook common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “MIG.” Following the completion of the merger, shares of Meadowbrook common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Meadowbrook common stock under the Exchange Act will be terminated, and Meadowbrook will no longer be required to file periodic and other reports with the SEC with respect to Meadowbrook common stock. Termination of registration of Meadowbrook common stock under the Exchange Act will reduce the information required to be furnished by Meadowbrook to Meadowbrook’s shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Meadowbrook.

Consequences If the Merger Is Not Completed

If the proposal to adopt and approve the merger agreement and the merger is not approved by the holders of shares representing a majority of the outstanding shares of Meadowbrook common stock entitled to vote thereon or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Meadowbrook common stock. Instead, Meadowbrook will remain a public company, and Meadowbrook common stock will continue to be listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Meadowbrook common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Meadowbrook common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Meadowbrook common stock, including the risk that the market price of Meadowbrook common stock may decline to the extent that the current market price of Meadowbrook common stock reflects a market assumption that the merger will be completed. If the proposal to adopt and approve the merger agreement and the merger is not approved by the holders of shares representing a majority of the outstanding shares of Meadowbrook common stock entitled to vote thereon or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, Meadowbrook is required to pay Parent a termination fee. See the section entitled “The Agreement and Plan of Merger — Termination Fees,” beginning on page 69.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of Meadowbrook common stock who receive cash for their shares of Meadowbrook common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of the beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of Meadowbrook common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Michigan law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);
•	a mutual fund;
•	a real estate investment trust or regulated investment company;
•	a personal holding company;
•	a dealer or broker in stocks and securities or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of shares subject to the alternative minimum tax provisions of the Code;
•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;
•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or
•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF SHARES OF MEADOWBROOK COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Meadowbrook common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	a trust (i) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States Persons” (within the meaning of the Code) have the authority to control all of the substantial decisions over such trust or (ii) if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of Meadowbrook common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Meadowbrook common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Meadowbrook common stock should consult such partner’s tax advisor.

U.S. Holders

General.  A U.S. holder’s receipt of cash for shares of Meadowbrook common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Meadowbrook common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Meadowbrook common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to tax at a reduced rate. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the merger.

Tax on Net Investment Income.  A 3.8% tax is imposed on the “net investment income” of certain individuals, trusts and estates if their income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” or (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income” or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the merger.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General.  A non-U.S. holder’s receipt of cash for shares of Meadowbrook common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;
•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or
•	Meadowbrook is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes and the non-U.S. holder held (actually or constructively) more than five percent of Meadowbrook shares at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares in Meadowbrook, .

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether Meadowbrook is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Meadowbrook believes that it has not been a USRPHC for U.S. federal income tax purposes during the time described above.

Information Reporting and Backup Withholding.  Information reporting and backup withholding generally will apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a

non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF MEADOWBROOK COMMON STOCK. BENEFICIAL OWNERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

In addition, the Company and Parent have agreed to use their respective reasonable best efforts to promptly obtain the regulatory approvals required to consummate the merger.

Federal Antitrust Laws

Completion of the merger is conditioned on the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Company and Parent have made all the filings and submissions with respect to the merger as required under the HSR Act, and early termination of the waiting period was granted effective February 24, 2015.

State Insurance Laws

Under the insurance laws of each state or jurisdiction in which the Insurance Company Subsidiaries are domiciled or commercially domiciled, prior to acquiring control of any such Insurance Company Subsidiary, Parent is required to obtain the approval of the insurance regulators in each such state or jurisdiction. Fosun, on behalf of Parent, filed applications seeking approval of the merger with the insurance regulators of (i) the states of California, Michigan, Missouri and Ohio on January 29, 2015 and (ii) Washington, D.C. on March 2, 2015.

Although the Company and Parent do not expect the insurance regulators of the states of California, Michigan, Missouri and Ohio and of Washington, D.C. to withhold their approval of the merger, the Company and Parent cannot be certain that such approvals will be granted and, if granted, of the date of such approvals or what conditions, if any, may be imposed in connection therewith. A condition of Parent’s obligation to close the merger is that all specified regulatory approvals required pursuant to the merger agreement are obtained without the imposition of any “burdensome condition,” which means any restriction, condition, limitation or requirement imposed by a governmental entity that would:

(i)	require Parent or its affiliates (other than the surviving corporation and its subsidiaries) to sell, license or dispose of the assets (other than a de minimis amount of assets) or businesses of Parent or any of its affiliates;
(ii)	require the Company (or the surviving corporation), any of the Company’s subsidiaries or their respective affiliates to sell, license or dispose of a material amount of the assets of the Company (or the surviving corporation), the Company’s subsidiaries or their respective affiliates (taken as a whole);
(iii)	(A) materially impair the ability of Parent or any of its affiliates (other than the surviving corporation and its subsidiaries) (taken as a whole) to continue to conduct their respective businesses following the closing substantially in the manner conducted in the 12 months prior to the closing or (B) impair the ability of the surviving corporation and its subsidiaries (taken as a whole) to conduct their business substantially in the manner conducted in the 12 months prior to the closing and which impairment results in, or would reasonably be expected to result in, a material adverse effect;
(iv)	require Parent or any of its affiliates (other than the Company, the surviving corporation or its subsidiaries) to provide or make available a material amount of capital support to the Company (or the surviving corporation), the Company’s subsidiaries or their respective affiliates (taken as a whole) that would have a material and adverse effect on the reasonably expected economic value of the surviving corporation and its subsidiaries (taken as a whole) and the merger; or
(v)	reasonably be expected to have, individually or in the aggregate together with all burdensome conditions, a material adverse effect on Parent.

There can be no assurance that all of the required regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, what conditions, if any, will be imposed in connection therewith, or the absence of litigation challenging such approvals.

Litigation Related to the Merger

On January 7, 2015, a purported shareholder of Meadowbrook filed a putative class action complaint in the United States District Court for the Eastern District of Michigan, captioned Steinberg v. Meadowbrook Insurance Group, Inc., et al. (Case No. 5:15-cv-10057-JCO-MJH), on behalf of a purported class of shareholders. The lawsuit named Meadowbrook, each of our current directors, former director Herbert Tyner, Fosun, Parent, and Sub as defendants. The lawsuit alleged that the individual defendants breached their fiduciary duties by, among other things, failing to take appropriate steps to maximize the value of Meadowbrook to its public shareholders, failing to value Meadowbrook properly, and ignoring or not protecting against directors’ alleged conflicts of interest in connection with the merger. The lawsuit also alleged that Meadowbrook, Fosun, Parent, and Sub aided and abetted those alleged breaches of fiduciary duties by the individual defendants. The lawsuit sought, among other relief, injunctive relief enjoining the merger and directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the shareholders and that will obtain the best possible consideration. The lawsuit also purported to seek recovery of the costs of the action, including reasonable attorneys’ and experts’ fees.

On February 6, 2015, an additional lawsuit, captioned Klein v. Cubbin, et al. (Case No. 5:15-cv-10497-JCO-RSW), was filed in the United States District Court for the Eastern District of Michigan. The lawsuit asserted claims and allegations similar to those asserted in the Steinberg lawsuit, on behalf of the same putative class. It named as defendants Meadowbrook, Fosun, Parent, Sub, former director Herbert Tyner, and each of our current directors with the exception of Winifred A. Baker. It sought, among other relief, injunctive relief enjoining the merger and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees.

On March 5, 2015, the two lawsuits were consolidated under the caption In re Meadowbrook Insurance Group, Inc. Shareholder Litigation (Lead Case No. 5:15-cv-10057-JCO-MJH). The consolidated lawsuit is in a preliminary stage.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company or Parent or their respective businesses. Such information can be found elsewhere in this proxy statement and in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 121.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Sub are qualified and subject to important limitations agreed to by the Company, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Sub on December 30, 2014 (which we refer to as the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Michigan law, at the effective time of the merger, Sub will merge with and into the Company, whereupon the separate corporate existence of Sub will cease and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the merger, the Company, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and the Company.

Closing; Effective Time of the Merger

The closing of the merger will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, unless another date is agreed to in writing by the parties. On the closing date, the Company will file the certificate of merger with the Secretary of State of the State of Michigan in accordance with Michigan law (at which time we expect the merger to become effective).

Organizational Documents; Directors and Officers

At the effective time of the merger, the articles of incorporation of the surviving corporation shall be as set forth in Exhibit A to the merger agreement. At the effective time of the merger, the bylaws of Sub will become the bylaws of the surviving corporation, except that references to the name of Sub will be replaced by references to the name of the surviving corporation, until thereafter amended in accordance with Michigan law and the articles of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. At the effective time of the merger, the officers of the Company will serve as the officers of the surviving corporation.

Merger Consideration

Pursuant to the merger agreement, at the effective time of the merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time (including restricted shares of common stock, but excluding (i) shares that are held by shareholders of the Company who have properly exercised and perfected their appraisal rights under Michigan law and (ii) shares that are held by the Company, Parent or their respective subsidiaries) will be converted into the right to receive $8.65 in cash per share, without interest.

Exchange Procedures

At or prior to the effective time of the merger, Parent will designate a U.S.-based nationally recognized bank or trust company reasonably acceptable to the Company to act as paying agent, and will deposit, or cause to be deposited, with the paying agent a cash amount equal to the aggregate merger consideration to be paid to the Company’s shareholders in connection with the merger.

As promptly as practicable after the effective time of the merger, and in any event not later than the second business day thereafter, Parent will cause the paying agent to mail to each record holder of a share certificate or book-entry shares representing the Company’s common stock whose shares were converted into a right to receive the merger consideration a letter of transmittal and instructions for surrendering their certificates or book-entry shares of the Company’s common stock in exchange for payment of the merger consideration. Upon surrender of such certificates (or an affidavit of loss in lieu thereof) for cancellation to the paying agent, if applicable, and upon delivery of a duly executed letter of transmittal in proper form, the holder of such certificate or book-entry share will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the merger. Any surrendered certificates representing shares of the Company’s common stock will be canceled.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate representing any shares of the Company’s common stock or any book-entry share. The cash paid upon surrender of any such certificate or book-entry share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company’s common stock formerly represented by such certificate or uncertificated share.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If any share certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit (in form and substance reasonably acceptable to the paying agent or the surviving corporation, as applicable) of that fact, prior to receiving any merger consideration and, if required by the paying agent, may also be required to provide a bond in a customary amount prior to receiving any merger consideration.

Representations and Warranties

The Company, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of its business and various other matters. The topics covered by the Company’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of the Company and its subsidiaries;
•	the capital structure of, and the absence of restrictions or encumbrances with respect to the capital stock of, the Company and its subsidiaries;
•	the Company’s authority to enter into, and, subject to approval by the Company’s shareholders, consummate the transactions contemplated by, the merger agreement;
•	the absence of conflicts with, or violations of, laws, regulations, judgments, organizational documents or certain contracts to which the Company or any of its subsidiaries is a party, in each case as a result of the Company entering into, or consummating the transactions contemplated by, the merger agreement;
•	the governmental, regulatory and shareholder approvals required to complete the merger;
•	the Company’s and its subsidiaries’ compliance with laws since January 1, 2012;
•	the Company’s SEC filings since January 1, 2012 (the “Company Reports”) and the financial statements contained in those filings;
•	the Company’s internal controls over financial reporting and disclosure controls and procedures;
•	the absence of certain changes or events since September 30, 2014;
•	the absence of undisclosed liabilities;
•	the absence of litigation, outstanding judgments or pending proceedings;
•	employee benefits matters;
•	labor matters;
•	tax matters;
•	the Company’s owned and leased real properties and personal property;
•	environmental matters;
•	intellectual property matters;
•	the Company’s material contracts and the absence of breaches of such contracts which have had or could reasonably be expected to have a material adverse effect;
•	insurance policy matters;
•	the authorizations, licenses and permits of the Company and its Insurance Company Subsidiaries;
•	insurance regulatory matters relating to the Company, its Insurance Company Subsidiaries and certain of its top agents and producers;
•	receipt of an opinion from Willis Capital Markets & Advisory;
•	the inapplicability of takeover laws to the merger and the lack of any rights plan of the Company; and
•	the absence of broker’s or finder’s fees, other than those payable to Willis Capital Markets & Advisory, in connection with the transactions contemplated by the merger agreement.

Many of the Company’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on the Company means any change, effect, event, development, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. However, no change, effect, event, development, occurrence or circumstance relating to any of the following items will be taken into account in determining whether there has been a material adverse effect on the Company and its subsidiaries, taken as a whole:

•	the announcement or pendency of the merger agreement or the entry into the merger agreement or the consummation of the transactions contemplated by the merger agreement or the performance by the Company, Parent or Sub of the merger agreement, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its subsidiaries or (iii) the impact of any of the matters above on any relationships with customers, suppliers, vendors, business partners, employees or regulators;
•	the economy or the financial or securities markets in general or any business or industries in which the Company and its subsidiaries operate, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to materially and disproportionately affect the Company and its subsidiaries as compared to the other companies operating primarily in the same industries in which the Company and its subsidiaries operate;
•	the suspension of trading in securities generally on NYSE, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to materially and disproportionately affect the Company and its subsidiaries as compared to the other companies operating primarily in the same industries in which the Company and its subsidiaries operate;
•	changes in applicable law or GAAP or SAP or the interpretation of any of the foregoing, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to materially and disproportionately affect the Company and its subsidiaries as compared to the other companies operating primarily in the same industries in which the Company and its subsidiaries operate;
•	any action taken by the Company or any of its subsidiaries that is expressly required by the merger agreement (other than the obligation of the Company to conduct its operations in the ordinary course of business as required by the merger agreement or with Parent’s written consent);
•	any commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to materially and disproportionately affect the Company and its subsidiaries as compared to the other companies operating primarily in the same industries in which the Company and its subsidiaries operate;
•	the existence, occurrence or continuation of certain force majeure events, provided that such change, effect, event, development, occurrence or circumstance does not have or would not reasonably be expected to materially and disproportionately affect the Company and its subsidiaries as compared to the other companies operating primarily in the same industries in which the Company and its subsidiaries operate; or
•	any change in the Company’s stock price or trading volume, any downgrade in the financial strength rating assigned to the Company and the Insurance Company Subsidiaries by A.M. Best Company, Inc. below “B++” (negative outlook) or any failure by the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the merger agreement (it being understood that the underlying causes of such change or failure will not be excluded).

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to the Company in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of Parent and Sub;
•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;
•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which Parent or Sub is a party, in each case as a result of Parent’s or Sub’s entering into, or consummation of the transactions contemplated by, the merger agreement;
•	the governmental and regulatory approvals required to complete the merger;
•	the accuracy of the information supplied by Parent and Sub for this proxy statement;
•	the absence of litigation which would prevent or materially delay or impede the merger;
•	the capital structure of Sub, ownership of Sub by Parent and Sub’s lack of other operating activity;
•	the absence of ownership of shares of the Company’s common stock by Parent, Sub and their affiliates and that none of Parent, Sub nor any of their affiliates have qualified as “interested shareholders” of the Company as defined in the MBCA at any time during the last 3 years;
•	the validity of the Equity Commitment Agreement and the availability to Parent and Fosun at the closing of sufficient funds to pay the aggregate merger consideration and any other cash amounts payable by Parent pursuant to the merger agreement;
•	the validity and delivery by Fosun of the Guarantee;
•	the solvency and capital adequacy of Parent and its subsidiaries;
•	the absence of broker’s or finder’s fees for which the Company could have any liability, in connection with the transactions contemplated by the merger agreement; and
•	the absence of certain arrangements between Parent, Sub or any of their controlled affiliates, on the one hand, and any of the Company’s officers, directors, employees or shareholders, on the other hand.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by applicable law, or as agreed to in writing by Parent (not to be unreasonably withheld, conditioned or delayed), the Company has agreed to, and to cause its subsidiaries to:

•	conduct its and its subsidiaries’ operations in the ordinary course of business, substantially consistent with past practice; and
•	use commercially reasonable efforts to (i) preserve its business organization, material assets and intellectual property intact in all material respects, (ii) keep available the services of the directors, officers and management of the Company and its subsidiaries, (iii) maintain in effect permits and authorizations, and (iv) maintain certain of the Company’s permits and government authorizations as well as its existing relations with customers, reinsurers, agents, lenders, suppliers, service providers, licensors, licensees, distributors and business associates.

In addition, until the effective time of the merger, except as specifically contemplated or permitted by the merger agreement, as required by applicable law, or as consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company has agreed that it will not, and will not permit its subsidiaries to:

•	amend the Company’s charter or By-Laws;
•	issue or authorize any equity securities of the Company or any subsidiaries (including securities convertible into or exchangeable for such equity securities or rights to acquire such equity securities) other than restricted stock issued in accordance with the Company’s stock plan in the ordinary course of business;
•	adjust, split combine, recapitalize or reclassify any capital stock or other equity interest of the Company;
•	other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets of the Company or any subsidiary, except pursuant to certain existing contracts;
•	other than quarterly dividends (not to exceed $.02 per share per quarter) made in the ordinary course business, declare, set aside, make or pay any dividend or other distribution with respect to the Company’s capital stock;
•	other than in the ordinary course of business, make any material change in its underwriting, claims management or reinsurance practices, policies and procedures;
•	other than tax withholdings on the vesting or payment of restricted stock, reclassify, split, combine, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of equity securities of the Company or any options, warrants, securities or other rights convertible or exercisable for any such equity securities;
•	other than a merger of one or more subsidiaries with or into one or more other subsidiaries or the Company, merge or consolidate the Company and any of its subsidiaries with any other person or adopt a plan of complete or partial liquidation or resolutions providing for the same or for complete or partial dissolution, restructuring, recapitalization or other reorganization;
•	make or offer to make any acquisition of a business (including by merger, consolidation or acquisition of stock or assets), other than any for acquisitions for consideration that is individually not in excess of $1,000,000 or in the aggregate not in excess of $2,000,000;
•	incur any indebtedness or issue and debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary) for borrowed money, except (i) in connection with the refinancing of existing indebtedness, (ii) for borrowings in the ordinary course of business or (iii) any indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time;
•	make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $1,000,000 in the aggregate in any fiscal quarter;
•	sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its material intellectual property, assets or properties, except pursuant to (i) certain existing contracts or commitments, (ii) sales of used equipment in the ordinary course of business or (iii) permitted liens incurred in the ordinary course of business;
•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiaries) other than loans in the ordinary course of business not to exceed $1,500,000 in the aggregate;
•	except to the extent required by law or the existing terms of any company benefit plan or as specifically contemplated by the merger agreement, (i) other than increases in salary or annual bonus or changes to broad-based company benefit plans in the ordinary course of business, increase the compensation or benefits payable to the Company’s directors, officers or employees, (ii) other than in the ordinary course of business in connection with the hiring of new employees, grant any rights to severance or termination pay or other termination benefits, or enter into any employment or severance agreement, (iii) except for amendments to company benefits plans advisable to comply with law, establish, terminate, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance, change-in-control or other plan or agreement, or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any company benefit plan;
•	except to the extent required by law, file any material tax return or make any material tax election materially inconsistent with past practice, change any material tax election or annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing or similar agreements or tax ruling relating to a material amount of taxes, accept or approve any material tax return, surrender any right to claim a material tax refund or consent in writing to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment other than any such consent given in the ordinary course of business;
•	make any change in any financial accounting principles, methods, policies or procedures, other than as required by GAAP, SAP, applicable law or any governmental entity with jurisdiction;
•	terminate certain permits, other than in accordance with the terms and regular expiration of any such permit, except to the extent such termination would otherwise have been permitted to occur in the ordinary course of business;
•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;
•	amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any material contract or any contract that would constitute a material contract if entered into prior to the date of the merger agreement, in ease case, other than in the ordinary course of business; and
•	authorize, commit or agree to take any of the foregoing actions, or enter into any contract to do any of the foregoing.

Restriction on Solicitation of Competing Proposals

•	The merger agreement generally restricts our ability to:
•	directly or indirectly, initiate, solicit or knowingly take any action to facilitate or encourage the making of any proposal or offer that constitutes a competing proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal;
•	conduct or engage or participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate in any way, or knowingly assist or encourage any effort by, any third party that is seeking to make, or has made, any competing proposal; or
•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or approve any transaction under, or any third party becoming an “interested shareholder” under, the MBCA, enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any competing proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement, or resolve, propose or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to receipt of the requisite shareholder approval, the Board, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited competing proposal in writing on or after the date of this the merger agreement, that did not result from or arise out of a breach of non-solicitation obligations set forth above and that the Board believes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a superior proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and Fosun, and containing additional provisions that expressly permit the Company to comply with the terms of the merger agreement, but in each case only if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law.

In addition, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it obtains knowledge of the receipt by the Company (or any of the Company’s representatives) of any competing proposal, or any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal, in each case in connection with any competing proposal or inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal. In such notice, the Company shall identify the third party making such proposal, and the material terms and conditions of, any such competing proposal, inquiry, indication, offer or proposal. Commencing upon the provision of any notice referred to above, the Company shall (i) on a reasonable and prompt basis at a mutually agreeable time, advise Parent (or its counsel) of the status and material terms (including material amendments or proposed amendments as to price and other material terms) of any such competing proposal, request or inquiry and (ii) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all letters of intent, term sheets and all drafts of material agreements relating to any such competing proposal (including the financing thereof), request or inquiry exchanged between the Company, the its subsidiaries or the Company’s representatives, on the one hand, and the person making a competing proposal or any of its affiliates, or their respective officers, directors, employees, or representatives, on the other hand. The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of its subsidiaries), provided to any third party that was not previously provided to Parent.

For purposes hereof, “competing proposal” means, other than the transactions contemplated by the merger agreement, any proposal, offer, inquiry or indication of interest (other than a proposal or offer by Parent or any of its affiliates) from any person relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any person from the Company, directly or indirectly, of 15% or more of the voting equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of the outstanding voting equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries (taken as a whole) as of September 30, 2014, or (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and its subsidiaries (taken as a whole) as of September 30, 2014.

For purposes hereof, “superior proposal” means any competing proposal (with all percentages in the definition of competing proposal increased to fifty percent (50%)) which did not result from or arise out of a breach of the non-solicitation obligations described above, made by a third party and which competing proposal is on terms that the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and after taking into account (i) all of the terms and conditions of such competing proposal (including any termination or break-up fees, expense reimbursement provisions (including any applicable fee) and conditions to, and timing and likelihood of consummation) and (ii) all financial, legal, regulatory, and other aspects of such competing proposal (including the financing terms and the ability of such third party to finance such competing proposal), is more favorable to the Company’s shareholders than the transactions contemplated by the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such superior proposal pursuant to and in accordance with the merger agreement).

Obligation of the Board of Directors with Respect to Its Recommendation

Neither the Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Sub, the company recommendation, (ii) approve, endorse, adopt, enter into, or recommend, or publicly propose to approve, endorse, adopt, enter into, or recommend, any competing Proposal or superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company’s common stock and reaffirm the company recommendation within ten business days after the commencement of such offer (including, for these purposes, by taking no position with respect to the acceptance by the shareholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such competing proposal) (provided that, for the avoidance of doubt, a statement that the Board recommends against such offer but, in a manner that complies with the terms of the merger agreement, is engaging in discussions with the Person making such offer, shall not constitute a Change of Company Recommendation) or (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, a “change of company recommendation”).

Nevertheless, at any time prior to the receipt of the requisite shareholder approval, the Board, following receipt of and on account of a superior proposal, may (x) make a change of company recommendation, and/or (y) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, but only if, in either case, the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided that the Board shall not make a change of company recommendation or terminate the merger agreement, unless (A) the Company promptly notifies Parent, in writing before making a change of company recommendation or terminating the merger agreement, of its intention to take such action with respect to a superior proposal (it being understood and agreed that the making of such notice or the public disclosure by the Company of the fact that such notice has been made shall not, by itself, constitute a change of company recommendation), (B) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such superior proposal, and shall include in such notice the identity of the person making such superior proposal, (C) if requested by Parent, the Company thereupon negotiates with Parent in good faith (and causes its financial and legal advisors to participate in such negotiations), for at least five business days following receipt by Parent of such notice, with respect to adjustments in the terms and conditions of the merger agreement, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed that in the event that, after commencement of such negotiation period, there is any material revision to the terms of a relevant superior proposal, including, any revision in price, the Company shall be obligated to so negotiate with Parent for additional two business day periods from the time Parent is notified of each such material revision); and (D) taking into account any changes to the terms and conditions of the merger agreement and any other agreements relating to the merger and the other transactions contemplated by the merger agreement that are proposed by Parent to the Company, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal if such changes offered in writing by Parent were to be given effect.

In addition, the Board may, in response to a material fact, event, change, development or set of circumstances (other than a competing proposal occurring or arising after the date of the merger agreement or any fact, event, change, development or set of circumstances that resulted from or arose out of the announcement, pendency or consummation of the merger) that was not known to the Board nor reasonably foreseeable by the Board as of or prior to the date of the merger agreement (and not relating in any way to any competing proposal) make a change of company recommendation if the Board determines in good faith, after consultation with outside legal counsel, that, in light of such event, the failure of the Board to effect such a change of company recommendation would be inconsistent with its fiduciary duties under applicable law; In such case, the Board shall not be entitled to exercise its right to make a change of company recommendation unless the Board has (A) provided to Parent prior written notice advising Parent that the Board intends to take such action and specifying the facts underlying the Board’s determination that an such an event has occurred, and the reasons for the change of company recommendation, in reasonable detail, and (B) if requested by Parent, for a period of five business days, engaged in good faith negotiations with Parent to amend the merger agreement in such a manner that obviates the need for a change of company recommendation as a result of such event.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Parent and the Company. The merger agreement may also be terminated prior to the effective time of the merger by either Parent or the Company if:

•	the meeting of Meadowbrook shareholders will have been held and completed and the requisite shareholder approval will not have been obtained at such meeting or at any adjournment or postponement thereof;
•	the merger has not been consummated by July 28, 2015; provided, that if all of the conditions to such consummation, other than the conditions regarding obtaining regulatory approvals, shall have been satisfied or shall be capable of being satisfied at such time, such date may be extended by either the Company or Parent from time to time by written notice to the other party until October 26, 2015 (the last of such dates, the “outside date”); or
•	if any governmental entity has issued any order, injunction or decree permanently enjoining, restraining or prohibiting the merger.

Meadowbrook may also terminate the merger agreement if:

•	prior to receiving the requisite shareholder approval, if the Board shall have effected a change of company recommendation with respect to the merger and merger agreement in order to cause the Company to enter into a definitive agreement with respect to a superior proposal; provided that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement;
•	Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Agreement, in any case, such that a condition to the consummation of the merger would not be satisfied, the Company has delivered to Parent written notice of such breach or failure to perform; and either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, that the Company shall not be permitted to terminate the Agreement under such circumstances if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Agreement, in any case, such that a condition to the consummation of the merger would not be satisfied; or
•	all conditions to the consummation of the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing or that have failed to be satisfied as a result of Parent’s or Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in the merger agreement) have been satisfied or waived, the Company has notified Parent in writing that the Company is ready, willing and able to consummate the closing of the merge, and Parent and Sub have failed to consummate the merger on the date by which the closing is required to have occurred pursuant to the merger agreement.

Parent may also terminate the merger agreement if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied, Parent has delivered to the Company written notice of such breach or failure to perform; and either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, that Parent shall not be permitted to terminate the merger agreement under such circumstances if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case, such that a condition to the consummation of the merger would not be satisfied; or
•	prior to receiving the requisite shareholder approval, if the Board shall have effected a change of company recommendation with respect to the merger and merger agreement or the Board shall have failed to include its recommendation that the shareholders adopt and approve the merger agreement and the merger in this proxy statement.

Termination Fees

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $15,165,000, which circumstances include:

•	if Parent terminates the merger agreement, at any time prior to the Company’s receipt of the requisite shareholder approval in event of a change of company recommendation by the Board with respect to the adoption and approval of the merger agreement and the merger;
•	if the Company terminates the merger agreement at any time prior to the receipt of the approval of the Company’s shareholders, if the Board shall have effected a change of company recommendation with respect to the adoption and approval of the merger agreement and the merger in order to cause the Company to enter into a definitive agreement with respect to a superior proposal; or
•	if Parent or the Company terminates the merger agreement if the merger is not consummated by the outside date or in the event of the failure of the shareholders to adopt and approve the merger agreement and the merger, or if a competing proposal shall have been publicly disclosed and not publicly withdrawn, and within nine months after the termination of the merger agreement, the Company shall have consummated any competing proposal, or entered into a definitive agreement with respect to any competing proposal (and such competing proposal is subsequently consummated).

Filings; Cooperation; Notifications

The Company and Parent have agreed to, and Parent has agreed to cause each of its affiliates to, use their reasonable best efforts (i) to promptly obtain all regulatory approvals necessary or advisable in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, and (ii) as promptly as practicable, to make all regulatory registrations and filings necessary or advisable in connection therewith, including the filings required under the HSR Act or other applicable antitrust laws and any applicable insurance laws or regulations, which insurance regulatory filings include applications for approval of the merger filed with the states of California, Michigan, Missouri and Ohio and with Washington, D.C. The Company and Fosun, on behalf of Parent, have made all such regulatory registrations and filings.

Parent has further agreed to promptly take, and to cause each of its Affiliates to take, all actions necessary and advisable in order to (i) resolve any objection or assertion by any governmental entity challenging the merger, the merger agreement or the other transactions contemplated thereby, and (ii) obtain all required regulatory approvals under any applicable antitrust laws or insurance laws of any foreign or U.S. federal, state or local government entity as promptly as practicable; provided, however, that none of Parent or any of its affiliates are obligated to take, or refrain from taking, or to agree to taking or refraining from taking, any action that would, or would reasonably be expected to, result in a burdensome condition (as defined in “The Merger — Regulatory Approvals Required for the Merger”).

The Company and Parent have agreed to promptly (i) inform each other of any communication concerning the merger received from or given to the DOJ, the FTC or any other antitrust authority or any insurance regulator and (ii) furnish each other with copies of all correspondence, filings and written communication between them or their subsidiaries or affiliates, on the one hand, and any governmental entity, on the other hand, with respect to the merger and the other transactions contemplated by the merger agreement. In addition, to the extent practicable, the Company and Parent have agreed to provide each other and their respective counsel with advance notice of and the opportunity to participate in (x) any discussion with any governmental entity in respect of any filing, investigation or other inquiry in connection with the merger and the transactions contemplated by the merger agreement and (y) any preparation for such discussion.

Finally, Parent and Sub have agreed, between the date of the merger agreement and the Closing Date, not to, and to ensure that none of their subsidiaries or affiliates, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the merger and the other transactions contemplated by the merger agreement.

Financing

The consummation of the merger is not conditioned upon Parent’s receipt of financing. Pursuant to an Equity Commitment Agreement, Fosun has committed to contribute, in immediately available funds, an amount sufficient to pay the aggregate merger consideration and Parent’s related obligations in accordance with the merger agreement, subject to the satisfaction of the Company’s closing obligations having been satisfied or waived in writing. Pursuant to a Guarantee, Fosun has agreed to irrevocably and unconditionally guarantee, as a primary obligor, the full and timely payment and performance of Parent and Sub’s respective covenants, obligations, undertakings and liabilities for damages and otherwise under the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain covenants of the Company, Parent and Sub. These covenants include an obligation of the Company to, subject to certain exceptions, conduct its operations in the ordinary course of business consistent with past practice from the date of the merger agreement through the effective time (see “— Covenants Regarding Conduct of Business by the Company Prior to the Merger”). The Company and Parent are required to use their respective reasonable best efforts to obtain all required regulatory approvals, which will include approval by federal antitrust and state insurance regulatory bodies. In addition, subject to certain exceptions set forth in the merger agreement, the Company and Parent have made covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;
•	access to information prior to closing;
•	publicity and other third party communications;
•	each party being responsible for its costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement, subject to specific provisions in the merger agreement;
•	Parent agreeing to provide certain employee benefits to employees for a specified benefit protection period;
•	the Company taking actions as may be necessary to ensure that the disposition of the Company’s equity securities (including derivative securities) by our officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act; and
•	shareholder litigation related to the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of certain specified conditions, including (i) the approval of the merger by the holders of a majority of the outstanding shares of the Company entitled to vote thereon and (ii) the receipt of certain required antitrust and other regulatory approvals (including insurance regulatory approvals in the states of California, Michigan, Missouri and Ohio).

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following additional conditions:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of each of our representations and warranties; and
•	our performance in all material respects with our obligations and covenants required to be performed by us under the merger agreement at or prior to the closing date.

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of the representations and warranties Parent and Sub; and
•	Parent’s and Sub’s performance in all material respects with their respective obligations and covenants required to be performed under the merger agreement at or prior to the closing date.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. Any party seeking to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security as a condition to institute any proceeding for specific performance.

Waiver

Prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or acts of the other party or waive any breach of any representations and warranties by the other party or waive compliance by the other party with any of the covenants or conditions contained in the merger agreement, other than, after receipt of approval of the merger by the Company’s shareholders, any extension or waiver that decreases the merger consideration or adversely impacts the rights of the Company’s shareholders under the merger agreement without obtaining prior approval of the Company’s shareholders to such extension or waiver. To be valid, any such extension or waiver must be set forth in a written agreement executed and delivered by the parties.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of choices or conflicts of law thereof, except to the extent the laws of Michigan are mandatorily applicable to the merger.

DISSENTERS’ RIGHTS

In accordance with the merger agreement and the MBCA, Meadowbrook shareholders have dissenters’ rights. Meadowbrook shareholders may elect to dissent from the merger and obtain payment for their shares of common stock in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in the MBCA. The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the MBCA and is qualified in its entirety by the full text of Sections 761 through 774 of the MBCA, which is attached to this proxy statement as Annex C (the “ Dissenters’ Rights Statute”). The following summary does not constitute legal or other advice, nor does it constitute a recommendation that Meadowbrook shareholders exercise their dissenters’ rights under the Dissenters’ Rights Statute.

Any Meadowbrook shareholder who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so should refer to the Dissenters’ Rights Statute and consult counsel prior to taking any action. Failure to strictly comply with the procedures set forth in the Dissenters’ Rights Statute will result in the loss of dissenters’ rights. Meadowbrook shareholders should be aware that pursuing dissenters’ rights may result in the shareholder receiving more or less than the price paid or offered to Meadowbrook shareholders, and may cause the dissenting shareholder to incur substantial legal and other expenses.

Initial Requirements for Exercise of Dissenters’ Rights

Meadowbrook shareholders who wish to exercise dissenters’ rights:

(1) must deliver to Meadowbrook (to the attention of Meadowbrook’s Corporate Secretary), at Meadowbrook’s address set forth in this proxy statement before the vote is taken at the Annual Meeting on the merger proposal, written notice of their intent to demand payment for their shares if the proposal to approve the merger agreement is approved; and

(2) must not vote (or allow the record owner to vote on their behalf) their shares in favor of the proposal to approve the merger agreement.

Meadowbrook shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters’ Rights Statute. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve the merger agreement and will, therefore, constitute a waiver of the dissenting shareholder’s right to receive payment under the Dissenters’ Rights Statute and nullify any previously delivered written demand for payment. Therefore, a dissenting Meadowbrook shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve the merger agreement or must abstain from voting on the proposal to approve the merger agreement. Voting against the proposal to approve the merger agreement will not, by itself, constitute a written demand for payment satisfying the requirements of the Dissenters’ Rights Statute. Similarly, neither abstaining from voting nor failing to vote on the proposal to approve the merger agreement constitutes a written demand for payment satisfying the requirements of the Dissenters’ Rights Statute. The written demand for payment must be in addition to and separate from any proxy or vote on the proposal to approve the merger agreement.

Initial Notice to Dissenting Shareholders from Meadowbrook

If the proposal to approve the merger agreement is approved, Meadowbrook will, no later than 10 days after the merger is completed, notify all Meadowbrook shareholders entitled to assert dissenters’ rights under the Dissenters’ Rights Statute that the merger is complete. Meadowbrook will also: (a) inform those shareholders where the payment demand must be sent, where and when shares represented by certificates must be deposited, and to what extent transfer of uncertificated shares will be restricted after the payment demand is received; (b) supply a payment demand form requiring that the dissenting shareholder certify whether he or she acquired beneficial ownership of the shares before December 30, 2014, the date of the first public announcement of the terms of the merger, and (c) establish a date by which Meadowbrook must receive the payment demand, which date will not be less than 30 nor more than 60 days after the date the notification described in this paragraph was delivered to Meadowbrook shareholders.

Payment Demand by Dissenting Shareholders

Upon receipt of the notice from Meadowbrook, dissenting Meadowbrook shareholders must make a payment demand by the date specified by Meadowbrook in the notice. The dissenting Meadowbrook shareholder must also certify whether the shareholder acquired beneficial ownership of the shares before December 30, 2014 and, if the shares are held by the record owner in certificated form, deposit his or her shares in accordance with the terms of the dissenters’ notice. A dissenting Meadowbrook shareholder who fails to make a payment demand or to deposit the share certificates as required will forfeit the shareholder’s right to receive payment under the Dissenters’ Rights Statute. Although shares may not be transferred following demand for payment, the dissenting shareholder retains all other rights as a shareholder until the shares are cancelled upon payment.

Generally, a shareholder may only assert dissenter’s rights as to all of the shares such shareholder beneficially owns. However, persons in whose name shares of common stock are registered in the stock records of Meadowbrook on behalf of beneficial owners may assert dissenters’ rights as to fewer than all of the shares registered in his or her name if the record owner dissents with respect to all shares beneficially owned by any one person and notifies Meadowbrook in writing of the name and address of each beneficial owner on whose behalf the record owner asserts dissenters’ rights.

A beneficial owner may assert dissenters’ rights as to shares held on his or her behalf by a record owner only if (1) the beneficial owner submits to Meadowbrook the record owner’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights; and (2) the beneficial owner does so with respect to all shares beneficially owned by the beneficial owner and all shares over which he or she has power to direct the vote.

Payment or Offer of Payment by Meadowbrook

Within seven days after a payment demand is received, Meadowbrook is generally required to pay dissenting shareholders who complied with the Dissenters’ Rights Statute the amount that Meadowbrook estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Meadowbrook will include with the payment Meadowbrook’s [most recent annual report to shareholders, along with a statement of its estimate of the fair value of the shareholder’s shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder’s right to demand payment based on the dissenting shareholder’s estimate of the fair value of his or her shares. If a dissenting shareholder did not certify that he or she beneficially owned his or her shares before December 30, 2014, Meadowbrook may elect to withhold payment and simply provide an estimate of the fair value of the shares, plus accrued interest, along with an offer to pay the estimated amount to the dissenting shareholder if the shareholder agrees to accept such payment in full satisfaction of his or her demand. Meadowbrook is also required to send with its estimate and offer an explanation of how the interest was calculated and a statement of the dissenting shareholder’s right to demand payment based on the dissenting shareholder’s differing estimate of the fair value of his or her shares.

Meadowbrook shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be paid in the merger is not an opinion as to the fair value under the Dissenters’ Rights Statute.

Value Dispute by Dissenting Shareholders and Resolution

Within 30 days after Meadowbrook makes the payment or offer of payment to the dissenting Meadowbrook shareholder, if a dissenting Meadowbrook shareholder believes that the amount paid or offered by Meadowbrook is less than the fair value of such shares or that interest was incorrectly calculated, or if Meadowbrook fails to make payment to pre-December 30, 2014 dissenting Meadowbrook shareholders within 60 days after the date set for demanding payment, the dissenting Meadowbrook shareholder may notify Meadowbrook in writing of his or her own estimate of the fair value of his or her shares of common stock and the amount of interest due, and demand payment of that estimate, less any payment made by Meadowbrook. A dissenting shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid or offered by Meadowbrook.

If a dissenting Meadowbrook shareholder has timely rejected Meadowbrook’s offer and demanded payment of the fair value of the shares and interest due, Meadowbrook must either pay the demanded amount or commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters’ Rights Statute, to determine the fair value of the shares and accrued interest or Meadowbrook will be deemed to have accepted the demand of each dissenting Meadowbrook shareholder whose demand remains unsettled. Fair value, for this purpose, is defined in the Dissenters’ Rights Statute to mean the fair value of Meadowbrook common stock immediately before the closing of the merger, excluding any depreciation or appreciation in anticipation of the merger unless exclusion would be inequitable. Meadowbrook reserves the right to assert in such a proceeding that the fair value is less than the amount paid or offered by Meadowbrook. All dissenting Meadowbrook shareholders whose demands remain unsettled will be made parties to the judicial proceeding to determine the fair value of the shares and the court’s jurisdiction is plenary and exclusive.

Each dissenting Meadowbrook shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares (which may be more or less than the amount paid or offered by Meadowbrook), plus interest, minus the amount, if any, that Meadowbrook previously paid such dissenting Meadowbrook shareholder for his or her shares. The court shall assess the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, against Meadowbrook, except that the court may assess costs against all or some of the dissenting Meadowbrook shareholders, in amounts the court finds equitable, to the extent the court finds the dissenting Meadowbrook shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment under the Dissenters’ Rights Statute. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against Meadowbrook or one or more of the dissenting Meadowbrook shareholders.

MARKET PRICE AND DIVIDEND DATA

The Company’s common stock is traded on the NYSE under the symbol “MIG.” As of the close of business on March 12, 2014, the latest practicable trading day before the filing of this proxy statement, there were 50,306,760 shares of the Company’s common stock outstanding and entitled to vote, held by approximately 222 holders of record of the Company’s common stock. The following table presents the high and low sale prices of the Company’s common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2012
First Quarter	$11.91	$8.97	$0.05
Second Quarter	10.02	8.36	0.05
Third Quarter	8.86	6.53	0.02
Fourth Quarter	8.21	5.22	0.02
2013
First Quarter	7.44	5.79	0.02
Second Quarter	8.26	6.84	0.02
Third Quarter	8.90	5.87	0.02
Fourth Quarter	7.46	6.17	0.02
2014
First Quarter	7.00	5.24	0.02
Second Quarter	7.20	5.27	0.02
Third Quarter	7.28	5.66	0.02
Fourth Quarter	8.63	5.76	0.02

The following table presents the closing per share sales price of the Company’s common stock, as reported on the NYSE on December 29, 2014, the last full trading day before the public announcement of the merger, and on [•], 2015, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
December 29, 2014	$6.97
March 12, 2015	$8.51

You are encouraged to obtain current market prices of the Company’s common stock in connection with voting your shares. Following the merger, there will be no further market for the Company’s common stock, and the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act.

We paid a regular quarterly dividend on the Company’s common stock at a rate of $0.02 per share during each of the four quarters of 2013 and each of the four quarters of 2014. Subject to the terms and conditions of the merger agreement, future dividend payments will be at the discretion of the Board, can be changed or discontinued at any time and are dependent upon our financial condition, results of operations, capital requirements and other factors, including those set forth in the section of our Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Item 1A. Risk Factors,” which is incorporated by reference in this proxy statement. The merger agreement permits us, and we expect to continue until the effective time of the merger, to declare and pay to the Company’s shareholders regular quarterly dividends in accordance with our past practice but not to exceed $0.02, with record dates and payment dates in accordance with our customary dividend schedule.

PROPOSAL 3: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each Annual Meeting of shareholders, the shareholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting. As described below, at the Annual Meeting, proxies can only be voted for four nominees.

This year you are voting on four candidates for director. The Company’s Board of Directors, acting upon the recommendation of its Governance and Nominating Committee, has nominated: Robert S. Cubbin, Robert F. Fix and Douglas A. Gaudet for a three-year term expiring in 2018, or, in each case, until the earlier election and qualification of such director’s successor and Florine Mark for a one-year term expiring in 2016, or, in such case, until the earlier election and qualification of such director’s successor.

If any nominee is unable to stand for election, the Company may vote the shares to elect a substitute nominee, who is nominated by the Board, or the number of directors to be elected at the Annual Meeting may be reduced.

The Company’s Board recommends a vote FOR each of the nominees.

INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND
OTHER EXECUTIVE OFFICERS

The following is information about the nominees for election as a director, each of the directors whose term of office will continue after the meeting, and the other executive officers of the Company. The information is as of the record date of March 12, 2015.

David K. Page was Chairman of the Board, until his death on July 1, 2014. Merton J. Segal retired from the Board of Directors on May 17, 2013, but serves as director emeritus. Mr. Segal is invited to attend Board meetings in a non-voting capacity and receives no compensation for his role or attendance. As a result, there are currently three vacancies on the Board of Directors. The Governance and Nominating Committee plans to nominate replacement candidates to be appointed, in accordance with applicable law and the Company’s governing documents.

Directors — Terms Expiring in 2015

Robert S. Cubbin, age 57, obtained his undergraduate degree in psychology from Wayne State University in 1980 and obtained his law degree from the Detroit College of Law in 1983. Mr. Cubbin began his legal career in 1983 as an associate at the Detroit, Michigan law firm of Plunkett Cooney, where he specialized in insurance defense and coverage litigation, as well as insurance regulatory and captive formation matters. In 1987, Mr. Cubbin joined the Company as Vice President and General Counsel, where he was primarily responsible for all legal and regulatory affairs relating to the Company. He was promoted to Executive Vice President in 1996 where he was responsible for legal, regulatory and claims, and was appointed to President and Chief Operating Officer in 1999, where he was primarily responsible for all operational functions within the Company. Mr. Cubbin has been a director of the Company since 1995 and in May 2002, he was appointed as the Company’s President and Chief Executive Officer. Mr. Cubbin serves as Chairman of the Board of Directors and President of the following subsidiaries of the Company: Star Insurance Company (“Star”); Savers Property & Casualty Insurance Company (“Savers”); Williamsburg National Insurance Company (“Williamsburg”); Ameritrust Insurance Corporation (“Ameritrust”) and Chairman of the Board of Directors of Century Surety Company (“Century”, and ProCentury Insurance Company, and together with Star, Savers, Williamsburg, Ameritrust and Century, the “Insurance Company Subsidiaries”). Mr. Cubbin is also the President of Meadowbrook, Inc. Outside the Company, Mr. Cubbin serves on the Board of Directors for First Merit Corporation, where he is also a member of the Audit Committee. He also serves on the Board of Directors of Kelly Services, Inc., where he is a member of the Audit and Compensation Committees. In addition, he is a member of the Board of Directors of Business Leaders for Michigan, a private, non-profit executive leadership organization dedicated to enhancing economic growth in Michigan.

Mr. Cubbin has extensive legal, insurance, management, accounting, actuarial, investment, underwriting, reinsurance and claims experience. The Board of Directors believes his experience makes him an excellent director of the Company.

Robert F. Fix, age 68, obtained his undergraduate degree in economics in 1969 from Michigan State University and his PhD in economics from Iowa State University in 1973. From 1972 to 1976, Mr. Fix taught finance and economics at Iowa State University. From 1979 to 1981, Mr. Fix was an Assistant Vice President — Portfolio Manager for the Federal Home Loan Bank of Indianapolis. From 1981 to 1983, Mr. Fix served as President and Chief Operating Officer of the First Indianapolis Corporation and later served as Vice President — Investment Officer for American Fletcher National Bank from 1984 to 1987. From 1987 to 2001, Mr. Fix served as President and Chief Executive Officer of First Bank Richmond, N.A. From 1988 to 2006, Mr. Fix was President and Vice Chairman of Richmond Mutual Bancorporation, Inc. Mr. Fix formerly served as Vice Chairman of First Bank Richmond, N.A. and as Chairman of the Board of American Trust F.S.B., which are subsidiaries of First Mutual Bancorporation, Inc. Before the merger with the Company, Mr. Fix served as a director of ProCentury. He was elected to the Company’s Board on October 31, 2008 and is Vice Chairman of the Board. Currently, he is Chairman of Capital and Investment Committee and is a member of the Governance and Nominating Committee of the Board of Directors. Mr. Fix served on the Indiana Bankers Association Board of Directors and was Chairman from 2002 to 2003. He was formerly Chairman of the Audit Committee of the Board of Directors for the Federal Home Loan Bank of Indianapolis and is a former member of the Board of Directors of ProAlliance Corporation.

Mr. Fix has significant banking, financing, accounting, investment and insurance experience. He formerly served upon the Board of Directors of ProCentury, so he is experienced with the excess and surplus lines business. The Board of Directors believes Mr. Fix’s experience makes him an excellent director of the Company.

Douglas A. Gaudet, age 60, obtained his undergraduate degree from the State University of New York in 1977 and his MBA from Clarkson University in 1978. From 1978 through 1990, Mr. Gaudet held a number of different roles and officer positions in the insurance industry, including: Underwriter for New Hampshire Insurance Company, Account Executive for Insurance Company of North America and Vice President, Association Marketing for Crum & Forster. Between 1991 through 2004, he was President, Small Business and President of Service & Technology at Zurich/Maryland Casualty Insurance Company, Managing Director/Chief Underwriting officer for Crum & Forster, Executive Vice President, Insurance Operations for Harleysville Insurance Company and was Vice President for Commercial Lines at Philadelphia Consolidated. He became President & Chief Executive Officer of Penn Millers Holding Corporation, which was a publicly traded insurance holding company specializing in all lines of coverage to commercial agribusinesses. Mr. Gaudet was President & CEO, until the company was sold to ACE in 2012. He now is President and CEO of Stratus Risk Underwriters, Inc., a managing general underwriter for the coastal property and private flood insurance markets.

Mr. Gaudet was appointed to the Board of Directors in July, 2014 and is a member of both the Audit and Capital and Investment Committees. He is active in civic affairs and non-profit organizations where he has served as either an officer or director of the North Branch Land Trust, Wilkes-Barre General Hospital, Leadership Wilkes-Barre, Wyoming Valley United Way and the Wilkes-Barre YMCA. Mr. Gaudet earned his CPCU designation in 2008 and completed the executive education programs at the Kellogg School of Management at Northwestern University and IMD in Lausanne, Switzerland.

Mr. Gaudet has significant insurance industry experience, including in the areas of underwriting, product development, information technology, claims and accounting. Also, he formerly served as Chief Executive Officer of a publicly traded insurance company. The Board of Directors believes that Mr. Gaudet’s experience makes him an excellent director of the Company.

Directors — Terms Expiring in 2016

Bruce E. Thal, age 83, graduated from the University of Michigan in 1952 with an undergraduate degree in business administration. Mr. Thal obtained a Certified Public Accountant Certification in 1955. He began his accounting career in 1952 as a junior accountant and later became a partner with Sillman, Kleiman & Thal from 1957 to 1968. He later joined J.K. Lasser & Company from 1968 to 1978. Thereafter, he joined Touche Ross & Company (now known as Deloitte & Touche LLP) where he was a partner until he retired in 1995. Mr. Thal has been a member of the American Association of Certified Public Accountants since 1956, as well as the American Institute of Certified Public Accountants. Mr. Thal has been a director of the Company since 1995. Currently, he serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

Mr. Thal possesses significant accounting, audit, insurance and investment experience. The Board of Directors believes Mr. Thal’s experience makes him an excellent director of the Company.

Florine Mark, age 82, is the President and Chief Executive Officer of The WW Group, Inc., which is the leading United States franchise holder of Weight Watchers International. Ms. Mark has significant experience in owning, managing and operating her own business and developing it into one of the largest franchises in the United States. Ms. Mark has been a director of the Company since 1996. Currently, Ms. Mark is Chairperson of the Governance and Nominating Committee and a member of the Compensation Committee. Over the years, Ms. Mark has been a member of several boards of directors. Currently, she serves on the First Merit Advisory Board — Southeastern Michigan, Business Leaders for Michigan, The Community Foundation, English Gardens, The Detroit Economic Club, The Governor’s Council on Physical Fitness, Health and Sports, The Henry Ford Health System, Art Van Furniture, Harvard University’s Kennedy School of Government, Women’s Leadership Board, and the Wayne State University College of Education/School of Business Administration Advisory Board. Ms. Mark has been inducted into the National Management Association Hall of Fame and received the Entrepreneur Visionary Award from the Women’s Business Center in Washington, D.C. Ms. Mark has received several awards and recognitions based upon her contributions to business and for supporting a variety of charitable causes.

Ms. Mark possesses significant marketing, business, management and investment experience. The Board of Directors believes Ms. Mark’s experience makes her an excellent director of the Company.

Directors — Terms Expiring in 2017

Robert H. Naftaly, age 77, obtained his undergraduate degree in accounting from Walsh College in 1959. Mr. Naftaly obtained his Certified Public Accountant Certification in 1961. Mr. Naftaly began his employment with Geller, Naftaly, Herbach and Shapiro from 1961 to 1983. He served as Director of the State of Michigan Department of Management and Budget from 1983 to 1987 and was a Vice President with Detroit Edison from 1987 to 1988. Mr. Naftaly first served as Chief Financial Officer, and later served as Chief Operating Officer for Blue Cross Blue Shield of Michigan from 1988 to 2002. He is a former member of the State Tax Commission for the State of Michigan. Mr. Naftaly is currently a member of the Michigan Association of Certified Public Accountants and the American Institute of Certified Public Accountants. He has been a director of the Company since 2002. Currently, he is the Chairman of the Board and is Chairman of the Compensation Committee, as well as is Vice Chairman and a member of the Governance & Nominating Committee. Mr. Naftaly formerly served on the Board of Directors for Sun Committees, Inc., a publicly traded company that operates manufactured home communities. He is a member of the Board of Directors and serves as Chairman of the Audit and Risk Committees for Talmer Bancorp, Inc., a publicly traded holding company for banks located primarily in the Midwest. He serves as Chairman of the UAW Retiree Medical Benefits Committee, which administers the UAW Voluntary Employees Beneficiary Association (VEBA) Trust Fund. Mr. Naftaly serves on the Board of Directors of several other Michigan charitable entities or foundations.

Mr. Naftaly has significant accounting, audit, insurance and management experience. The Board of Directors believes Mr. Naftaly’s experience makes him an excellent director of the Company.

Robert W. Sturgis, age 73, obtained an undergraduate degree in mathematics from the University of Maine in 1964. In 1968, Mr. Sturgis became a fellow in the Casualty Actuarial Society. In 1970, he became a member of the American Academy of Actuaries. From 1964 to 1979, Mr. Sturgis was an actuary with Aetna Life and Casualty Company. From 1979 to 1986, Mr. Sturgis served as a principal and director of Tillinghast. From 1986 to 1995 he was Managing Director of the Casualty Insurance Division of Towers Perrin, a global management and actuarial consulting firm. Mr. Sturgis retired as a director and principal of Towers Perrin in 1995. Aside from his membership in the Casualty Actuarial Society and the American Academy of Actuaries, Mr. Sturgis also served on the Actuarial Board for Counseling and Discipline from 1995 to 2002 where he also served as Chairman from 2000 to 2002. Mr. Sturgis has been a director of the Company since 2000. Currently, he is Vice Chairman and a member of the Audit Committee and is Vice Chairman and a member of the Compensation Committee and the Audit Committee. He has served on the board of directors of non-profit and charitable organizations located in the Northeast.

Mr. Sturgis possesses significant actuarial, insurance, financial and management experience. The Board of Directors believes that Mr. Sturgis’ experience makes him an excellent director of the Company.

Jeffrey A. Maffett, age 66, graduated in 1971 from Defiance College with an undergraduate degree in Business Administration. Shortly after graduation Mr. Maffett joined the management training program with Fifth Third Bank in Cincinnati, OH. Later he was employed at Eaton National Bank and Trust Co. as President and Chief Executive Officer from 1987 to 2003. Currently, Mr. Maffett serves as President and Chairman of Colonial Banc Corp. as well as Founder, Chairman and Chief Executive Officer of Oculina Banc Corp. As an organizing director, Mr. Maffett ultimately served as President of the Community Bankers Association of Ohio and served a term on the Community Bank Board of the Federal Reserve Bank of Cleveland. Before the merger with ProCentury Corporation (“ProCentury”), Mr. Maffett had been a director at ProCentury since October 2000, and was appointed to the Company’s Board on October 31, 2008. Currently, he serves as Vice Chairman and a member of the Capital and Investment Committee and is a member of the Governance and Nominating Committee. Mr. Maffett has served on various civic and charitable foundation boards. Mr. Maffett is a former director of ProAlliance Corporation, an Ohio based insurance holding company.

Mr. Maffett has significant banking, insurance, investment and accounting experience. He previously served on ProCentury’s Board of Directors, so he has experience with the excess and surplus lines business. The Board of Directors believes Mr. Maffett’s experience makes him an excellent director of the Company.

Winifred A. Baker, age 61, obtained her undergraduate degree from Wells College in 1975. Ms. Baker began her insurance career with Continental Corporation in 1976, where she held various United States, London Market and Asian reinsurance underwriting and underwriting officer positions from 1977 to 1990 within its subsidiary, Continental Reinsurance Corporation. In 1990, Ms. Baker became President of Continental Reinsurance Corporation, where she managed the underwriting operations of the Company until 1993. In this capacity, she was responsible for establishing and overseeing the underwriting for all lines of business, which included property, casualty, marine and aviation, as well as the overall management of the claims, actuarial, accounting and business development departments within Continental Re. From 1993 to 1995, Ms. Baker, as Senior Vice President of Continental Corporation, coordinated the marketing of the specialty lines division and expanded relationships with major brokers on a national level. From 1995 to 1997, Ms. Baker was Senior Vice President of Minet, Inc. where she designed, structured and placed property and casualty business for clients. Ms. Baker joined Lloyd’s in 1998 and in 2000 was named President and Director of Lloyd’s America, Inc. where she managed six North American offices of Lloyd’s. In this position, Ms. Baker was involved in business and strategic development, management of distribution channels, underwriting and regulatory compliance as it related to the Lloyd’s platform. In 2008, Ms. Baker founded Beekman Advisory Group, which provides a wide range of strategic consulting services to the insurance industry and she has continued to work as a consultant for the Beekman Advisory Group since that time. Ms. Baker was elected to the Board of Directors in 2014 and appointed to the Capital and Investment and Audit Committees of the Board of Directors. Ms. Baker was identified by Business Insurance as a Leading Woman in the insurance industry in 2000 and 2006. She serves as a director of two non-profit organizations; the Hilton Head Symphony Orchestra and Tax Payers for Common Sense.

Ms. Baker has significant underwriting, reinsurance, claims, actuarial, audit, regulatory, product development, marketing and management experience within the insurance industry. The Board of Directors believes Ms. Baker’s experience makes her an excellent director for the Company.

Executive Officers

Karen M. Spaun, age 50, was appointed Chief Financial Officer in 2003 and has served as Senior Vice President of the Company since 2002. She also serves as Director and Vice President of the Insurance Company Subsidiaries, as well as Meadowbrook, Inc. Ms. Spaun joined the Company in 1998 as Director of Investor Relations. In 1997, Ms. Spaun served as Controller of CoverX, an excess and surplus lines company. From 1993 to 1997, she served as Director of Financial Accounting at Citizens Insurance Company, a member of the former Allmerica Financial Corporation. Ms. Spaun previously held financial and accounting positions in public companies and the former Coopers & Lybrand public accounting firm. Ms. Spaun graduated from Ohio University in 1986 with a Bachelor of Business Administration, with a concentration in accounting and was a member of Beta Gamma Sigma.

Christopher J. Timm, age 58, has served as an Executive Vice President of ProCentury since 2000. Mr. Timm has been an Executive Vice President of the Company since the Company’s merger with ProCentury. In addition, Mr. Timm serves as a Director and President of Century and ProCentury Insurance Company where he is responsible for the strategic direction and operations of the Company’s excess and surplus lines business. Previously, Mr. Timm was an owner and President of Environmental & Commercial Insurance Agency, Inc., a managing underwriting agency. Mr. Timm graduated from Loyola University of Chicago in 1979 and has been licensed as a Certified Insurance Counselor since 1985.

Michael G. Costello, age 54, was appointed Senior Vice President, General Counsel and Secretary of the Company in 1999. Mr. Costello also serves as Senior Vice President, General Counsel, and Secretary of the Insurance Company Subsidiaries, as well as Meadowbrook, Inc. Mr. Costello joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law. Mr. Costello obtained an undergraduate degree from Marquette University in 1982 and his law degree in 1985 from University of Detroit Mercy School of Law (“UDM”). He is a Director for the Insurance Institute of Michigan where he also serves on the Executive Committee of the Board of Directors. He is a member of the Federation of Defense & Corporate Counsel, Association of Corporate Counsel and the Society of Corporate Secretaries & Governance Professionals. He serves as President and Director of the ACC Michigan Chapter Foundation. Mr. Costello is a member of the Dean’s Advisory Board for UDM and is a former Director of the UDM Alumni Board of Directors, where he also formerly served as President. Mr. Costello is a former Director of the Oakland County Bar Foundation and is a member of the State Bar of Michigan and Oakland County Bar Association.

James M. Mahoney, age 64, became Senior Vice President — Field Operations of the Company in 2007. In addition, Mr. Mahoney also serves as a Director of the Insurance Company Subsidiaries. He is responsible for management of the Company’s branch operations. Mr. Mahoney joined the Company in 2000. He served as branch manager for the Company’s office in Andover, Massachusetts from 2000 through 2006. From 1978 to 1995, he held various positions, including New England Regional Executive, Northeast Zone Executive, and Corporate Vice President — Field Operations, at The Hanover Insurance Company. In 1995, Mr. Mahoney joined the Lumber Insurance Group as Senior Vice President. Mr. Mahoney graduated from Merrimack College in 1973 with a Bachelor of Arts degree in History and earned a CPCU designation in 1982.

Archie S. McIntyre, age 50, has been Senior Vice President of Business Development for the Company since 2000. In addition, Mr. McIntyre serves as a Director for the Insurance Company Subsidiaries. He joined the Company in 1986. From 1986 to 1988, Mr. McIntyre held various positions in the agency, marketing and finance divisions of the Company. From 1988 to 1996, Mr. McIntyre was a manager for the Company’s public entity division. In 1996, he was named Vice President managing the Company’s Alabama Branch office. In 1999, Mr. McIntyre was appointed to manage the Company’s Business Development Department, which includes strategic planning, marketing, acquisitions, new business due diligence and implementation, and corporate communications. Mr. McIntyre graduated from the University of Michigan-Dearborn in 1987 with a Bachelor of Science degree in Economics. He also holds an Associate’s Degree in Risk Management designation.

Stephen A. Belden, age 59, is Senior Vice President and Chief Actuary for the Company and has been in such role since 2003. He previously served as Chief Actuary for Zurich North America Construction from 1995 to 2003. From 1990 to 1995, Mr. Belden worked with Orion Capital Companies as Assistant Vice President and Actuary. In addition, Mr. Belden’s experience includes serving as a consultant with Tillinghast and with Touche, Ross and Company and as an Actuarial Officer for the St. Paul Companies. He started his career in 1977 with Aetna Life and Casualty Insurance Company, where he served in various positions in the Actuarial Department. Mr. Belden graduated from Rensselaer Polytechnic Institute with a Bachelor of Science degree in 1977. He holds the designations of the Fellow Casualty Actuarial Society (FCAS), Chartered Property & Casualty Underwriter (CPCU) and Chartered Enterprise Risk Analyst (CERA).

Robert Christopher Spring, age 61, has been Senior Vice President of Business Operations and Chief Informational Officer since 2003. He was formerly the President of the Company’s TPA Associates Division, which was acquired by the Company in 1999. Mr. Spring co-founded TPA Associates in 1993. He served as Executive Vice President of TPA from 1993 through 2000. He previously served as Assistant Vice President with American Mutual Insurance Companies from 1987 through 1989. From 1989 through 1993, Mr. Spring worked with Towers Perrin as a risk management consultant. He began his career in 1977 with Signature Group, an Illinois insurance company. Mr. Spring graduated from Southern Illinois University in 1975 with a Bachelor of Science degree from the College of Human Resources.

Kenn R. Allen, age 66, is Senior Vice President of the Company and President of the Meadowbrook Insurance Agency and also serves as a Director and Vice President for Star, Savers, Williamsburg and Ameritrust. Mr. Allen has served as President of the Meadowbrook Insurance Agency since 1986. Prior to joining the Company, Mr. Allen held many positions at Republic Hogg Robinson, which was later acquired by Wells Fargo, where he was a Regional Senior Vice President of their property/casualty, self-funded and self-insured divisions. Mr. Allen is a graduate of the University of Cincinnati and Henry Ford College. His credentials include Certified Insurance Counselor and Certified Hazard Control Manager.

Roger S. Walleck, age 55, became Senior Vice President and Chief Underwriting Officer of the Company in February 2014. In this capacity, he is responsible for managing the Company’s Underwriting, Reinsurance, Regulatory Compliance, Loss Control and Premium Audit functions. Mr. Walleck joined the Company in 2005. He served as the Branch manager of the Company’s Sarasota Florida Branch, until he was promoted in 2007 to Branch Manager and later Regional Vice President of the Company’s Overland Park, Kansas Branch, which is one of the larger underwriting offices of the Company. From 1981 through 2004, Mr. Walleck held various positions of increasing responsibility at Liberty Mutual Insurance Company, including the New York Division Underwriting Manager for the insurance company’s Business Markets Operation. Mr. Walleck served on boards and committees of various insurance organizations, such as, the New York Compensation Rating Board and the Missouri Insurance Coalition. Mr. Walleck graduated from Northern Illinois University in 1981 with a Bachelor of Science in Finance, earned his CPCU designation in 1996 and his AIS designation in 1997.

CORPORATE GOVERNANCE

Board Matters

In 2014, the Board met twenty times and the Committees of the Board held an additional twenty-six meetings. During 2014, each of the directors attended (in the aggregate) at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all the Committees of the Board upon which he/she served, other than Mr. Tyner who was unable to attend certain meetings of the Board and its Committees due to illness.

It is the policy of the Board of Directors to encourage attendance by its members at all meetings of the Board and Committees of the Board and the Annual Meeting of Shareholders. Six of nine members of the Board of Directors attended the 2014 Annual Meeting of Shareholders.

Board Leadership Structure and Risk Management Oversight

The Board has adopted governance guidelines to assist with fulfilling its duties and responsibilities to the Company and its shareholders. These guidelines are intended to ensure the Board has the necessary authority and procedures in place to review and evaluate the Company’s business operations, make decisions that are independent of the Company’s management, and align the Company’s directors and management interests with those of the Company’s shareholders. While the Company’s bylaws do not formerly require a separation of the Chairman of the Board and Chief Executive Officer position, these positions are currently and will be held by different people with the Chairman of the Board being an independent director. The Company believes that separation of these two positions provides for appropriate oversight and review of management performance. In addition, it allows for an independent and objective assessment of agenda items to be considered at board or committee meetings. In 2014, Mr. Naftaly, an independent director, was elected as non-executive Chairman of the Board, succeeding the former Chairman David Page. Mr. Naftaly chairs all Board meetings, as well as all executive sessions of the Board. The Board has a practice of generally conducting executive sessions at each of the regularly scheduled Board and Committee meetings. The Board also will conduct executive sessions with the Chief Executive Officer, along with other executive officers, as it deems appropriate and necessary. Also, the Audit Committee conducts executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Actuary, Vice President of Corporate Audit and General Counsel.

The Board is responsible for oversight of the Company’s risk management process. Each quarter, the Board receives an updated risk assessment, as well as an enterprise risk management report with respect to the Company’s approach to the management of significant risks, including monitoring and mitigation efforts, where applicable. Management has responsibility to identify, assess, and manage the risks relating to the Company’s strategy and business objectives. These efforts, along with the Board’s oversight, are reviewed and discussed at each regular board meeting. The Board is authorized to retain, if necessary, risk management consultants to assist the Board of Directors in this process. While the Board has the primary responsibility, other committees of the Board of Directors also have the role in the process as outlined by each of their respective Charters. The Board with assistance of the Audit Committee is responsible for reviewing, assessing and monitoring the significant risks or exposures in the accounting and financial reporting areas of the Company and assuring that management has implemented the appropriate monitors to control such risks, as well as minimize the Company’s risk exposure. The Compensation Committee is responsible for adopting compensation policies that increase shareholder value, avoid undue risk taking by the Company, appropriately reward executives and employees for performance and assure that the Company’s compensation policies and practices are adequately disclosed to the public. The Governance and Nominating Committee is responsible for overseeing matters relating to the nomination, selection and evaluation of its directors, reviewing and approving any related-party transactions, as well as assuring that the Company has an effective corporate governance policy, which complies with the current rules of the New York Stock Exchange and SEC. The Capital and Investment Committee is responsible for the Company’s capital strategy, mergers and acquisitions and developing an investment policy that ensures the Company’s investment portfolio is aligned with the risk profile of the Company.

Independence Determination

The Board of Directors has determined that Robert H. Naftaly, Robert W. Sturgis, Bruce E. Thal, Robert F. Fix, Jeffrey A. Maffett, Florine Mark, Douglas A. Gaudet and Winifred A. Baker are independent, in accordance with the New York Stock Exchange’s independence standards, as modified or supplemented, and these directors have no other relationship that would impair such independence.

Executive Sessions

Executive sessions of non-management directors were held at fifteen of the twenty-one meetings of the Board, as well as at eighteen of the twenty-one meetings of the Audit, Governance and Nominating, Compensation and Capital and Investment, Strategic Alternatives and Special Committees. Executive sessions are presided over by the Chairman of each Committee, with Mr. Naftaly presiding over the executive sessions of the Board of Directors.

Committees of the Board of Directors

The Board of Directors has established Board Governance Guidelines. Also, the Board of Directors has established an Audit, Compensation, Governance and Nominating and Capital and Investment Committees as standing committees of the Board. These Committees of the Board of Directors have each adopted a Committee Charter. The Charters for the Audit, Compensation, Governance and Nominating and Capital and Investment Committees are available on the Company’s website at www.meadowbrook.com.

In addition, in August 2013, the Company announced that it would commence a review of all strategic alternatives that would enhance shareholder value following announcement of the Company’s 2nd Quarter 2013 results. The Board of Directors appointed then-directors David K. Page, Bruce E. Thal, Robert H. Naftaly, Robert F. Fix and Robert W. Sturgis to the Strategic Alternatives Committee for the sole purpose of leading this review and making any recommendations to the Board of Directors. The Strategic Alternatives Committee engaged advisors during this process, such as, an independent investment banking firm and outside counsel. The Committee met one time in 2014 for the purpose of reviewing, discussing and analyzing various strategic alternatives that would enhance shareholder value.

Audit Committee

The Audit Committee is responsible for reviewing the services of the Company’s independent registered public accounting firm and third-party actuaries, consults with the accountants and actuaries, reviews the financial statements and loss reserves of the Company and internal controls of the Company and monitors the Corporate Audit Department of the Company. The Audit Committee also assists the Board of Directors with developing and implementing policies that govern how the Company identifies, evaluates, monitors and minimizes risk. Currently, the Audit Committee members are: Bruce E. Thal (Chairman), Robert W. Sturgis (Vice Chairman), Douglas A. Gaudet and Winifred A. Baker. The members of the Audit Committee satisfy the independence and experience requirements established by the New York Stock Exchange. In addition, the Board of Directors has determined that Chairman, Bruce E. Thal qualifies as a “financial expert,” as defined by the SEC. The Audit Committee met four times in 2014. The Audit Committee Report is set forth later in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for assuring that our named executives are appropriately compensated in relation to their duties, responsibilities and performance and that executive compensation plans are aligned with long-term shareholder value and are designed so as to avoid undue risk to the Company. The Compensation Committee’s Charter authorizes the Compensation Committee to review and approve the goals and objectives for the Chief Executive Officer, evaluate his or her performance and approve his or their compensation. The Compensation Committee recommends to the Board of Directors the base salary levels, bonuses and equity compensation for the Chief Executive Officer. In addition, the Compensation Committee approves the guidelines to determine salary levels, bonuses and equity compensation for other executive officers and managers of the Company. The Compensation Committee reviews and makes recommendations with respect to the Company’s compensation plans and is responsible for administering any equity awards under the Company’s 2009 Equity Compensation Plan and the Long Term Incentive Plan. All members of the Compensation Committee satisfy the independence requirements established by the New York Stock Exchange. The Compensation Committee has authority to directly retain outside consultants of its selection to assist with the development of the Company’s compensation and benefits programs. The Compensation Committee has retained Pay Governance to, as periodically requested, review and assess the Company’s compensation policies and plans. Currently, the Compensation Committee members are: Robert H. Naftaly (Chairman), Bob Sturgis (Vice Chairman), Bruce E. Thal, and Florine Mark. The Compensation Committee met four times in 2014. The Compensation Committee Report is set forth later in this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee reviews the criteria for the selection of senior executives and directors of the Company. The Governance and Nominating Committee reviews the performance of the directors and recommends directors for election to the Board. The Governance and Nominating Committee monitors compliance with the Company’s Compliance Code of Conduct and Business Ethics Policy, director independence, as well as other corporate governance policies. The Governance and Nominating Committee also reviews and approves any related-party transactions involving the Company and its directors and officers. Florine Mark is the Chairperson of the Committee, and the other members of the Committee are: Robert H. Naftaly (Vice Chairman), Jeffrey A. Maffett and Robert F. Fix. The Governance and Nominating Committee met eight times in 2014.

The Charter for the Governance and Nominating Committee is available to shareholders on the Company’s website, at www.meadowbrook.com. Each member of the Governance and Nominating Committee is independent as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and these Directors have no other relationship that would impair their independence.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-2438
Attention: Governance and Nominating Committee

The Governance and Nominating Committee has not established specific minimum qualifications or skills for directors to possess. The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based upon the information available to members of the Governance and Nominating Committee and the current needs of the Company. While the Governance and Nominating Committee does consider diversity as one of several criteria for eligibility, the Company has not adopted a formal diversity policy. The Governance and Nominating Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder or director. Historically, nominees have been the existing directors or persons with significant management, insurance, accounting, actuarial, legal, banking, investment or business experience.

Capital and Investment Committee

The Capital and Investment Committee (former known as the Capital Strategy and Acquisition Committee) is responsible for assisting the Board of Directors with its oversight of the Company’s capital structure and strategies, financing alternatives and relationships, mergers, acquisitions, divestitures and investment policy and portfolio. The Committee met four times in 2014. Currently, the Capital and Investment Committee members are: Robert F. Fix (Chairman), Jeffrey A. Maffet (Vice Chairman), Douglas A. Gaudet and Winifred A. Baker.

Code of Conduct

The Company has adopted a Compliance Code of Conduct and Business Ethics Policy (the “Code of Conduct”) that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, chief accounting officer or persons performing similar functions. Annually, the Company reviews it for any amendments, which thereafter would be reviewed and approved by the Governance and Nominating Committee and the Board of Directors. The Company’s Code of Conduct contains written standards that are intended to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosures in reports and documents that we file with, or submit to, the SEC and in other public communications we make;
•	Compliance with applicable governmental laws, rules and regulations;
•	Prompt internal reporting of violations of the Code of Conduct to an appropriate person;
•	Accountability for adherence to the Code of Conduct; and
•	The Whistleblower Policy.

The Company has also posted the Code of Conduct on its website at www.meadowbrook.com. The Company will provide a copy of the Code of Conduct to any person, without charge and upon request. Requests for a copy of the Code of Conduct, Board Governance Guidelines or Committee Charters should be made to the Secretary of the Company at 26255 American Drive, Southfield, Michigan 48034. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, controller or persons performing similar functions and that relates to any element of the code definition enumerated in SEC, Regulation S-K, Item 406(b) by posting such information on our website at www.meadowbrook.com within four business days following the date of the amendment or waiver. During 2014, there were no revisions to the Code of Conduct. Also, to date, there have been no waivers of the Code of Conduct.

Whistleblower Policy

In addition, the Company has a Whistleblower Policy, which allows employees to anonymously report suspected unethical or illegal conduct on the part of employees. Employees have access to a 24 hour a day service, 7 days a week where they can report legal or ethical concerns, including, without limitation, concerns about accounting, internal controls or other audit matters. Individuals may choose to remain anonymous to the extent allowed by law. The Company prohibits retaliatory actions against anyone, who in good faith, avails himself or herself of the anonymous reporting service. The Company’s Whistleblower line is serviced by a third-party vendor of the Company. All reports are sent to the Audit Committee Chairperson and investigated by the Compliance Officer, who reports the results of the investigation to the Audit Committee of the Board of Directors for further action.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company, which would have required disclosure in this Proxy Statement under the caption Certain Relationships and Related Party Transactions. No executive officer of the Company served on the Compensation Committee or as a director of any other entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

Shareholder Communications with Directors

Any shareholder may communicate directly with the Board of Directors, or with any one or more individual members of the Board. A shareholder wishing to do so, should address the communication to “Board of Directors” or to one or more individual members of the Board and submit the communication to the Company at the address of the Company noted on the first page of this Notice of Meeting and Proxy Statement. All such communications received by the Company and addressed to the Board will be forwarded to the Chairman of the Board, or to the individual member or members of the Board, if addressed to them.

All of these communications will be reviewed by our Secretary to filter out communications that are not appropriate, specifically, spam or communications offering to buy or sell products or services. The Secretary will forward all remaining communications to the appropriate directors.

Any interested party may communicate with our non-management directors by writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Attention: Chairman of the Board

COMPENSATION OF DIRECTORS

Director Compensation

The following table provides information regarding compensation paid to the individuals who served as non-employee directors of the Company during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Winifred A. Baker	65,250	15,600	—	—	—	—	80,850
Robert F. Fix	105,500	15,048	—	—	—	—	120,548
Douglas A. Gaudet(3)	49,500	12,060	—	—	—	—	61,560
Jeffrey A. Maffett	87,000	15,048	—	—	—	—	102,048
Florine Mark	92,458	15,048	—	—	—	—	107,506
Robert H. Naftaly	150,625	15,048	—	—	—	—	165,673
David K. Page(2)	71,500	15,048	—	—	—	—	86,548
Robert W. Sturgis	90,000	15,048	—	—	—	—	105,048
Bruce E. Thal	108,000	15,048	—	—	—	—	123,048
Herbert Tyner	66,000	15,048	—	—	—	—	81,048

(1)	Represents the full grant date fair value of the non-restricted stock awards valued at the closing price ($6.27) of the Company’s common stock on the February 13, 2014 grant date for all directors, except Ms. Baker and Mr. Gaudet. Ms. Baker’s award was valued at the closing price ($6.50) of the Company’s common stock on the May 16, 2014 grant date, and Mr. Gaudet’s award was valued at the closing price ($6.03) of the Company’s common stock on the August 12, 2014 grant date. As of December 31, 2014 there were no outstanding equity awards held by any director.
(2)	Amounts set forth above are reflective of the fact that Mr. Page passed away on July 1, 2014; and therefore, received pro-rated compensation during 2014.
(3)	Amounts set forth above are reflective of the fact that Mr. Gaudet was elected to the board on July 24, 2014; and therefore received pro-rated compensation during 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the Record Date the beneficial ownership of the Company’s common stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Executive Officers
Kenn R. Allen (Executive Officer)	85,362		*
Stephen A. Belden (Executive Officer)	55,859		*
Michael G. Costello (Executive Officer)	107,214		*
Robert S. Cubbin (Executive Officer and Director)	551,902		1.1%
James M. Mahoney (Executive Officer)	93,773		*
Archie S. McIntyre (Executive Officer)	107,038		*
Karen M. Spaun (Executive Officer)	130,962		*
Robert C. Spring (Executive Officer)	18,226		*
Christopher J. Timm (Executive Officer)	403,972		*
Winifred A. Baker (Director)	5,394		*
Robert F. Fix (Director)	60,794	(2)	*
Douglas A. Gaudet (Director)	4,994		*
Jeffrey A. Maffett (Director)	282,984	(3)	*
Florine Mark (Director)	30,794	(4)	*
Robert H. Naftaly (Director)	70,794		*
David K. Page (Director)	191,800	(5)	*
Merton J. Segal (Director Emeritus)	994,844	(6)	2.0%
Robert W. Sturgis (Director)	40,434		*
Bruce E. Thal (Director)	194,794	(7)	*
Herbert Tyner (Director)	194,177	(8)	*
All Directors and Executive Officers as a group	3,628,111		7.2%
5% Beneficial Owners (excluding Directors and Executive Officers)
BlackRock, Inc	4,556,893	(9)	9.1%
Dimensional Fund Advisors, Inc.	4,156,599	(10)	8.3%
Litespeed Management, LLC	4,807,631	(11)	9.6%
Silver Point Capital, LP	2,798,200	(12)	5.6%
T. Rowe Price Associates, Inc.	4,419,242	(13)	8.8%
Vanguard Group	3,090,897	(14)	6.2%
All Directors, Executive Officers and 5% Beneficial Owners	27,457,573		54.8%

*	Less than 1%.
(1)	Address is 26255 American Drive, Southfield, Michigan 48034.
(2)	Includes 12,500 shares held by Mr. Fix’s spouse.
(3)	Includes 121,065 shares held by Colonial Banc Corp. Mr. Maffett is Chairman of the Board and may be deemed to share beneficial ownership of these shares. Also, includes 700 shares owned by the Colonial Banc Corp. Profit Sharing Plan and 1,187 shares owned by Mr. Maffett’s spouse.
(4)	These shares are held in trust by Ms. Mark.

(5)	Includes 24,000 shares held by Mr. Page’s spouse, who holds them as custodian for Mr. Page’s grandchildren. Also includes 10,000 shares held in trust for the benefit of Mr. Page’s daughter, whom Mr. Page is the trustee.
(6)	Mr. Segal is an honorary director. Includes 991,844 shares held by the Beverly Segal Irrevocable Trust U/A/D 12/12/2012, Merton Segal and Bernard Kent, Trustees.
(7)	Includes 26,000 shares held in trust by Mr. Thal’s spouse and 74,794 shares held in trust by Mr. Thal. Also includes 54,000 shares in a partnership.
(8)	Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and is greater than 10% shareholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.
(9)	Address is 55 East 52nd Street, New York, NY 10022. Based on the Schedule 13G filed with the SEC dated January 12, 2015, BlackRock, Inc. held sole voting power of 4,425,279 shares and sole dispositive power of 4,556,893 shares.
(10)	Address is Building One, 6300 Bee Cave Road, Austin, TX 78746. Based on a Schedule 13G filed with the SEC dated February 5, 2015, Dimensional Fund Advisors, Inc. held sole voting power of 4,033,614 and sole dispositive power of 4,156,599 shares.
(11)	Address is 623 Fifth Avenue, 26th Floor, New York, NY 10022. Based on the Schedule 13G filed with the SEC dated February 17, 2015, Litespeed Management, LLC held shared voting power and dispositive power of 4,807,631 shares.
(12)	Address is Two Greenwich Plaza, Greenwich, CT 06830. Based on the Schedule 13G filed with the SEC dated February 17, 2015, Silver Point Capital, LP held sole voting power and dispositive power of 2,798,200 shares.
(13)	Address is 100 E. Pratt Street, Baltimore, MD 21202. Based on the Schedule 13G filed with the SEC dated February 17, 2015, T. Rowe Price Associates, Inc. held sole voting power of 1,849,157 and sole dispositive power of 4,419,242 shares.
(14)	Address 100 Vanguard Blvd., Malvern, PA 19355. Based on the Schedule 13G filed with the SEC dated February 9, 2015, The Vanguard Group held sole voting power of 77,898 shares, sole dispositive power of 3,015,199 shares and shared dispositive power of 75,698 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and any subsequent changes in ownership with the SEC within prescribed time limits.

*	Less than 1%.

COMPENSATION OF EXECUTIVE OFFICERS

Impact of Merger Agreement

The merger agreement provides for the treatment described above of outstanding equity awards, including those grants made pursuant to 2014 LTIP awards. While the merger will impact outstanding equity awards as described above, the Compensation Discussion and Analysis section of this proxy statement describes the original terms of the 2014 grants, without taking into consideration the impact of the merger as the merger was not consummated as of December 31, 2014.

Upon completion of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by shareholders of the Company who have properly exercised and perfected appraisal rights under Michigan law, (ii) shares that are owned by Parent, Sub or any other subsidiary of Parent and (iii) shares that are owned by the Company or by any subsidiary of the Company) will be converted into the right to receive $8.65 per share in cash, without interest, subject to any applicable withholding taxes.

In addition, as a result of the merger, all outstanding time-based and performance-based restricted stock awards granted under the Meadowbrook Insurance Group, Inc. 2009 Equity Compensation Plan prior to the date of the merger will vest in full upon completion of the merger with the performance goal with respect to the 2015 performance-based restricted stock awards having been deemed achieved. The performance goal with respect to the 2015 performance-based restricted stock awards is binary, meaning absent the consummation of the merger, if it was achieved the performance-based restricted stock awards would vest in full and if it was not achieved the performance-based restricted stock awards would be forfeited. There are no other outstanding performance-based restricted stock awards and there are no outstanding equity awards under any other equity plan maintained by Meadowbrook.

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of the Company’s compensation programs, including the objectives of such programs and the rationale for each element of compensation, for the following named executive officers: our President & Chief Executive Officer, Robert S. Cubbin; our Senior Vice President — Chief Financial Officer, Karen M. Spaun; our Executive Vice President, Christopher J. Timm; our Senior Vice President — General Counsel & Secretary, Michael G. Costello; and our Senior Vice President — Field Operations, James M. Mahoney. The discussion is divided into the following sections:

I. Executive Summary

II. Compensation Objectives

III. Role of Compensation Committee, Compensation Consultant and Management

IV. Elements of Total Compensation

V. Factors Considered When Determining Total Compensation

VI. 2014 Compensation Decisions

VII. 2015 Compensation Decisions

I. Executive Summary

The objectives and major elements of the Company’s executive compensation program did not materially change from 2013 to 2014. We believe in a compensation program and philosophy that is designed to create long-term shareholder value, as well as effectively attract, motivate and reward performance, and promote retention of senior management. In 2014, the Company provided our named executive officers with total annual compensation that included a base salary and performance-based annual cash incentive awards. Also, executives were eligible for long-term equity-based incentive awards that included both a service and performance-based component. The Company also provided our executives with severance and health and welfare benefits. The Company’s 2014 executive compensation program emphasizes performance-based pay, with a significant portion of each executive’s total annual compensation being at risk and dependent upon the

Company’s achievement of specific, measurable performance goals. The Company’s performance-based pay is designed to further align our executive officers’ interests with those of our shareholders and is intended to promote the creation of shareholder value, without encouraging excessive risk-taking. In addition, our equity program rewards long-term stock performance.

We believe that the 2014 pay decisions are commensurate with our objectives in relation to market practice, our peer companies, performance and results for the incentive period ending in 2014. A summary of the pay actions is presented below along with additional details about the plans and the basis for decisions is presented in the subsequent sections.

•	The named executive officers did not receive a salary increase during 2014, because the Company did not achieve financial and operating objectives in 2013.
•	Annual Bonus Plan awards were paid at below-target levels to the named executive officers based on achievement of certain financial and operational goals and objectives achieved by the Company in 2014, in accordance with the 2014 Annual Bonus Plan.
•	Under the 2014 Long Term Incentive Plan (the “LTIP”), the named executive officers were only eligible to receive 30% of their target award opportunity based on continued service through December 31, 2014. The named executive officers did not receive the remaining 70% of their award opportunity, because the Company did not meet the targeted financial performance goals under the LTIP for 2014.

Our LTIP included financial performance targets and guidelines and our 2014 Annual Bonus Plan included financial performance targets and guidelines, as well as other operational objectives. While the Company did not achieve the financial performance targets and guidelines relating to net income, net operating income (and corresponding earnings per share), return on average equity and combined ratio, it did achieve its financial performance guideline related to GAAP equity, excluding net unrealized gain and it made significant improvements over its 2013 performance. In addition, the Company achieved significant progress with respect to its other operational goals.

The following table illustrates the performance targets and guidelines established under the LTIP 2014 Annual Bonus Plan, along with the actual results:

2014 Performance Target	Annual Bonus Target Goals:	LTIP Target Goals:	Actual Results:
Net income(1)	$28.9 million	$31.5 million	$28.7 million
Net operating income(2)	$28.9 million	$31.5 million	$21.5 million

2014 Performance Guidelines	Guideline Goals:	Guideline Goals:	Actual Results:
Earnings per share net income(1)	$0.58	$0.63	$0.57
Earnings per share net operating income(2)	$0.58	$0.63	$0.43
Return on average equity(3)	7.1%	7.7%	6.6%
Combined ratio (or less)(4)	99.0%	98%	102.1%
GAAP Equity, excluding net unrealized gains(5)	$422.0 million	$424.6 million	$422.5 million

(1)	Net income and net income per share includes the realized gains from the high dividend equity investment program. This program was designed to enhance our total overall realized returns from invested assets.
(2)	Net operating income and net operating income per share are non-GAAP measures that represent net income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income and net operating income per share are net income and net income per share, respectively.
(3)	Return on average equity is the current year net operating income divided by the average of the current year shareholders’ equity (before accumulated other comprehensive income).
(4)	The combined ratio is a non-GAAP measure which management utilizes to evaluate the performance of our underwriting operations. Specifically, the combined ratio is the sum of (i) the ratio of losses and loss expenses to net premiums earned (loss ratio), plus (ii) the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to net premiums earned (expense ratio).
(5)	GAAP Equity excludes net unrealized gains.

In evaluating the Company’s performance, the Compensation Committee also considered several Company operational objectives established by the Compensation Committee for 2014, which included: analysis and continued improvement of the Company’s capital structure and strategy; improvement to the Company’s premium to surplus net leverage ratios; execution upon a limited number of fee-based acquisition targets; maintenance of significant agent and client relationships; continued availability and management of policy issuance relationships; effective management and reorganization of the Company’s operations and expenses associated with the Company’s managed premium reductions from underperforming businesses; establishment of select retail distribution opportunities; and development of insurance products for distribution to the Company’s current agent network.

The Compensation Committee acknowledged the Company’s achievement of most of its 2014 operational goals and objectives including the following: the Company successfully managed and improved its statutory surplus; the Company maintained and improved upon the Company’s premium to surplus net leverage ratios; the Company’s agency operations completed two small agency asset purchases, whose business was integrated into our current agency operations; the Company maintained key agent relationships that positively contributed to the Company’s underwriting results; the Company effectively managed the volume and use of unaffiliated “A” paper for its business; the Company officially terminated underperforming business and completed the corresponding reduction of internal expenses associated with such business; the Company effectively reduced its internal expenses; and the Company developed and successfully implemented various retail agent appointments with respect to the Company’s energy and agricultural lines of business.

In addition, the Compensation Committee acknowledged the Company’s goal of further developing new programs, products and initiatives. The Company has continued to improve upon its marine, energy, self-defense and fitness insurance products. These initiatives are designed to diversify the Company’s product offerings and contribute to the limited growth it expects for new products and programs. The Compensation Committee viewed the Company’s continued declination of acquisition and new business opportunities as an affirmation that management will not consider opportunities that do not meet the Company’s accretion and/or profit expectations.

The information technology initiatives for the Company in 2014 included development of a strategy for consolidating the Company’s underwriting and claims systems; development and enhancement of the Company’s data warehouse for its significant lines of business; improvements to the Company’s web services for customers and agents, as well as its data storage systems and processes across various departments and offices of the Company; vendor selection toward implementation of debit card services for claimants; and outsourcing of other back room functions to improve the Company’s operating efficiency and expense ratio. In addition, the Company established goals and objectives for management to maintain and enhance its compliance with Sections 302 and 404 of the Sarbanes Oxley Act of 2002, Enterprise Risk Management process and COSO 2013.

The Compensation Committee noted that each of the information technology goals and objectives were well underway during 2014. Each of them was in various stages of development and moving toward the selection, development, testing and implementation during 2015. The Compensation Committee noted the Company maintained its compliance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, complied with COSO Internal Control — Integrated Framework (2013) as it related to the internal controls over external financial reporting, as well as continued to integrate its Enterprise Risk Management process throughout the Company’s operations.

In addition to the above, at its February 2015 meeting, the Compensation Committee acknowledged that during 2014, management was also able to execute upon other financial and operational achievements during 2014 which include the following: the Company was able to maintain the gross written premium for the vast majority of its core business, including its commission and fee business; the Company reduced internal expenses for 2014; the Company substantially improved its net income and net operating income in 2014 as compared with 2013; the Company achieved an overall written rate increases of 6.5%; the Company substantially improved the calendar year combined ratio from 111.1% in 2013 to 102.1% in 2014, noting it would have been below 100%, excluding the cost associated with utilizing “A” paper of an unaffiliated insurance company; the Company adjusted staffing levels in relation to the planned reduction of gross written premium from terminated programs; and the Company reduced total internal administrative costs in 2014.

A more detailed discussion of the 2014 compensation decisions is included under VI. 2014 Compensation Decisions.

II. Compensation Objectives

Our compensation policy for the Company’s named executive officers is intended to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals as well as further promote our success by aligning the executive officers’ financial interests with long-term shareholder value.

We believe these objectives are accomplished by providing our executives with a competitive mix of short and long-term compensation award opportunities, by rewarding excellent performance, and by linking a significant portion of each officer’s compensation to specific, measurable performance goals.

A more detailed discussion of the 2014 compensation decisions is included under VI. 2014 Compensation Decisions.

III. Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee of the Board is, among other things, authorized by its Committee Charter (the “Charter”) to evaluate whether the Company’s management is appropriately compensated in relation to their duties, responsibilities and performance, while ensuring the compensation plans are aligned with long-term shareholder value and do not expose the Company to undue risk. The Charter authorizes the Compensation Committee to review the budget of the Company, as well as the annual performance goals and objectives for the Company, Chief Executive Officer and its executive officers, evaluate the Chief Executive Officer’s performance in relation to the goals and objectives and approve his compensation (base salary, annual bonus, long-term incentive or other equity awards). The Compensation Committee is responsible for reviewing recommendations made by the Chief Executive Officer relating to the compensation of the principal executive officers who report to the Chief Executive Officer and approving the compensation for such executive officers. In addition, the Compensation Committee is responsible for the administration of our annual bonus plan, long-term incentive plan, as described below, as well as other equity-based compensation. Finally, the Compensation Committee is authorized to periodically review our compensation philosophy relating to salaries, bonuses, long-term incentives and other equity-based compensation paid to our senior management to evaluate whether the Company remains competitive with similar companies in the insurance industry. The Compensation Committee is authorized by its Charter to retain a compensation consultant to assist the Compensation Committee with the performance of its duties, and the consultant advises the Compensation Committee. The Compensation Committee considered that over 92% of the shareholders approved the compensation paid to the executives as described in the Company’s proxy statement for the 2014 Annual Meeting. Based on such a vote, the Compensation Committee did not make any changes to the Company’s compensation program in response to the “say on pay” vote, as part of the Committee’s compensation review process.

Compensation Consultant

The Compensation Committee has utilized Pay Governance LLC as its independent compensation consultant. Pay Governance, as requested, advises the Compensation Committee with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (i) competitive market-based salary and incentive compensation for executive officers, as well as for director compensation, (ii) incentive plan design, (iii) performance metrics, (iv) peer group selection, and (v) updates on market practices and trends in executive and director compensation. Pay Governance periodically attends meetings of the Compensation Committee and participates in the Committee’s executive sessions as well. Pay Governance is directly accountable to the Compensation Committee. The Compensation Committee retains

Pay Governance for compensation advice and reviews all fees paid. Pay Governance’s last substantial review of the Company’s executive compensation plans and programs commenced in 2013 however no actions were taken with respect to 2014 compensation. The Compensation Committee has assessed the independence of Pay Governance pursuant to the rules of the Securities and Exchange Commission and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflicts of interest. Additional information with respect to Pay Governance’s consulting work for the Compensation Committee is included under V. Factors Considered When Determining Total Compensation.

Role of the Chief Executive Officer in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our named executive officers, our Chief Executive Officer also plays an important role in determining executive compensation. At the Compensation Committee’s request, our Chief Executive Officer assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers. The Chief Executive Officer is not involved in recommending or setting his own compensation levels.

Officer Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its executive officers: (i) Chief Executive Officer — five times his base salary; (ii) Chief Financial Officer and General Counsel — three times his base salary; and (iii) all other executive officers — two times his base salary.

IV. Elements of Total Compensation

The table below summarizes the elements of our total compensation program.

Compensation Element	Key Features
Base Salary	Base salary is designed to provide a level of assured cash compensation sufficient, together with performance based incentives, to motivate executives to perform at a consistently high level. Base salary is established based on various criteria consisting of level of responsibility, corporate performance, personal contribution to our success, experience, expertise and market data for our competitors in the insurance industry. Generally, we believe executive base salaries should be set within the competitive range of salaries for executives in similar positions at comparable companies. For an experienced, consistent performing executive, the Committee has established as a general guideline plus or minus ten percent of the market median for similar positions. Merit increases or adjustments are awarded based on the foregoing criteria and the achievement of corporate and individual performance objectives, as well as for changes in the scope of an executive’s responsibilities. Salary increases were not awarded in 2014. See VI. 2014 Compensation Decisions — Base Salary below for a discussion of our 2014 salary decisions.
Annual Bonus Plan	The Company’s Annual Bonus Plan, which provides performance-based cash bonuses, has been adopted to incentivize our executive officers and other members of management to achieve our corporate performance objectives. Criteria for determining the named executive officers’ annual incentive bonus includes achievement of corporate financial performance goals and objectives, corporate operational performance, personal contribution to our success, and individual performance.

Compensation Element	Key Features
The Annual Bonus Plan is funded following the completion of the calendar year based upon achieving targets for net income and net operating income; performance guidelines for earnings per share for net income and net operating income, return on average equity, combined ratio and GAAP equity; as well as achievement of various operating objectives, such as, maintenance of acceptable premium to surplus net leverage ratios and new product development, compliance with Sections 302 and 404 of the Sarbanes-Oxley Act, maintenance of the Company’s enterprise risk management process, consideration of accretive programs or acquisition opportunities, etc. Amounts are allocated to executives at the discretion of the Compensation Committee, which primarily considers individual and Company performance. Each year, the Compensation Committee establishes a new target based upon prior year performance and the forecasted performance levels anticipated for the following year. The Annual Bonus Plan is a discretionary plan, which is funded from 0% up to a maximum cap of 120% of the targeted bonus pool. The amount of the bonus pool is established by aggregating the individual targets for each participant, which is a percentage of the participant’s base salary. An employee’s actual award may be above or below his or her target based upon achievement of corporate performance objectives and the employee’s individual performance for the year. The target awards for the named executive officers are reviewed and established by the Compensation Committee as a part of our competitive benchmarking study, which is performed by the Company’s compensation consultant.
At the end of the year, the Compensation Committee reviews our performance in relation to the pre-determined performance targets and guidelines, considers attainment of significant financial, business and operational achievements and then finalizes the total bonus pool available to pay cash bonuses to the executive officers and the management team based upon achievement of our corporate goals and individual performance. Ultimately, all targets, as well as actual awards, are reviewed and approved by the Compensation Committee. After considering all of the above, the Compensation Committee funded the annual bonus pool for 2014 and below-target annual bonuses were awarded to the named executive officers for 2014 performance. See VI. 2014 Compensation Decisions — Annual Bonuses below for a discussion of our 2014 Annual Bonus Plan decisions.

Compensation Element	Key Features
Long-Term Incentive Plan (LTIP)	The Company provides the opportunity for our named executive officers and other executives to earn a long-term incentive award under the LTIP. The LTIP is intended to provide an incentive to management to improve performance of the Company, thereby increasing long-term shareholder value. For 2014, the Company established an annual LTIP award opportunity for each named executive officer. Participants are not eligible for any award under the 2014 LTIP until after the end of the performance period, or December 31, 2014. The 2014 LTIP included both a performance and service component. For the named executive officers, seventy percent (70%) of the award opportunity was based upon achieving targets for net income and net operating income, and performance guidelines for earnings per share for net income and net operating income, return on average equity, combined ratio, and GAAP equity. The remaining thirty percent (30%) of a named executive officer’s award opportunity was based upon the service of the participant during the performance period. All awards were to be settled in Company stock. An executive’s target award opportunity, which is a percentage of his or her salary, is established at the beginning of the performance period. The Chief Executive Officer and the executive officers award payouts are capped at 160% of their respective salaries. All actual awards under the LTIP are reviewed and approved by the Compensation Committee and the Board of Directors before distribution. Each executive’s target was established by the Compensation Committee as a part of our competitive market-based study, which was performed by the Company’s compensation consultant. Named executive officers of the Company received 30% of their target award opportunity for 2014 performance. See VI. 2014 Compensation Decisions — Long-Term Incentive Plan below for a further discussion of our 2014 LTIP decisions.
Retirement Benefits	The Company provides retirement benefits to our named executive officers to encourage retirement savings in a tax-efficient manner and encourage retention. Retirement benefits are provided under our 401(k) Plan covering all eligible employees and through our Executive Nonqualified Excess Plan (the “Excess Plan”). The Excess Plan is intended to be a nonqualified deferred compensation plan. The Excess Plan allows eligible employees, including the named executive officers, to defer receipt of current compensation in order to save for retirement and other needs, as provided for in the Excess Plan. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. While the Company does not contribute to participants’ accounts under the Excess Plan, it does provide for a $250,000 life insurance benefit to participants who satisfy the eligibility requirements for minimum funding by the participant and continued employment. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.
Health & Welfare Benefits	The Company provides market competitive health and welfare benefits to executives and their dependents to promote healthy living. Health and welfare benefits, including medical, dental, vision, life and disability coverage, are available to all employees.

Compensation Element	Key Features
Severance	The Company has severance arrangements with our Chief Executive Officer, the named executive officers and other executive officers, which are provided through their employment agreements, the terms of which are described in detail in this proxy statement. The purpose of our severance arrangements is to provide a measure of financial security in the event an executive’s employment is terminated without cause and to encourage retention and dedication by our named executive officers.
Executive Perquisites	The Company provides the opportunity for our named executive officers to receive certain perquisites, such as automobile allowances and reimbursement for club membership dues. In addition, our named executive officers, as well as other employees, may occasionally receive tickets to sporting events or entertainment for personal use if the tickets are not needed for business use, for which we do not incur incremental costs. These benefits are provided as an additional incentive for our executives and to remain competitive within the marketplace for such talent. These perquisites are described in the Summary Compensation Table in this proxy statement.

V. Factors Considered When Determining Total Compensation

Meadowbrook Peer Group Compensation — our Starting Point.  When making compensation decisions, we review the target compensation of our Chief Executive Officer and other named executive officers relative to the target compensation of similarly-situated executives among comparably-sized insurance companies. This practice is often referred to as “benchmarking.” We believe benchmarks are helpful and provide an initial point of reference. Although we also use the other factors set forth below in reviewing compensation, competitive benchmarking is a starting point in our evaluation of total executive compensation.

The Compensation Committee periodically reviews market-based data compiled by its independent compensation consultant and our human resources department. This comparative information provides a basis for the evaluation of the target compensation provided to our named executive officers. Market target compensation data when presented is gathered from national published compensation surveys for similar positions at comparably-sized property and casualty insurance companies with market data regressed based upon the Company’s premiums and assets. Each compensation survey generally includes thirty to seventy participating insurance companies. The Compensation Committee then reviews the market-based data together with each officer’s job responsibilities and individual performance, internal pay equity, and performance against pre-established targets in making compensation decisions.

The Compensation Committee generally sets total compensation targets for our executives, including base salary, performance-based annual incentives, and long-term equity awards, within a competitive range (plus or minus ten percent) of the market median for the position. However, because comparative data is just one of several inputs that are used in determining executive officer compensation, pay may vary from the targeted level (generally, market median) based on various factors, including:

•	the level of achievement of our pre-established performance goals,
•	our performance against our peer group,
•	individual performance,
•	scope or change in job responsibilities,
•	competitive pressures for that position within the industry,
•	internal equity considerations, and
•	the executive’s industry experience and tenure.

The Compensation Committee may also deviate from the above guidelines in circumstances that it deems appropriate, which have included when an employee was hired at a higher compensation level because of market conditions, the employee has assumed greater responsibilities than originally anticipated or the employee was hired as a part of an acquisition and an inherited employment agreement had previously established that employee’s compensation.

Compensation Consultant.  In 2013, for consideration in developing the 2014 compensation program, the Compensation Committee utilized Pay Governance to conduct a review of the market competitiveness of the named executive officers’ base salary and their target award opportunities for the annual bonus plan and long-term incentive plan, as well as their respective employment agreements. Pay Governance consulted with management and the Compensation Committee during the review. In 2013, Pay Governance developed a proxy pay peer group of insurance companies based upon the following: primary operations in the property and casualty business, size based on assets and premiums generally within a range of 33% to 300% of the Company and peer companies used within Institutional Shareholder Services’ analysis of the Company’s 2012 officer pay program, as well as management’s input. For the named executive officers, Pay Governance found the base salaries to be within a competitive range of the median (+/- 10%), but that the target award opportunities for the annual bonus plan and the long term incentive plan were well below the median for most positions. Pay Governance also found that the pay-related provisions within the employment agreements were generally within a competitive range of current market practices; one key exception was that change in control severance benefits were generally below market median levels. The Compensation Committee reviewed and discussed the findings of Pay Governance and decided to make no changes to the compensation and the employments agreements of the named executive officers for 2014.

Meadowbrook’s Proxy Peer Group.  The Compensation Committee reviews Meadowbrook’s peer group to evaluate whether the companies selected are appropriate. The peer group is used to review executive officer and director compensation. Regarding executive officer compensation, the peer group is used to benchmark Chief Executive Officer and named executive officer pay levels and executive pay plan practices, such as annual and long-term incentive plan design. The list below presents the peer group used by the Compensation Committee for Chief Executive Officer and named executive officer pay comparisons when conducting a review of incentive plan designs. The peer group consisted of the following twenty companies, comprising companies similar in size and revenue to the Company.

Amerisafe, Inc.	Navigators Group, Inc.
AmTrust Financial Services, Inc.	OneBeacon Insurance Group, Ltd.
Argo Group International, Ltd.	ProAssurance Group, Inc.
Donegal Group, Inc.	RLI Corp.
EMC Insurance Group, Inc	Safety Insurance Group
Employers Holdings, Inc.	Selective Insurance Group Inc.
HCC Insurance Holdings, Inc.	State Auto Financial Corp.
Infinity Property & Casualty	Stewart Information Services Corporation
Mercury General Corporation	Tower Group, Inc.
National Interstate Corporation	United Fire Group, Inc.

Internal Pay Equity

We also believe that our executive compensation program must be internally consistent in order to motivate our employees as a whole to create shareholder value. We are committed to internal pay equity and our Compensation Committee monitors, on an annual basis, the relationship between the compensation of our named executive officers, other management levels and the compensation of our non-managerial employees.

VI. 2014 Compensation Decisions

Base Salary

The Compensation Committee has used Pay Governance to assist with its review and analysis of executive compensation. This review has included an analysis of the Company’s peer group, as well as the duties and responsibilities of the named executive officers. Generally, such reviews are completed every other year. The Compensation Committee determined that it was not inclined to make any substantive changes to the structure or amounts of our named executive officers’ compensation based upon the Company’s recent operating performance.

In February 2014, the Compensation Committee reviewed the performance of the Company, as well as that of the named executive officers. The Company did not meet its 2013 performance target for net operating income or guidelines for operating income per share, return on average equity, targeted combined ratio or tangible book value. The Company did achieve certain of its operational goals relating to its premium to policyholder surplus leverage ratio, implementation of new programs and development and implementation of additional products, compliance with the Sarbanes Oxley Act of 2002, enterprise risk management and IT enhancements. Since the Company did not achieve its 2013 financial performance targets and guidelines, the Compensation Committee approved no salary increases for the named executive officers during 2014.

Discretionary Annual Bonuses

In February 2014, the Compensation Committee established performance target bonus awards based as a percentage of salary for each named executive officer. Mr. Cubbin’s target was 80%, while the target was 50% for the other named executive officers. These targets remained unchanged from the prior year. The Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the individual performance of the other named executive officers and provides individual recommendations to the Committee with respect each named executive officer’s award.

For 2014, the Company established seven financial and operational targets and guidelines for the Company, which were used to assess the performance of the Chief Executive Officer, as well as each of the named executive officers. Generally, the goals and objectives are guidelines with the exception of net income and net operating income, which are performance targets. The performance goals and guidelines included other financial, operational and entity-wide control objectives.

The following table illustrates the performance targets and guidelines established under the 2014 Annual Bonus Plan, along with the actual results:

2014 Performance Target	Target Goals:	Actual Results:
Net income(1)	$28.9 million	$28.7 million
Net operating income(2)	$28.9 million	$21.5 million

2014 Performance Guidelines	Guideline Goals:	Actual Results:
Earnings per share net income(1)	$0.58	$0.57
Earnings per share net operating income(2)	$0.58	$0.43
Return on Average equity(3)	7.1%	6.6%
Combined ratio (or less)(4)	99.0%	102.1%
GAAP Equity, excluding net unrealized gains(5)	$422.0 million	$422.5 million

(1)	Net income and net income per share includes the realized gains from the high dividend equity investment program. This program was designed to enhance our total overall realized returns from invested assets.
(2)	Net operating income and net operating income per share are non-GAAP measures that represent net income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income and net operating income per share are net income and net income per share, respectively.
(3)	Return on average equity is the current year net operating income divided by the average of the current year shareholders’ equity (before accumulated other comprehensive income).
(4)	The combined ratio is a non-GAAP measure which management utilizes to evaluate the performance of our underwriting operations. Specifically, the combined ratio is the sum of (i) the ratio of losses and loss expenses to net premiums earned (loss ratio), plus (ii) the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to net premiums earned (expense ratio).
(5)	GAAP Equity excludes net unrealized gains.

In evaluating the Company’s performance, the Compensation Committee also considered several Company operational objectives established by the Compensation Committee for 2014, which included: analysis and continued improvement of the Company’s capital structure and strategy; improvement to the Company’s premium to surplus leverage ratios; execution upon a limited number of fee-based acquisition targets; maintenance of significant agent and client relationships; continued availability and management of policy issuance relationships; effective management and reorganization of the Company’s operations and expenses associated with the Company’s managed premium reductions from underperforming businesses; establishment of select retail distribution opportunities; and development of insurance products for distribution to the Company’s current agent network.

In addition, the Compensation Committee considered the information technology initiatives for the Company in 2014, including development of a strategy for consolidating the Company’s underwriting and claims systems; development and enhancement of the Company’s data warehouse for its significant lines of business; improvements to the Company’s web services for customers and agents, as well as its data storage systems and processes across various departments and offices of the Company; vendor selection toward implementation of debit card services for claimants; and outsourcing of other back room functions to improve the Company’s operating efficiency and expense ratio. Further, the Company established goals and objectives for management to maintain and enhance its compliance with Sections 302 and 404 of the Sarbanes Oxley Act of 2002, Enterprise Risk Management process and COSO 2013.

In February 2015, the Compensation Committee determined that the Company had achieved the performance objective related to GAAP Equity and most of its operational goals. In addition, at its February 2015 meeting, the Compensation Committee acknowledged that during 2014, management was also able to execute upon other financial and operational achievements during 2014, as discussed in further detail the Executive Summary of this Compensation Discussion & Analysis. The Company also felt that for retention purposes, the named executive officers should be awarded a portion of the 2014 annual bonus award. Accordingly, the Compensation Committee exercised its discretion with respect to the 2014 Annual Bonus Plan and awarded bonuses to the named executive officers for 2014 in the following amounts:

Executive	2014 Annual Bonus Target	2014 Annual Bonus Actual
Robert S. Cubbin	$600,000	$300,000
Karen M. Spaun	$175,000	$95,000
Christopher J. Timm	$217,500	$55,000
Michael G. Costello	$190,000	$95,000
James M. Mahoney	$165,000	$95,000

Long-Term Incentive Plan (LTIP)

The Company provides the opportunity for our named executive officers and other executives to earn a long-term incentive award under the LTIP. The LTIP is intended to provide an incentive to management to improve performance of the Company, thereby increasing long-term shareholder value. For 2014, the Company established an annual LTIP target for each named executive officer. Participants are not eligible for any award under the 2014 LTIP, until after the end of the performance period, or December 31, 2014. The 2014 LTIP included both a performance and service component. Seventy percent (70%) of a participant’s award opportunity was based upon achieving the performance target for net income and net operating income, and the performance guidelines for earnings per share for net income and net operating income, return on average equity, combined ratio, and GAAP equity as described in VI. 2014 Compensation Decisions — Annual Bonus. The remaining thirty percent (30%) was based upon the service of the participant during the performance period. All awards were payable in Company stock. An executive’s target award, which is a percentage of his or her salary, is established at the beginning of the performance period. The 2014 LTIP target for Mr. Cubbin target was 110%, Mr. Costello’s and Ms. Spaun’s target was 75% and the target for Messrs. Timm and Mahoney was 70%. The Chief Executive Officer and the executive officers payout opportunity was capped at 160% of their respective salaries. All actual awards under the LTIP are reviewed and approved by the Compensation Committee before distribution. Each executive’s target was established by the Compensation Committee.

The following table illustrates the performance targets and guidelines established under the 2014 LTIP, along with the actual results:

2014 Performance Target	Target Goals:	Actual Results:
Net income(1)	$31.5 million	$28.7 million
Net operating income(2)	$31.5 million	$21.5 million

2014 Performance Guidelines	Guideline Goals:	Actual Results:
Earnings per share net income(1)	$0.63	$0.57
Earnings per share net operating income(2)	$0.63	$0.43
Return on Average equity(3)	7.7%	6.6%
Combined ratio (or less)(4)	98%	102.1%
GAAP Equity, excluding net unrealized gains(5)	$424.6 million	$422.5 million

(1)	Net income and net income per share includes the realized gains from the high dividend equity investment program. This program was designed to enhance our total overall realized returns from invested assets.
(2)	Net operating income and net operating income per share are non-GAAP measures that represent net income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income and net operating income per share are net income and net income per share, respectively.
(3)	Return on average equity is the current year net operating income divided by the average of the current year shareholders’ equity (before accumulated other comprehensive income).
(4)	The combined ratio is a non-GAAP measure which management utilizes to evaluate the performance of our underwriting operations. Specifically, the combined ratio is the sum of (i) the ratio of losses and loss expenses to net premiums earned (loss ratio), plus (ii) the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to net premiums earned (expense ratio).
(5)	GAAP Equity excludes net unrealized gains.

Because the Company did not meet each of its 2014 financial performance targets and guidelines, the Compensation Committee and the Board of Directors determined the (70%) performance component of the LTIP would not be funded in February 2015. Consequently, only the service component (30%) of the 2014 LTIP was approved by the Compensation Committee and the Board of Directors in February 2015. The Compensation Committee awarded 40,707 shares to Mr. Cubbin; 12,952 shares to Ms. Spaun; 15,025 shares to Mr. Timm; 14,063 shares to Mr. Costello; and 11,398 shares to Mr. Mahoney. Twenty percent (20%) of these shares vested on February 22, 2015 with the remaining eighty percent (80%) scheduled to vest over the next four years, subject to forfeiture rules relating to voluntary termination without good reason or termination for cause.

VII. 2015 Compensation Decisions

At its February 2015 meeting, the Committee took the following actions with respect to 2015 compensation matters:

•	Base Salary. Based on consideration of various factors, including market data, individual performance, the fact that the last salary increase occurred in 2012 and internal pay equity, the Committee approved 2015 base salaries for the named executive officers as follows: Mr. Cubbin — $785,000, Ms. Spaun — $365,000, Mr. Timm — $435,000, Mr. Costello — $395,000 and Mr. Mahoney — $345,000. The base salaries represented a 3.9% to 4.7% increase in the base salary levels set in 2014 for the named executive officers other than Mr. Timm, whose base salary remained unchanged from 2014 levels.
•	2015 Annual Bonus Plan. The Committee approved the 2015 Annual Bonus Plan the Company performance target and the 2015 target annual bonus award opportunities under the 2015 Annual

Bonus Plan. For 2015, 50% of the annual bonus will be tied to individual qualitative performance criteria and 50% of the annual bonus will be tied to Company performance. The 2015 Annual Bonus Plan target opportunities did not change compared to the 2014 targets for the named executive officers.
•	Long-Term Incentive Awards. The Committee approved the 2015 LTIP and the target award opportunities for each of the named executive officers. As a result of the proposed acquisition of the Company, in contrast to prior years when awards were not granted until the completion of the performance period, the 2015 awards were granted at the February 2015 Compensation Committee meeting. However, as with the 2014 LTIP, participants are not eligible for any vesting of awards under the 2015 LTIP until after the end of the performance period, or December 31, 2015. The 2015 LTIP awards include both a performance and service-based component. Seventy percent (70%) of a participant’s award opportunity is based upon achieving the performance target under the 2015 Annual Bonus Plan. The remaining thirty percent (30%) is based upon the service of the participant during the performance period. For 2015, both the service and performance portions of the award vest upon a change in control. All awards are payable in Company stock. The 2015 LTIP target award opportunities did not change compared to the 2014 target award opportunities for the named executive officers.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in the Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and the discussions with management with respect to the Compensation Discussion and Analysis, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Robert H. Naftaly (Chairman)
Robert W. Sturgis (Vice Chairman)
Bruce E. Thal
Florine Mark

2014 Summary Compensation Table

The following table sets forth information concerning the compensation received by or granted to the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers of the Company as of December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert S. Cubbin President, Chief Executive Officer and Director	2014	750,000	300,000	247,500				46,008	1,343,508
	2013	750,000	—	247,500				45,431	1,042,931
	2012	750,000	—	234,000	—	—	—	48,581	1,032,581
Karen M. Spaun Senior Vice President and Chief Financial Officer	2014	350,000	95,000	78,750				13,091	536,841
	2013	350,000	—	78,750				12,585	441,335
	2012	350,000	—	75,000	—	—	—	13,915	438,915
Christopher J. Timm Executive Vice President	2014	435,000	55,000	91,350	—	—	—	23,960	605,310
	2013	435,000	—	91,350	—	—	—	21,335	547,685
	2012	435,000	—	75,000	—	—	—	21,699	531,699
Michael G. Costello Senior Vice President — General Counsel and Secretary	2014	380,000	95,000	85,500				38,923	599,423
	2013	380,000	—	85,500				34,249	499,749
	2012	380,000	—	75,000	—	—	—	24,835	479,835
James M. Mahoney Senior Vice President — Field Operations	2014	330,000	95,000	69,300				24,003	518,303
	2013	330,000	—	69,300				24,687	423,987
	2012	330,000	—	58,500	—	—	—	24,854	413,354

(1)	For 2014, the dollar amount shown in this column represents the aggregate grant date fair value of service-based stock awards granted under the 2014 LTIP and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). See Note 11 — Variable Compensation of the Notes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts. With respect to the performance-based stock awards, the aggregate grant date fair value for these awards equals zero, based on the probable outcome of the performance conditions as of the grant date. For the performance-based equity awards, assuming the highest level of performance is achieved (which would result in the vesting of 160% of the target award opportunity), the aggregate grant date fair value of the performance-based equity awards would be:

Name	2014 ($)
Robert S. Cubbin	924,000
Karen M. Spaun	294,000
Christopher J. Timm	341,040
Michael G. Costello	319,200
James M. Mahoney	258,720

All Other Compensation included in the 2014 Summary Compensation Table above includes the following components:

Name	Club Memberships ($)	Auto Allowance ($)	401(k) Matching Contributions ($)	Life & Disability Insurance Premiums ($)(1)	Health Savings Account Contribution ($)	Dividends on Restricted Stock ($)(2)	Total ($)
Robert S. Cubbin	15,434	9,000	7,800	8,968	1,000	3,806	46,008
Karen M. Spaun	—	3,600	7,800	450	—	1,241	13,091
Christopher J. Timm	6,135	7,200	7,800	450	1,000	1,375	23,960
Michael G. Costello	21,160	7,200	7,800	450	1,000	1,313	38,923
James M. Mahoney	6,501	7,200	7,800	450	1,000	1,052	24,003

(1)	Represents the dollar value of any insurance premiums the Company paid with respect to life insurance for the benefit of the named executive officer. Mr. Cubbin’s amount also includes disability insurance premiums paid by the Company.
(2)	Represents dividends paid on the non-vested restricted stock portion of the 2011 Stock Award and 2012 and 2013 LTIP Awards.

The above table excludes any event tickets of the Company that may have been utilized by the named executive officer for which the Company did not incur any additional incremental costs.

2014 Grants of Plan-Based Awards

The following table shows the grants of plan-based awards, as described in the Compensation Discussion and Analysis, for each named executive officer in the 2014 Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name		Threshold (#)	Target (#)(1)	Maximum (#)(1)
Robert S. Cubbin	2/7/2014	—	94,984	151,974		—
	2/7/2014				40,707	247,500
Karen M. Spaun	2/7/2014	—	30,222	48,355		—
	2/7/2014				12,952	78,750
Christopher J. Timm	2/7/2014	—	35,058	56,092		—
	2/7/2014				15,025	91,350
Michael G. Costello	2/7/2014	—	32,813	52,500		—
	2/7/2014				14,063	85,500
James M. Mahoney	2/7/2014	—	26,595	42,552		—
	2/7/2014				11,398	69,300

(1)	Represents the performance-based stock award granted under the 2014 LTIP, the value and attainment of which was dependent upon Company performance over 2014. The amounts in the “target” column reflect the target award whereas the amounts in the “maximum” column reflect the maximum award at 160% of the target award opportunity. If performance conditions were met, the performance-based stock awards were scheduled to vest in 20% increments starting in February 2015.
(2)	Represents the service-based stock award granted under the 2014 LTIP. Twenty percent (20%) of these shares vested on February 20, 2015 with the remaining eighty percent (80%) scheduled to vest over the next four years.

(3)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and valued at the closing price ($6.08) of the Company’s common stock on February 7, 2014. In the case of the performance-based stock awards, the grant date fair value is based upon the probable outcome of the applicable performance conditions at the time of the grant, which for 2014 was zero.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding outstanding equity awards held by each of the Company’s named executive officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Robert S. Cubbin	88,279	746,840
Karen M. Spaun	28,463	240,797
Christopher J. Timm	32,210	272,497
Michael G. Costello	30,471	257,785
James M. Mahoney	24,553	207,718

(1)	Represents the unvested portions of the 2011 stock awards and the service portion of the 2012, 2013, and 2014 LTIP awards. The 2011 stock award for Mr. Cubbin, Ms. Spaun, Mr. Timm, and Mr. Costello was 2,500 shares of restricted stock, and for Mr. Mahoney was 2,000 shares of restricted stock, all of which vest annually with one-fifth of the restricted stock award having vested immediately as of February 23, 2011 and one-fifth vesting each February 23rd for the subsequent four years and ending February 23, 2015. The 2012 LTIP service stock award for Mr. Cubbin was 23,636 shares, for Ms. Spaun, Mr. Timm, and Mr. Costello was 7,576 shares, and for Mr. Mahoney was 5,909 shares, which vest annually with one-fifth of the stock award vesting as of February 22, 2013 and one-fifth vesting each February 22 for the subsequent four years and ending February 22, 2017. The 2013 LTIP service stock award for Mr. Cubbin was 41,113 shares, for Ms. Spaun — 13,081 shares, Mr. Timm — 15,174 shares, Mr. Costello — 14,203 shares, and for Mr. Mahoney was 11,512 shares, which vest annually with one-fifth of the stock award vesting as of February 22, 2014 and one-fifth vesting each February 22nd for the subsequent four years and ending February 22, 2018. The 2014 LTIP service stock award for Mr. Cubbin was 40,707 shares, for Ms. Spaun — 12,952 shares, Mr. Timm — 15,025 shares, Mr. Costello — 14,063 shares, and for Mr. Mahoney was 11,398 shares, which vest annually with one-fifth of the stock award vesting as of February 22, 2015 and one-fifth vesting each February 22nd for the subsequent four years and ending February 22, 2019.
(2)	Represents the market value of the stock awards valued at the closing price ($8.46) of the Company’s common stock on December 31, 2014.

2014 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert S. Cubbin	23,450	130,617
Karen M. Spaun	8,631	48,075
Christopher J. Timm	9,050	50,409
Michael G. Costello	8,856	49,328
James M. Mahoney	7,884	43,914

(1)	Represents the portion of the 2010 Stock Award, 2011 Stock Award, 2012 LTIP and 2013 LTIP stock awards that vested during 2014.
(2)	Represents the market value ($5.57) stock awards valued at the vesting date closing price of the Company’s common stock on February 21, 2014.

2014 Nonqualified Deferred Compensation

The following table sets forth information regarding Nonqualified Deferred Compensation for each of our named executive officers as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Robert S. Cubbin	75,000	—	9,234	—	218,827
Karen M. Spaun	—	—	—	—	—
Christopher J. Timm	—	—	—	—	—
Michael G. Costello	15,600	—	6,463	(19,763)	261,570
James M. Mahoney	20,000	—	10,432	—	306,631

(1)	All contributions made by executives are shown in the above table are also included in the 2014 Summary Compensation Table as part of salary.
(2)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2013 and 2012, respectively: Mr. Cubbin — $75,000 and $39,000, Mr. Costello — $15,600 and $15,600, and Mr. Mahoney — $13,000 and $13,000.

The Company’s Executive Nonqualified Excess Plan (the “Excess Plan”) is intended to be a nonqualified deferred compensation plan. The Excess Plan allows certain employees, including the named executive officers, to defer receipt of current compensation in order to provide retirement and other benefits, as provided for in the Excess Plan. While the Company does not make contributions to participants’ accounts under the Excess Plan, it does provide a $250,000 life insurance benefit to participants who satisfy the eligibility requirements for minimum funding by the participant and continued employment. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans. Therefore, the Company’s named executive officers do not participate in any of these types of plans.

Potential Payments upon Termination or Changes in Control

The Company has entered into employment agreements with certain of its named executive officers. The employment agreements provide for payments of certain benefits, as outlined in the table below, upon termination. The named executive officer’s rights upon termination are dependent upon certain circumstances. The employment agreements are described in further detail after the table.

Named Executive Officer:	Involuntary Termination without Cause or Resignation for Good Reason ($)	Change in Control without Termination ($)	Involuntary Termination Following Change in Control without Cause or Resignation for Good Reason ($)	Involuntary Termination for Good Cause ($)	Involuntary Termination Following Change in Control for Good Cause ($)	Death ($)
Robert S. Cubbin
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	1,500,000	—	2,700,000	—	—	—
Pro rata Share of the Discretionary Bonus	300,000	—	300,000	—	—	—
Target Award Payment for the 2014 LTIP in accordance with Employment Agreement	—	—	825,000	—	—	—
Accelerated Vesting of Service Based 2014 LTIP Awards	247,500	247,500	247,500	—	—	—
Health care premiums	33,495	—	33,495	—	—	—
Demand Note	683,000	683,000	683,000	135,486	135,486	135,486
Restricted Stock Awards	402,459	402,459	402,459	—	—	402,459
Karen M. Spaun
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	350,000	—	525,000	—	—	—
Pro rata Share of the Discretionary Bonus	95,000	—	95,000	—	—	—
Target Award Payment for the 2014 LTIP in accordance with Employment Agreement	—	—	262,500	—	—	—
Accelerated Vesting of Service Based 2014 LTIP Awards	78,750	78,750	78,750	—	—	—
Health care premiums	12,442	—	12,442	—	—	—
Restricted Stock Awards	131,223	131,223	131,223	—	—	131,223
Christopher J. Timm
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	435,000	—	1,305,000	—	—	108,750
Pro rata Share of the Discretionary Bonus Target	217,500	—	—	—	—	—
Target Award Payment for the 2014 LTIP in accordance with Employment Agreement	—	—	—	—	—	—
Accelerated Vesting of Service Based 2014 LTIP Awards	91,350	91,350	91,350	—	—	—
Health care premiums	16,039	—	32,077	—	—	4,010
Payment Representing Value of Life Insurance Premiums	14,043	—	28,086	—	—	—
Payment Representing Value of 401(k) Match	7,800	—	15,600	—	—	—
Restricted Stock Awards	145,385	145,385	145,385	—	—	145,385
Section 280G Gross Up	—	—	—	—	—	—
Michael G. Costello
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	760,000	—	1,140,000	—	—	—
Pro rata Share of the Discretionary Bonus	95,000	—	95,000	—	—	—
Target Award Payment for the 2014 LTIP in accordance with Employment Agreement	—	—	285,000	—	—	—
Accelerated Vesting of Service Based 2014 LTIP Awards	85,500	85,500	85,500	—	—	—
Health care premiums	33,963	—	33,963	—	—	—
Restricted Stock Awards	138,812	138,812	138,812	—	—	138,812

Named Executive Officer:	Involuntary Termination without Cause or Resignation for Good Reason ($)	Change in Control without Termination ($)	Involuntary Termination Following Change in Control without Cause or Resignation for Good Reason ($)	Involuntary Termination for Good Cause ($)	Involuntary Termination Following Change in Control for Good Cause ($)	Death ($)
James M. Mahoney
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	330,000	—	495,000	—	—	—
Pro rata Share of the Discretionary Bonus	95,000	—	95,000	—	—	—
Target Award Payment for the 2014 LTIP in accordance with Employment Agreement	—	—	231,000	—	—	—
Accelerated Vesting of Service Based 2014 LTIP Awards	69,300	69,300	69,300	—	—	—
Health care premiums	24,401	—	24,401	—	—	—
Restricted Stock Awards	111,291	111,291	111,291	—	—	111,291

Severance Calculations:  The computation for severance is based on the named executive officer’s base salary or combination of base salary and discretionary bonus target as of December 31, 2014 and is calculated in accordance with the current employment agreement. In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive continued payment of Mr. Timm’s base salary for 90 days.

Pro rata Share of the Discretionary Bonus:  Represents payment equal to the named executive officer’s annual discretionary bonus, determined based on actual performance. For Mr. Timm, in the event of a termination for death or an involuntary termination without cause or for good reason, this represents his annual target bonus, payable pursuant to the terms of his employment agreement.

Target Award Payment for the 2014 LTIP in accordance with Employment Agreement:  Represents a cash payment equal to the named executive officer’s target award for the 2014 LTIP.

Accelerated Vesting of Service Based 2014 LTIP Awards:  Represents the accelerated vesting of a portion of the named executive officer’s LTIP award under the Company’s 2014 LTIP based upon the service component of such award.

Health Care Premiums:  Represents the health care premiums the Company would pay on the named executive officer’s behalf over an eighteen month period, or in Mr. Timm’s case a one or two year period depending on the circumstances of the termination. In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive continued benefits under the Company’s health plans for Mr. Timm’s family members for 90 days.

Demand Note:  In the event Mr. Cubbin’s employment is terminated for cause or death, he will forfeit all of the shares of Company stock subject to a pledge agreement with the Ccompany, and the demand note he has with the Company will be cancelled and deemed paid in full. The amount reported in the table reflects the value of the debt forgiveness if the shares are forfeited. In the event Mr. Cubbin’s employment is terminated by the Company without cause, or as a result of any purchaser acquiring 50% or more of the outstanding shares of the Company, then (a) the demand note will be cancelled and deemed paid in full, and (b) Mr. Cubbin will be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. The amount reported in the table reflects the value of the cancellation of the demand note and Mr. Cubbin’s retention of shares.

Payment Representing Value of Life Insurance Premiums:  Represents the value of life insurance premiums the Company would pay to Mr. Timm pursuant to his employment agreement.

Payment Representing Value of 401(k) Matching Contribution:  Represents the value of matching contributions under the Company’s 401(k) Plan that the Company would pay to Mr. Timm pursuant to his employment agreement.

Restricted Stock Awards:  Represents the value of the unvested portion of the 2011, 2012 and 2013 restricted stock awards on the closing price ($8.46) of the Company’s common stock on December 31, 2014.

Section 280G Gross-Up:  Represents amounts payable to Mr. Timm for any excise tax payments, as may be necessary to place Mr. Timm in the same financial position, after consideration of any potential state, federal and other taxes, that he would have been in if he had not incurred excise tax liability. Based on the amounts reported in this table and taking into account the value of Mr. Timm’s noncompetition agreementas of December 31, 2014, Mr. Timm was not expected to receive a “parachute payment” as that term is defined for purposes of Sections 280G and 4999 of the Code.

EMPLOYMENT AGREEMENTS

Executive Employment Agreements

The Company is a party to employment agreements with Messrs. Cubbin, Costello and Mahoney and Ms. Spaun. Under the terms of the agreement, each agreement automatically renews for successive one-year terms unless either the Company or the named executive officer gives notice to the other party of an election not to renew the employment agreement on or before December 31 of each year.

These employment agreements provide for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, each agreement provides for a discretionary bonus. Mr. Cubbin’s agreement provides for a discretionary bonus targeted at 80% of his base salary and the employment agreements for Mr. Costello, Ms. Spaun and Mr. Mahoney provide for a discretionary bonus targeted at 50% of his or her base salary. Furthermore, each agreement provides for, (1) participation in the Company’s LTIP with target LTIP awards determined on an annual basis, and (2) severance benefits upon termination of employment under the circumstances described below.

In the event the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay to the executive (a) the executive’s base salary for twenty-four months in the case of Messrs. Cubbin and Costello or twelve months in the case of Ms. Spaun and Mr. Mahoney, payable over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of the executive’s discretionary bonus that is based on actual Company performance, (c) all unvested stock or LTIP awards, and (d) the executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of the executive’s and his or her family members’ eligibility for COBRA continuation coverage.

In the event the executive’s employment is terminated by the Company following a change in control and without cause, or by the executive for good reason, the Company will pay to the executive (a) an amount equal to the target LTIP award for the current performance period, plus a severance multiple of the sum of (i) the executive’s annual base salary, plus (ii) the executive’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date the executive’s employment terminates, (b) a pro rata share of the portion of the executive’s discretionary bonus that is based on actual Company performance, and (c) the executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of the executive’s and his or her family members’ eligibility for COBRA continuation coverage. In the event the executive’s employment terminates following a change in control and the executive becomes entitled to the aforementioned payments, the executive has agreed to be subject to restrictive covenants against competing with the Company for a period of two years in the case of Messrs. Cubbin and Costello and one year in the case of Ms. Spaun and Mr. Mahoney. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Cubbin’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement and he will forfeit all of the shares of Company stock subject to a pledge agreement with the Company, but the demand note he has with the Company will be cancelled and deemed paid in full. (See Certain Relationships and Related Party Transactions). The demand note was amended effective June 1, 2001 and deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. The employment agreement also provides that in the event Mr. Cubbin’s employment is terminated by the

Company without cause or as a result of any purchaser acquiring fifty percent or more of the outstanding shares of the Company, then (a) the demand note will be cancelled and deemed paid in full, and (b) Mr. Cubbin will be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. This provision continues in effect the identical provision contained in the amendment to Mr. Cubbin’s prior employment agreement with the Company that was adopted on June 15, 2002. In the event the employment of Mr. Costello, Ms. Spaun or Mr. Mahoney is terminated for cause, the executive is not entitled to any severance payment under the employment agreement.

OTHER SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS

Terms Applicable to the Employment Agreements

“Cause” is generally defined to include (a) a failure by the executive to obey the reasonable and lawful orders of the Board of Directors; (b) misconduct by the executive that is materially injurious to the Company; or (c) dishonest activities injurious to the Company. If the executive’s employment is terminated for Cause, he is not entitled to any severance payment.

“Change in Control” is generally defined as (a) certain acquisitions by an individual, entity or group of beneficial ownership of 35% or more of either (i) the then outstanding shares of Company stock or (ii) the combined voting power of the then outstanding Company securities, (b) certain changes in the composition of a majority of the incumbent members of the Board of Directors, (c) the consummation of certain reorganizations, mergers, share exchanges or consolidations or other dispositions of substantially all of the assets of the Company, and (d) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

“Good Reason” is generally defined as the executive tendering his resignation within six months following the date on which (a) the executive is not reelected to or is removed from the title and office he currently holds with the Company, (b) the Company fails to vest in the executive the responsibilities, authority or resources he reasonably needs to competently perform his duties in his current title and office for the Company, (c) the Company materially reduces the executive’s base salary or total compensation, (d) the Company changes the executive’s primary location of employment to a place more than 50 miles from Southfield, Michigan, (e) the Company commits a material breach of its obligations under the employment agreement and fails to cure the breach within 30 days following the executive giving notice of the breach, or (f) the Company gives notice that it will not renew the employment agreement. Within ninety days following the occurrence of any event referenced in the definition of “good reason,” the executive is required to provide written notice of the condition and the Company will have thirty days to remedy the condition giving rise to the good reason termination. If not remediated, the executive shall have six months from the date of the initial existence of the condition to terminate his employment for “good reason.”

Christopher J. Timm Employment Agreement

Effective July 31, 2008, ProCentury Corporation entered into an employment agreement with Christopher J. Timm. The Company has assumed ProCentury’s obligations under the agreement. The employment agreement is effective until terminated by either party with 30 days advance notice or upon Mr. Timm’s death.

Mr. Timm’s employment agreement provides for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain performance goals, the agreement provides for a bonus targeted at fifty percent of his base salary. The agreement also provides for: (a) participation in the Company’s retirement plans, (b) participation in the Company’s health, disability and other welfare benefit plans, (c) at Mr. Timm’s option, whole life insurance on Mr. Timm’s life in an amount equal to his base salary, (d) sick leave in accordance with the policies of the Company, (e) reasonable vacation time consistent with past practice or as otherwise approved by the Company’s President or the Board of Directors, (f) such other benefits as may be approved by the Company’s Board of Directors, and (g) severance benefits upon termination of employment under the circumstances described below.

In the event Mr. Timm’s employment is terminated by the Company without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to his annual base salary, (b) a pro rata share of the Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twelve months following termination of employment and based on Mr. Timm’s deferral rate and the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 12 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation.

In the event Mr. Timm’s employment is terminated by the Company within twelve months following a change in control and without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to two times his annual base salary, (b) an amount equal to two times Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twenty-four months following termination of employment and based on Mr. Timm’s deferral rate on the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to two times the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 24 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation.

In the event that the change in control termination benefits payable to Mr. Timm are subject to the imposition of excise taxes under Section 4999 of the Code, the Company will reimburse Mr. Timm for the amount of such tax, and will pay Mr. Timm such additional amount as may be necessary to place Mr. Timm in the same financial position, after consideration of any potential state, federal and other taxes, that he would have been in if he had not incurred excise tax liability.

In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive (i) continued payment of Mr. Timm’s base salary for 90 days, (ii) a pro rata share of Mr. Timm’s target bonus, and (iii) continued benefits under the Company’s health plans for Mr. Timm’s family members for 90 days.

Mr. Timm has agreed to be subject to restrictive covenants against competing with the Company for a period of twelve months following termination of employment or, if longer, the entire period for which Mr. Timm is entitled to payments of base salary or target bonus or other incentive awards. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Timm’s employment is terminated for cause or Mr. Timm’s resigns without good reason, he is not entitled to any severance payment under the employment agreement and within 30 days following termination of employment, the Company shall pay him accrued salary and any annual bonus earned for a period which ended prior to the effective date of termination and which has not been paid to Mr. Timm.

Terms Applicable to Mr. Timm’s Employment Agreement

“Cause” for termination shall exist if Mr. Timm is (a) convicted of or pleads guilty or nolo contendere to a felony amounting to embezzlement fraud, theft or other act of dishonesty harming the Company, any employee, supplier, customer or other person doing business with the Company, (b) convicted of or pleads guilty or nolo contendere to a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person, (c) barred or suspended for more than 60 days by a court or regulatory agency from performing employment duties for the Company, (d) found liable for conduct deliberately undertaken to cause harm or injury or with reckless disregard to harm or injury that would be caused, to the Company, any employee, supplier, customer or other person doing business with the Company, other than conduct taken pursuant to advice of legal counsel to the Company, or (e) found by the Company to have failed to exercise reasonable efforts to perform any of his obligations under the employment agreement or directions of the Board within 10 business days after receipt of written notice specifying each obligation or direction to be so performed, provided that the refusal to perform an obligation or direction shall not constitute “cause” if Mr. Timm in good faith reasonably believes that such obligation or direction is not legal, ethical or moral and he so notifies the Board of his belief.

“Change in Control” is generally defined as (a) the acquisition by any individual, entity or group of beneficial ownership of 50% or more total voting power of the then outstanding Company securities, (b) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election, (c) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company, or (d) any one person, or more than one person acting as a group, acquires assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company.

“Good Reason” is generally defined as the executive tendering his resignation following any of the following: (a) Mr. Timm ceases to hold the positions and titles of Executive Vice President and office he currently holds with the Company; (b) without his consent, Mr. Timm is assigned authority or responsibility materially inconsistent with the authority or responsibility contemplated by his employment agreement, including any material diminution of his authority and responsibility or change in reporting requirements; (c) the Company reduces the executive’s base salary, there is a material delay in the payment of base salary, or there is any material reduction in the nature or amount of Mr. Timm’s benefits; (d) any requirement is imposed on Mr. Timm to reside or travel outside of the Columbus, Ohio area, other than travel that is reasonably required; (e) Mr. Timm becomes disabled to the extent that he cannot, with reasonable accommodation, perform the requirements of a position for a period of three consecutive months; or (f) the Company commits a material breach of Mr. Timm’s employment agreement which is not cured within 30 days following Mr. Timm’s written notice.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) has adopted a Charter outlining its duties and responsibilities on matters relating to financial reporting, internal audit, accounting practices, internal controls, loss reserving and selection of the Company’s independent registered public accounting firm. This Charter is available to shareholders on the Company’s website, at www.meadowbrook.com.

The Committee is comprised solely of independent directors. The members are: Bruce E. Thal, Chairman, Winifred A. Baker and Douglas Gaudet. The Committee recommended and the Board of Directors appointed Bruce E. Thal as the Committee’s financial expert, in accordance with the Sarbanes-Oxley Act of 2002.

During 2014, the Committee met with members of the Company’s financial management team at each of its four meetings. The Company’s independent auditors attended all of the Committee meetings. The Committee also meets with the Company’s third-party actuarial consultants. During these meetings, the Committee held discussions with the independent auditors and the actuaries relating to financial management, accounting practices, loss reserves, internal audit and other internal control related issues. The Committee met in executive sessions with the Company’s independent auditors. In addition, the Committee met in executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Actuary, Vice President of Internal Audit and General Counsel.

In 2014, the Committee appointed (subject to ratification by the shareholders) Ernst & Young LLP as the Company’s independent registered public accounting firm, which was pre-approved by the Board of Directors of the Company. The Committee also pre-approved the engagement of Ernst & Young LLP to assist the Company with its tax compliance review and comfort letter from Ernst & Young, LLP relating to the Company’s convertible senior notes transaction.

During 2014, the Committee reviewed the Company’s financial management with the independent registered public accounting firm. The Committee reviewed the audited financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Committee received a report from the Company’s third-party actuarial firm relating to the Company’s loss reserves. In addition, the Committee received reports from Ernst & Young LLP and the Company’s Internal Audit Department relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee is responsible for overseeing the Company’s project plan and compliance with Section 404.

The Committee also discussed with the independent registered public accounting firm other matters required to be discussed by Auditing Standard No. 16, as amended as adopted by the Public Company Accounting Oversight Board. In compliance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, the Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from the Company and its management.

In reliance upon these reviews and discussions, and the report of the independent registered public accounting firm, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee
Bruce E. Thal, Chairman
Robert W. Sturgis, Vice Chairman
Winifred A. Baker
Douglas Gaudet

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the current year. The affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of Ernst & Young LLP.

A representative from Ernst & Young LLP will be available at the Annual Meeting to respond to any appropriate questions from shareholders and, if they desire, to make a statement.

The Company’s Board recommends you vote FOR the ratification of the appointment of the independent registered public accounting firm.

AUDIT AND RELATED FEES

Set forth below is the information relating to fees billed to the Company by Ernst & Young LLP in respect to the services provided for fiscal years 2014 and 2013. The Audit Committee and the Board reviewed and approved such fees and determined the services provided were compatible with maintaining the independence of Ernst & Young LLP.

Fees	2014 ($)	2013 ($)
Audit Fees	2,648,372	1,839,232
Audit Related Fees	28,000	83,200
Tax Fees	39,230	38,000
All Other Fees	10,000	—
TOTAL	2,725,602	1,960,432

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the annual financial statements and internal control over financial reporting, as of December 31, 2014, as well as the interim quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees

Audit related fees included professional services rendered by the independent registered public accounting firm in connection with the Company’s employee benefit plan audit and other required regulatory filings. The 2013 fees included services related to the 2013 comfort letter procedures related to the 2013 debt issuance.

Tax Fees

The 2014 and 2013 tax fees relate to professional services rendered by Ernst & Young LLP in connection with the Company’s tax compliance review.

All Other Fees

The 2014 fees primarily relate to state exam coordination fees. No other services were rendered by Ernst & Young LLP during 2013.

Audit Committee Policy on Pre-Approval of Services Rendered by Independent Registered Public Accounting Firm

In accordance with the SEC rules issued pursuant to the Sarbanes Oxley Act of 2002 the Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a formal policy on auditor independence. This policy requires the approval by the audit committee for all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the specified services. The Audit Committee pre-approved all professional services rendered by the Company’s independent registered public accounting firm. Likewise, the Board pre-approved all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the services.

Audit Committee Financial Expert

The Board of Directors has determined that the Company has an Audit Committee financial expert, as defined by the SEC, serving on its Audit Committee. Mr. Bruce E. Thal is the Audit Committee financial expert. He is independent as such term for audit committee members is defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and he has no other relationship that would impair his independence.

Auditor Independence

The Audit Committee had considered whether the providing of services described under the subheading Tax Fees and All Other Fees above were compatible with maintaining Ernst & Young LLP’s independence. After such consideration, the Audit Committee determined the services were compatible with maintaining the auditor’s independence and pre-approved those services.

PROPOSAL 5: ADVISORY VOTE TO APPROVE THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote to approve the compensation of executives as disclosed in this Proxy Statement. This proposal required by Section 14A of the Securities Exchange Act, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to vote upon the fiscal 2014 executive compensation programs and policies and the compensation paid to the named executive officers. The Company’s practice is to present this proposal to shareholders at each Annual Meeting.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals, as well as, further promote our success by aligning the executive officers’ financial interests with long term shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, the Company’s risk tolerance and is consistent with our commitment to high standards of corporate governance.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding upon or overrule any decisions by the Board of Directors. It will not create nor imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. The affirmative vote of a majority of the votes cast is required to approve the proposal.

The Company’s Board recommends you vote “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement.

Certain Relationships and Related Party Transactions

The Company’s Governance and Nominating Committee Charter states the Governance and Nominating Committee is responsible for reviewing and approving all related party transactions between the Company and any related party. Annually, the Company requires all management employees, including the named executive officers and Board members to complete a questionnaire disclosing potential conflicts of interest transactions and/or relationships. The Governance and Nominating Committee annually reviews transactions with the Company and other companies with which the Company’s Board members and executive officers are affiliated to the extent reported in response to the questionnaires. In addition, the Governance and Nominating Committee is responsible for establishing, reviewing, and monitoring compliance with the Company’s Code of Conduct. For purposes of the Governance and Nominating Committee approval, a related party transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

All transactions disclosed below have been reviewed and approved or ratified by the Governance and Nominating Committee and the Board of Directors.

Demand Note

At December 31, 2014 the Company held a $683,000 demand note (the “demand note”) receivable, including $23,000 of accrued interest, from Robert S. Cubbin and Kathleen D. Cubbin. In 2014, Mr. Cubbin paid $43,800 to the Company in interest relating to the demand note. This demand note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The demand note bears a rate of interest equal to the rate charged the Company pursuant to its current revolving credit agreement, which as of December 31, 2014 was 2.76%. The demand note is due on demand. The loan is partially collateralized by 64,718 shares of the Company’s common stock, pursuant to a Stock Pledge

Agreement. The demand note between the Company and Mr. and Mrs. Cubbin is a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. Refer to the EMPLOYMENT AGREEMENTS section above.

Employees

Sue Cubbin, Senior Vice President of Human Resources, is the sister of Robert S. Cubbin, President and Chief Executive Officer of the Company. In her capacity as Senior Vice President of Human Resources, Ms. Cubbin is responsible for all human resource matters relating to compensation, fringe benefits, payroll, education and training, hiring and performance reviews of the Company’s employees. In addition, she is responsible for facilities management of the Company’s Southfield, Michigan headquarters.

Laura Segal, a Vice President in the Southfield branch, is the daughter of the former Chairman of the Board, Merton J. Segal. Ms. Segal is responsible for management of the Company’s largest public entity program, which is located in Michigan.

In 2014, Ms. Cubbin was paid a salary of $143,769 and a bonus of $50,000. Ms. Segal was paid a salary of $133,577 and a bonus of $35,000. Ms. Segal received 1,626 shares under the 2014 LTIP Plan, 20% of which vested in 2014 and the remaining 80% over a 4 year period. The award was subject to forfeiture in the event of a voluntary resignation or termination for “cause.” Ms. Cubbin retired from the Company on September 30, 2014.

On February 16, 2015, the Governance and Nominating Committee verified the independence of the Company’s independent directors as well as reviewed the employment and compensation of Ms. Cubbin and Ms. Segal. The Governance and Nominating Committee determined there had been no material change in either the compensation or duties of these employees and concluded the compensation paid these employees was fair and reasonable in relation to the comparable information and their experience, duties and responsibilities. On February 16, 2015, the Board of Directors accepted and ratified the report of the Governance and Nominating Committee.

PROPOSAL 6: AUTHORITY TO ADJOURN THE ANNUAL MEETING

The Company’s shareholders may be asked to adjourn the Annual Meeting to a later date or time in accordance with the merger agreement, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger if there are insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger.

The Board recommends that shareholders vote “FOR” the proposal to adjourn the Annual Meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger if there are insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of the Company’s common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the Annual Meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the Annual Meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Annual Meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting entitled to vote on such matter, may adjourn the meeting to another place, date or time.

OTHER MATTERS

Other Matters for Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the proxy statement and form of proxy for the next annual meeting of shareholders must both satisfy the requirements of Rule 14a-8 under the Exchange Act and be received at the Company’s executive offices no later than [•], 2015. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with Rule 14a-8 under the Exchange Act.

Under the Company’s By-Laws (the “By-Laws”), in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders’ meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting of shareholders, ordinarily, such notice must be given and received not less than 120 days before the first anniversary of the preceding year’s distribution of the Company’s proxy statement (or [•] in the case of an annual meeting of shareholders); provided, however, that in the event the date of the Annual Meeting is advanced by more than 30 days from the preceding year’s meeting, then such notice must be given by the shareholder and received by the Company within a reasonable time before the Company begins to print and distribute its proxy materials. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the By-Laws, including the name and address of each proposed nominee, his or her occupation and number of shares held and certain other information.

In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate if such shareholder complies with the timing and notice requirements contained in the By-Laws.

In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Articles of incorporation of the Company or By-Laws will be furnished a copy without charge upon written request to the Corporate Secretary.

The time limits under the By-Laws described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Exchange Act relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a shareholder must meet to have a proposal included in the Company’s proxy statement for an annual meeting.

In each case, the proposals or notices described above must be submitted in writing to Michael G. Costello, Senior Vice President, General Counsel and Secretary, Meadowbrook Insurance Group, Inc., 26255 American Drive, Southfield, Michigan 48034.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of the Company’s common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by contacting our transfer agent at 732-417-2928 or write them at Computershare, 118 Fernwood Avenue, Edison, NJ 00837. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you call Investor Relations, at (248) 358-1100, or write to Meadowbrook Insurance Group, Inc., 26255 American Drive, Southfield, Michigan 48034.

If you and other residents at your mailing address are registered shareholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please contact your broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this proxy statement and before the date of the Annual Meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Meadowbrook Insurance Group, Inc., 26255 American Drive, Southfield, Michigan 48034, Attention: Corporate Secretary or by calling (248) 358-1100.

If you would like to request documents from us, please do so at least five Business Days before the date of the Annual Meeting in order to receive timely delivery of those documents prior to the Annual Meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 12, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Agreement and Plan of Merger

Highly Confidential

AGREEMENT AND PLAN OF MERGER

among

MIRACLE NOVA II (US), LLC,

MIRACLE NOVA III (US), INC.

and

MEADOWBROOK INSURANCE GROUP, INC.

Dated as of December 30, 2014

AGREEMENT AND PLAN OF MERGER, dated as of December 30, 2014 (this “Agreement”), is made by and among Miracle Nova II (US), LLC, a Delaware limited liability company (“Parent”), Miracle Nova III (US), Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Meadowbrook Insurance Group, Inc., a Michigan corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Michigan Business Corporations Act (the “MBCA”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares and shares of Company Common Stock owned of record by Parent, Sub, the Company or any of their respective Subsidiaries, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of each of the Company, Parent and Sub have (a) determined that this Agreement and the Merger are advisable and in the best interests of such corporation and its shareholders and (b) adopted this Agreement;

WHEREAS, the Company Board has unanimously (with respect to all members of the Company Board present) recommended that its shareholders approve this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Fosun International Limited (the “Guarantor”), (a) is entering into a guarantee in favor of the Company pursuant to which Guarantor is guaranteeing the performance and payment of Parent’s and Sub’s obligations under this Agreement (the “Guarantee”) and (b) has delivered the Equity Commitment Agreement (as defined below) to the Company; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the MBCA, as a wholly-owned Subsidiary of Parent.

Section 1.02 Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (central prevailing time) on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.03 Effective Time.  Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Michigan in such form as required by, and executed in accordance with, the applicable provisions of the MBCA. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Michigan or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents.  At the Effective Time (i) the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A until, subject to Section 5.09, thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation, and (ii) subject to Section 5.09, the by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation.

(b) Directors.  Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(c) Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock.  Each share of Company Common Stock, including Restricted Stock, (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii), and other than Dissenting Shares, shall automatically be converted into the right to receive $8.65 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares.  All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date and payment date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall deposit with a U.S.-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no shareholder of the Company shall perfect any right to appraisal of his, her or its Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(a)(i), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Aggregate Merger Consideration. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Company Common Stock and to make payments from the Exchange Fund in accordance with Section 2.02(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02(b), except as expressly provided for in this Agreement.

(b) Procedures for Surrender.  As promptly as practicable after the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares, in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the registered holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Section 2.01(a)(i), and any Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall either pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)).

(c) Transfer Books; No Further Ownership Rights in Shares.  As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability.  At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent or the Surviving Corporation, as applicable) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

(f) Paying Agent Fees.  Parent and the Company shall each bear one-half of the Paying Agent’s fees and costs in connection with the Paying Agent’s services contemplated under this Section 2.02.

Section 2.03 Treatment of Restricted Stock and Equity Plans.

(a) Treatment of Restricted Stock.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions (“Restricted Stock”) granted pursuant to a Company Stock Plan shall vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse.

(b) Termination of Company Stock Plans.  As of the Effective Time, all Company Stock Plans shall terminate, and no Restricted Stock or other rights with respect to Shares shall be granted thereunder.

Section 2.04 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Shareholder”) who has not voted in favor of or consented to the approval of this Agreement and has complied with all the provisions of the MBCA concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 450.1762 of the MBCA. If such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the MBCA, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 450.1762 of the MBCA. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed at least two days prior to the date of this Agreement and after January 1, 2012, other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such filings or similar forward-looking statements contained therein that are cautionary in nature (without giving effect to any amendment to any such documents filed on or after the date that is two days prior to the date hereof) or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to, or incorporated by reference in, such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate (or other form of legal entity, as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Company Charter”), and (ii) the Amended and Restated By-laws of the Company (the “Company By-laws”), each as in effect as of the date hereof. Each of the Company Charter and the Company By-laws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(c) Section 3.01 of the Company Disclosure Letter sets forth a true and complete list of all Company Subsidiaries, including each Company Subsidiary that, as of the date hereof, is a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (each a “Significant Subsidiary”), together with its jurisdiction of incorporation or organization and the percentage of capital stock or other equity interest held by any person other than the Company or another Company Subsidiary.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 1,000,000 shares of the Company’s preferred stock (the “Company Preferred Stock”). As of the close of business on December 29, 2014 (the “Specified Date”), (i) 50,093,678 shares of Company Common Stock (including 222,942 shares of Restricted Stock, none of which are performance-based assuming a target level of performance) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no shares of Company Common Stock were held in treasury.

(b) As of the close of business on the Specified Date, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except for 2,321,854 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans.

(c) Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding shares of Restricted Stock, including for each award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), number of Shares, the applicable Company Stock Plan, grant date, and expiration date.

(d) As of the date hereof, except for Restricted Stock referred to in Section 3.02(a), Section 3.02(b) and Section 3.02(c) and the related award agreements, there are no outstanding or existing (i) options, warrants, calls, subscriptions, agreements, obligations or other rights, convertible or exchangeable securities, agreements or commitments of any character to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries, or securities convertible into or exchangeable for such shares, or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries, or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Since the close of business on the Specified Date through the date hereof, the Company has not issued any shares of Company Common Stock or other class of equity security (other than Restricted Stock issued in accordance with a Company Stock Plan).

(e) Except as set forth on Section 3.02(e) of the Company Disclosure Letter, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company or any Company Subsidiary may vote.

(f) The Company or another Company Subsidiary owns, directly or indirectly, all (100%) of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries other than those set forth on Section 3.02(f) of the Company Disclosure Letter, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for (x) equity securities in the Company Subsidiaries, (y) securities in any publicly traded company held for investment by the Company or any of the Company Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company and (z) as set forth in Section 3.02(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity security in any person, or has any obligation to acquire any such equity security, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. As of the date hereof, there are no accrued and unpaid dividends with respect to any outstanding Shares.

Section 3.03 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s shareholders of this Agreement, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Shareholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Michigan, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company at the Closing will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub) this Agreement constitutes, and when executed and delivered such other agreements or instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has unanimously (with respect to all members of the Company Board present) (i) adopted and declared advisable this Agreement and the Merger and the consummation by the Company of the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and, subject to receiving the Company Shareholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the Merger and the other transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and (v) resolved to recommend the approval of this Agreement by the shareholders of the Company, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will: (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control that results in a default or any right of termination or consent under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, additional or increased payment, acceleration or cancellation of, or increase in any benefits or obligations under, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or any Company Permit, except, with respect to clauses “(ii)” and “(iii)”, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Required Consents”).

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Michigan, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings as may be required under the rules and regulations of NYSE, (v) the filing of an application for the approval of a Statement Regarding the Acquisition of Control, or “Form A” statement, with receipt of the approval of, the Insurance Regulator of the States of California, Michigan, Missouri, Ohio and of Washington, D.C., (vi) compliance with any applicable international, federal or state securities or “blue sky” Laws; and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the

“Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Permit is valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.05(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since December 31, 2011, and (ii) neither the Company nor any Company Subsidiary is in default or violation, in any respect, of any of the Company Permits. Except as set forth in Section 3.05(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary, is the subject of any pending or, to the knowledge of the Company, threatened action, suit, claim, dispute or other litigation, legal, administrative or arbitration proceeding or investigation, seeking the revocation, suspension, termination, modification or impairment of any Permit.

(b) Since January 1, 2012, the Company and each of the Company Subsidiaries is and has been in compliance with all Laws (including Insurance Laws relating to the sale, marketing, issuance, cession, administration and underwriting of insurance) applicable to the Company, the Company Subsidiaries and their respective businesses and activities, and with all Orders to which the Company or the Company Subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.05(b) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any written notice since January 1, 2012 from any Governmental Entity (i) of any material administrative, civil or criminal investigation or audit by any Governmental Entity relating to violation of, or non-compliance with, applicable Law by the Company or any of the Company Subsidiaries or (ii) alleging that the Company or any of the Company Subsidiaries are not in compliance with any applicable Law or Order in any material respect, in the case of each of clauses (i) and (ii), that has not been fully resolved.

(c) This Section 3.05 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.06; employee benefit matters, which are the subject of Section 3.12; Tax matters, which are the subject of Section 3.14; environmental matters, which are the subject of Section 3.16; or intellectual property matters, which are the subject of Section 3.17.

Section 3.06 Company SEC Documents; Financial Statements.

(a) Since January 1, 2012, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file any forms or reports with the SEC. Since January 1, 2012, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, for the absence of footnotes and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect).

(b) The Company has delivered, or otherwise made available (including through filings with the SEC) to Parent copies of all comment letters received by the Company from the SEC since January 1, 2013 through the date hereof relating to the Company SEC Documents, together with all written responses of the Company thereto. Except for any review and comment by the SEC relating to the Proxy Statement, as contemplated by Section 5.04, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC through the date hereof. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of any ongoing review by the SEC except for any review and comment by the SEC on the Proxy Statement as contemplated by Section 5.04.

(c) Section 3.06(c) of the Company Disclosure Letter sets forth the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Financial Statements”): (i) the annual statement of each Insurance Subsidiary as of and for the annual periods ended December 31, 2013, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Insurance Subsidiary, and (ii) the quarterly statements of each Insurance Subsidiary as of and for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Insurance Subsidiary. The Statutory Financial Statements have been prepared in accordance in all material respects with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Insurance Subsidiary is domiciled (“SAP”) and present fairly, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein.

Section 3.07 Information Supplied.  The proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.08 Internal Controls and Disclosure Controls.  The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries, including reasonable assurances that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP. The Company (x) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (y) based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, has disclosed, to the extent required by applicable Law, in any applicable

Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, and to the Company’s auditors and the audit committee of the Company Board, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting; and (z) based on its most recent evaluation of the Company’s disclosure controls and procedures prior to the date hereof, has disclosed in any applicable Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Since January 1, 2012 through the date hereof, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

Section 3.09 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, from September 30, 2014 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business substantially consistent with past practice.

(b) From September 30, 2014, there have not been any facts, events, changes, developments, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of the Company as of September 30, 2014 or in the notes thereto, (b) incurred in the ordinary course of business, in amounts consistent with past practice since September 30, 2014, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, (d) that have been discharged or paid in full prior to the date hereof or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation.  There is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary is a party or to which any of the properties or assets of the Company or any Company Subsidiary is subject, either pending or, to the knowledge of the Company, threatened that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Company nor any Company Subsidiary is a party to, and none of the properties or assets of the Company or any Company Subsidiary is subject to or, to the knowledge of the Company, threatened by any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, there have not been, nor are there currently pending, any internal investigations conducted by the Company Board (or any committee thereof) or at the request of the Company Board (or any committee thereof) by any third party, in each case concerning any actual or alleged financial, accounting, conflict of interest, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company, in each case except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program or arrangement (including the Company Stock Plan), in each case, maintained by, contributed to, or sponsored by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any present or future liability, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law (each a “Company Benefit Plan”). With respect to each such Company Benefit Plan, other than Company Benefit Plans maintained by the Company’s non-U.S. Subsidiaries, the Company has made available to Parent a true and correct copy of: (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the two (2) most recent (A) annual reports (Form 5500) filed with the IRS, (B) audited financial statements and (C) actuarial valuation reports; and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists each Company Benefit Plan, other than Company Benefit Plans maintained by the Company’s non-U.S. Subsidiaries, that provides health benefits after retirement or other termination of employment, other than (i) as required by Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(d) At no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(e) Section 3.12(e) of the Company Disclosure Letter lists each Company Benefit Plan that may provide for payment (whether in cash or property or the vesting of property) as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(g) The consummation of the Merger and the other transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of the Company Subsidiaries to any pay or benefits under any Company Benefit Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award of the Company or any Company Subsidiary; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Benefit Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Benefit Plan.

(h) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of the Company Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(i) Neither the Company nor any of the Company Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law or other applicable Law provision.

(j) Each Company Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in compliance in all material respects with the requirements of Section 409A of the Code and applicable guidance issued thereunder, to the extent necessary so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

Section 3.13 Labor.

(a) As of the date hereof, there is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date hereof, the Company or any Company Subsidiary is not a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.

(b) The Company is in compliance in all material respects with all applicable Laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

Section 3.14 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it on or prior to the date hereof and all such filed Tax Returns are correct, complete and accurate, and has timely paid all Taxes (whether or not shown on any Tax Return) that are or were due and payable or otherwise subject to collection action by a Governmental Entity; subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date hereof there is no Proceeding or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate with all other such Proceedings or assessments, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate with all other such deficiencies, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.

(c) Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person, which liability would, individually or in the aggregate with all other such liabilities, constitute a Company Material Adverse Effect. Since January 1, 2013, neither the Company or any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Real Property; Personal Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”).

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, identified by street address as of the date of this Agreement of the street address of (i) each real property leased, subleased, licensed or otherwise occupied (whether as tenant or subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary pays annual rent in excess of $250,000 (collectively, the “Lessee Leased Real Property”) or (ii) each real property leased, subleased or licensed (whether as landlord, sub-landlord or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary receives annual rent in excess of $250,000 (collectively, the “Lessor Leased Real Property” and together with the Lessee Leased Real Property, the “Leased Real Property”). The Company has made available to Parent complete and correct copies of all leases for the Leased Real Property (including all material amendments thereto) to which the Company or any Company Subsidiary is a party (each a “Real Property Lease”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (a) good fee simple title to all Owned Real Property, (b) as of the date hereof, a valid leasehold estate in all Lessee Leased Real Property, and (c) to the knowledge of the Company, to the extent required by the business of the Company and the Company Subsidiaries as currently conducted, peaceful, undisturbed possession of all Lessee Leased Real Property of which the Company or such Company Subsidiary is a tenant or subtenant (subject to any subleases or similar arrangements that may be in existence), in each case free and clear of all Liens except for Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Real Property Lease, and to the knowledge of the Company as of the date hereof, no event or circumstances has occurred or exists that with or without notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, is in full force and effect and enforceable against the applicable Company or Company Subsidiary, subject to the Bankruptcy and Equity Exception.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

Section 3.16 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is and since January 1, 2012 has been in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and in the three years preceding the date of this Agreement none of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(b) There are no Releases or to the Company’s knowledge threatened Releases of Hazardous Substances in, at, on or under (A) any of the real property owned or leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the Company’s knowledge, otherwise, or (B) any facility to which Hazardous Substances generated by the Company or any Company Subsidiary were sent or received, that, in either case, would reasonably be expected to result in material liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(c) No Environmental Law requiring investigation or cleanup as a condition of completing a sale of property or change in control of an industrial facility is applicable to the Merger and the other transactions contemplated by this Agreement.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

Section 3.17 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, Internet domain names and Trade Secrets (the “Intellectual Property Rights”) that are used in the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights.

(b) To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not, individually or in the aggregate, reasonable be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except as set forth in Section 3.18(a) of the Company Disclosure Letter. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.18(a) and any Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed since January 1, 2012 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company

Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly owned Company Subsidiaries), as of the date hereof, that:

(i) is a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) contains covenants of the Company or any of Company Subsidiaries purporting to limit, in any material respect, either the type or line of business in which the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their affiliates may engage or the geographic area in which any of them may so engage which, in each case, following the Effective Time, would apply to Parent and its Subsidiaries;

(iii) evidences the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $2,000,000;

(iv) is a Contract with an affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act;

(v) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any material business of the Company and the Company Subsidiaries, taken as a whole;

(vi) provides for the acquisition or disposition of any business of the Company or any Company Subsidiary (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise) other than this Agreement (A) entered into since January 1, 2012 and which involves an asset value in excess of $2,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(vii) is a settlement Contract which materially affects the conduct of the Company’s or any Company Subsidiaries’ businesses;

(viii) is a material reinsurance treaty or agreement, including retrocessional agreements, to which any Insurance Subsidiary is a party or under which any Insurance Subsidiary has any existing rights, obligations or liabilities (collectively, the “Company Reinsurance Agreements”);

(ix) imposes exclusivity (other than non-competition covenants) or non-solicitation obligations on the Company or any of its affiliates (including Parent or any of its Subsidiaries following the Effective Time), except for Contracts entered into in the ordinary course of business which impose exclusivity or non-solicitation obligations that are not material to the Company or any of its affiliates; and

(x) is a material Contract with any Agent that, in the twelve (12) month period ended December 31, 2013, produced insurance policies or contracts issued by an Insurance Subsidiary which resulted in greater than five percent (5%) of the Insurance Subsidiaries’ gross written premiums for such twelve (12) month period ended on December 31, 2013 (each such Agent, a “Specified Producer”).

(c) Each Contract described in Section 3.18(a) or Section 3.18(b) is referred to herein as a “Company Material Contract.” Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and is in full force and effect, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of the Company Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Company Material Contract that has not terminated, been so amended or expired (in each case according to its terms) prior to the date of this Agreement.

Section 3.19 Insurance.  Section 3.19 of the Company Disclosure Letter sets forth a list of all material insurance policies and arrangements held, as of the date hereof, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary (the “Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all the Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid and neither the Company nor any Company Subsidiary is in material breach of or default under any of the Insurance Policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any of the Insurance Policies. The Company has made available to Parent true and complete copies of all material Insurance Policies as of the date hereof relating to the business, assets and operations of the Company and the Company Subsidiaries.

Section 3.20 Insurance Matters.

(a) Section 3.20(a)(i) of the Company Disclosure Letter contains a true and complete list of each of the Company’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company or reinsurance company (collectively, the “Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, none of the Insurance Subsidiaries is “commercially domiciled” (as such term is used in such jurisdiction’s insurance holding company statutes) in any other jurisdiction or is otherwise treated as domiciled under applicable Insurance Laws in a jurisdiction other than its jurisdiction of domicile set forth in its articles of incorporation or applicable organizational documents. Without limiting the generality of Section 3.05(a), each of the Insurance Subsidiaries and each of the Insurance Producers is licensed or authorized, to the extent required by Insurance Law, in each jurisdiction where it engages in business and where applicable, for each line of business written, marketed, sold or administered therein, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all benefits due and payable under an insurance contract issued by or on behalf of any of the Insurance Subsidiaries have been paid in accordance with the terms of such insurance contract, except for such benefits for which an Insurance Subsidiary in its reasonable good faith discretion believes there is a basis to contest payment.

(c) As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unpaid claims or assessments made against any Insurance Subsidiary, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, in each case that are not reflected in the Company Financial Statements.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Company or any Company Subsidiary is a party, are, to the extent required under applicable Laws, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws except for such failures to comply with Law that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As to premium rates established by any Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Since January 1, 2012, each of the Insurance Subsidiaries and each of the Insurance Producers has duly and timely filed all reports or other filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Insurance Laws, and no Insurance Regulator has asserted in writing to the Company or any Insurance Subsidiary any material deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, each of the transactions between or among Insurance Subsidiaries and their affiliates, and all Contracts and transactions in effect between any Insurance Subsidiary and any affiliate that are required to be filed with, and approved by, an Insurance Regulator under the applicable insurance holding company statutes or other applicable Insurance Laws, have been filed with such applicable Insurance Regulator, and the applicable Insurance Subsidiary has obtained any required approvals or deemed approvals of Insurance Regulators with respect thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, a “Regulatory Agreement”), that materially restricts the conduct of its business or that in any other manner relates to its capital adequacy or its underwriting policies, nor has the Company or any of the Company Subsidiaries been advised in writing by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(g) From January 1, 2012 through the date hereof, the Company has not received written notice from any reinsurer party to a Company Reinsurance Agreement of any anticipated default under the terms of the applicable Company Reinsurance Agreement that would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.20(g) of the Company Disclosure Letter, as of the date hereof there are no disputes under any Company Reinsurance Agreement except for such disputes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, with respect to any Insurance Subsidiary for all periods beginning on or after January 1, 2012 through the date hereof, and all material attachments, addenda, supplements and modifications thereto to the extent in the Company’s possession (the “Actuarial Analyses”). The information and data furnished by any Insurance Subsidiary to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects for the periods covered in such reports. The aggregate insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premium for each Insurance Subsidiary, as reflected in its Statutory Financial Statements (collectively, the “Insurance Reserves”), (i) were determined in all material respects in accordance with generally accepted actuarial standards (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (iii) satisfied the requirements of Insurance Law in all material respects; provided, however, that the Company and its representatives are not making any representation or warranty in this Agreement in respect of the adequacy or sufficiency of the Insurance Reserves of the Company or the Insurance Subsidiaries.

(i) The Company has provided Parent with a complete list of all bonds, structured securities, stocks and other investments that were carried on the books and records of the Company and the Company Subsidiaries as of September 30, 2014 (such bonds, structured securities, stocks and other investments, together with all bonds, structured securities, stocks and other investments acquired by the Company and the Company Subsidiaries between such date and the date hereof, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and the Company Subsidiaries, as applicable, has good and marketable title to all of the material Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. The Company has made available a true and complete copy of the investment guidelines of the Company and the Company Subsidiaries in place as of the date hereof with respect to the investment of the Investment Assets (the “Investment Guidelines”) to Parent prior to the execution of this Agreement. To the knowledge of the Company, the composition of the Investment Assets complies in all material respects with applicable Law and the Investment Guidelines.

(j) The Company has made available to Parent true and complete copies of all written analyses and reports submitted by any Insurance Subsidiary to any Insurance Regulator during the past thirty-six (36) months relating to risk-based capital calculations and Insurance Regulatory Information System ratios as determined by the National Association of Insurance Commissioners, and no Insurance Regulator has asserted to the Company or any Company Subsidiary in writing any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of the Insurance Subsidiaries has been notified by any Specified Producer or Insurance Regulator in writing of any material non-compliance by any Specified Producer with applicable Insurance Laws (including laws, regulations, directives and opinions of Insurance Regulators relating to the soliciting, marketing, administering, negotiating sale or production of the Company’s and the Insurance Subsidiaries’ products) in connection with the distribution of insurance policies or contracts issued by an Insurance Subsidiary.

(k) To the knowledge of the Company, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, third party administrator, marketer, wholesaler and managing general underwriter that wrote, sold, produced or managed a material amount of insurance business since January 1, 2012 for one or more of the Insurance Subsidiaries (each, an “Agent”) was, to the extent required by applicable Law, duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed for or on behalf of the Insurance Subsidiaries. To the knowledge of the Company, since January 1, 2012, no Agent has materially violated or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production or underwriting of business for the Insurance Subsidiaries, except for such failures or such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Agent was appointed and compensated by the Company or the Company Subsidiaries in compliance in all respects with applicable Insurance Law. None of the Company or any of the Insurance Subsidiaries has received written notice of any material disputes with any current or former Agent concerning commissions, except for such disputes that (i) have been settled or otherwise fully resolved, or (ii) if resolved fully in the Agent’s favor, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no Agent accounting individually for 10%

or more of the total gross premiums of all of the Insurance Subsidiaries for the nine months ended September 30, 2014, has indicated to the Company or the Insurance Subsidiaries in writing or, to the Company’s knowledge, orally that such Agent will be unable or unwilling to continue its relationship as an Agent with any Insurance Subsidiary.

Section 3.21 Opinion of Financial Advisor.  The Company Board has received the opinion of Willis Capital Markets & Advisory on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration, is fair, from a financial point of view, to the holders of Company Common Stock. An executed copy of such opinion will be delivered to Parent solely for informational purposes after execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

Section 3.22 Takeover Statutes; No Rights Plan.

(a) Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or any transaction contemplated by this Agreement.

(b) The Company Board has not adopted any rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any person from acquiring control of the Company that as of the date hereof is in effect.

Section 3.23 Vote Required.  The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Shareholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company By-laws, or otherwise) of the holders of capital stock of the Company to approve this Agreement and the transactions contemplated hereby (including the Merger) (the “Company Shareholder Approval”).

Section 3.24 Brokers.  No broker, finder or investment banker other than Willis Capital Markets & Advisory is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

Section 3.25 Acknowledgement of No Other Representations or Warranties.  Each of the Company and Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the Equity Commitment Agreement and the Guarantee, none of the Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Sub hereby represent and warrant to the Company:

Section 4.01 Organization.  Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has full corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

Section 4.02 Authority.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub other than the approval of this Agreement by Parent in its capacity as sole shareholder of Sub. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub at the Closing will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses “(ii)” and “(iii)”, for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Michigan, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

Section 4.04 Information Supplied.  None of the information supplied or to be supplied by Parent or Sub or any of their representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation.  As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, none of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. As of the date hereof, none of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “interested shareholder” of the Company, in each case as defined in Chapter 7A of the MBCA.

Section 4.07 Financing

.

(a) Parent has delivered to the Company a true and complete copy of an executed equity commitment agreement, dated as of the date hereof (the “Equity Commitment Agreement”), among Parent, Sub and Guarantor, pursuant to which Guarantor has agreed, according to the terms and subject to the conditions therein, to fund an amount sufficient to satisfy the Financing Uses no later than immediately prior to the Closing (the “Equity Financing”). The Company is an express third-party beneficiary with respect to, and is entitled to specifically enforce, the Equity Commitment Agreement.

(b) Parent or Guarantor has, and at the Closing Parent will have pursuant to the Equity Commitment Agreement, sufficient available funds to pay the Aggregate Merger Consideration and any other cash amounts payable by Parent or Sub in accordance with Section 5.12 of this Agreement (collectively, the “Financing Uses”).

(c) The Equity Commitment Agreement is in full force and effect and has not been terminated or otherwise amended, supplemented or modified in any respect. The Equity Commitment Agreement is a legal, valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements relating to the Equity Commitment Agreement. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Sub or Guarantor under any term of, or a failure of any condition under, the Equity Commitment Agreement or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing immediately prior to the Effective Time, other than as expressly set forth in the Equity Commitment Agreement.

(d) Neither Parent nor Sub has, directly or indirectly, entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third person in connection with a transaction relating to the

Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.08 Guarantee.  Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantor to deliver the Guarantee, dated as of the date hereof, to the Company. The Guarantee is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Guarantee is a legal and valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Guarantor under such Guarantee.

Section 4.09 Solvency.  Assuming (a) the accuracy of the representations and warranties of the Company set forth herein and (b) compliance in all material respects by the Company with its covenants and obligations set forth herein, then immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, (i) Parent and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) Parent and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or Parent.

Section 4.10 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.11 Absence of Certain Arrangements.  Other than this Agreement and as set forth on Section 4.11 of the Parent Disclosure Letter, as of the date hereof, there are no Contracts between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or shareholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 4.12 Acknowledgement of No Other Representations or Warranties.  Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger.  The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, by any Governmental Entity of competent jurisdiction or by the rules or regulations of NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to conduct its operations in the ordinary course of business, substantially consistent with past practice, and use all commercially reasonable efforts to (i) preserve intact the business organization, material assets and Intellectual Property of the Company and the Company Subsidiaries in all material respects; (ii) keep available the services of the directors, officers and management of the Company and the Company Subsidiaries; (iii) maintain in effect all Company Permits and other authorizations with Governmental Entities; and (iv) maintain its relationships with customers, reinsurers, Agents, lenders, suppliers, service providers, licensors, licensees, distributors and others having business relationships with the Company or any Company Subsidiary. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement, or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or Company By-laws;

(b) issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than Restricted Stock issued in accordance with a Company Stock Plan in the ordinary course of business (other than the issuance of securities by a Company Subsidiary to the Company or another Company Subsidiary);

(c) adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company;

(d) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company or any Company Subsidiary, except pursuant to existing Contracts;

(e) other than quarterly dividends made in the ordinary course of business (and not exceeding $0.02 per share per quarter), declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(f) other than Tax withholdings on the vesting or payment of Restricted Stock or reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(g) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries or the Company;

(h) make or offer to make any acquisition of a business (including by merger, consolidation or acquisition of stock or assets), other than any acquisitions for consideration that is individually not in excess of $1,000,000, or in the aggregate not in excess of $2,000,000;

(i) incur any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness, (ii) for borrowings (including letters of credit and performance bonds) in the ordinary course of business or (iii) Indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time;

(j) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $1,000,000 in the aggregate in any fiscal quarter;

(k) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of used equipment in the ordinary course of business, or (iii) Permitted Liens incurred in the ordinary course of business;

(l) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned Company Subsidiary) other than loans in the ordinary course of business not to exceed $1,500,000 in the aggregate;

(m) except to the extent required by or advisable to comply with Law or the existing terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.11: (i) other than increases in salary and annual bonuses in the ordinary course of business and changes to broad-based Company Benefit Plans in the ordinary course of business, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) other than in the ordinary course of business in connection with the hiring of new employees, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) except for amendments to Company Benefit Plans advisable to comply with applicable Law, establish, terminate, adopt, enter into or amend bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance, change-in-control or other plan or agreement; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(n) except in each case to the extent required by Law, file any material Tax Return materially inconsistent with past practice, make any material Tax election inconsistent with past practice, change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing or similar agreements or Tax ruling relating to a material amount of Taxes, accept or approve any material proposed adjustment to any Tax liability, materially amend any material Tax Return, surrender any right to claim a material Tax refund or consent in writing to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (except for any such consent given in the ordinary course of business);

(o) make any change in any financial accounting principles, methods, policies or procedures, other than as required by GAAP, SAP, applicable Law or any Governmental Entity with competent jurisdiction;

(p) other than in the ordinary course of business, make any material change in its underwriting, claims management or reinsurance practices, policies and procedures;

(q) terminate any Company Permit, other than in accordance with the terms and regular expiration of any Company Permit, except to the extent such termination would otherwise have been permitted to occur in the ordinary course of business;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

(s) except in the ordinary course of business, (i) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Company Material Contracts or (ii) enter into any other contract which would be a Company Material Contract if executed prior to the date hereof; or

(t) authorize, commit or agree to take any of the foregoing actions, or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, neither Parent nor Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) and the Equity Financing or as provided in or expressly contemplated by this Agreement, and shall not take or agree to take any action that would prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole shareholder of Sub in accordance with applicable Law and the articles of incorporation and by-laws of Sub.

Section 5.03 No Solicitation; Change of Company Recommendation.

(a) From and after the date hereof, until the earlier of the Effective Time and the termination of this Agreement, subject to Section 5.03(b), neither the Company nor any of the Company Subsidiaries shall (nor shall they authorize or knowingly permit any Company Representative on their behalf to), and the Company shall direct the Company’s Representatives not to (i) directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Competing Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Competing Proposal, or (ii) (A) conduct or engage or participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of the Company Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to or otherwise knowingly cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Competing Proposal or (B) (1) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries or (2) approve any transaction under, or any third party becoming an “interested shareholder” under, the MBCA, (3) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Competing Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (4) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and direct the Company Representatives to, cease immediately and terminate, and shall not authorize or knowingly permit any of the Company Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Competing Proposal and shall request (unless previously so requested) any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of the Company Subsidiaries that was furnished by or on behalf of the Company and the Company Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Company Representatives shall be deemed to be a breach of this Section 5.03 by the Company and the Company shall instruct Willis Capital Markets & Advisory and any other financial advisor engaged by the Company in connection with this Agreement not to, and use reasonable best efforts to cause Willis Capital Markets & Advisory and any other such financial advisor not to, take any action or engage in any communications that if taken by a Company Representative would violate, any provision of this Section 5.03(a).

(b) Notwithstanding the foregoing provisions of Section 5.03(a), prior to the Company Shareholder Approval, the Company Board, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited Competing Proposal in writing on or after the date of this Agreement, that did not result from or arise out of a breach of Section 5.03(a), and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior

Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company Subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.03, but in each case under the preceding clauses “(i)” and “(ii)”, only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law.

(c) The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it obtains knowledge of the receipt by the Company (or any of the Company Representatives) of any Competing Proposal, or any inquiry, offer or proposal that would reasonably be expected to lead to a Competing Proposal, in each case in connection with any Competing Proposal or inquiry, offer or proposal that would reasonably be expected to lead to a Competing Proposal. In such notice, the Company shall identify the third party making such proposal, and the material terms and conditions of, any such Competing Proposal, inquiry, indication, offer or proposal. Commencing upon the provision of any notice referred to above, the Company shall (i) on a reasonable and prompt basis at a mutually agreeable time, advise Parent (or its counsel) of the status and material terms (including material amendments or proposed amendments as to price and other material terms) of any such Competing Proposal, request or inquiry and (ii) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all letters of intent, term sheets and all drafts of material agreements relating to any such Competing Proposal (including the financing thereof), request or inquiry exchanged between the Company, the Company Subsidiaries or the Company Representatives, on the one hand, and the person making a Competing Proposal or any of its affiliates, or their respective officers, directors, employees, or representatives, on the other hand. The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of the Company Subsidiaries), provided to any third party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Sub, the Company Recommendation, (ii) approve, endorse, adopt, enter into, or recommend, or publicly propose to approve, endorse, adopt, enter into, or recommend, any Competing Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock and reaffirm the Company Recommendation within ten (10) Business Days after the commencement of such offer (including, for these purposes, by taking no position with respect to the acceptance by the shareholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Competing Proposal) (provided that, for the avoidance of doubt, a statement that the Company Board recommends against such offer but, in a manner that complies with the terms of this Agreement, is engaging in discussions with the Person making such offer, shall not constitute a Change of Company Recommendation) or (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change of Company Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Shareholder Approval, the Company Board, following receipt of and on account of a Superior Proposal, may (x) make a Change of Company Recommendation, and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(f), but only if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not make a Change of Company Recommendation or terminate this Agreement in accordance with the terms of Section 7.01(f), unless (A) the Company promptly notifies Parent (the “Adverse Recommendation Change Notice”), in writing before making a Change of Company Recommendation or terminating this Agreement, of its intention to take such action with respect to a Superior Proposal (it being understood and agreed that the making of such notice or the public disclosure by the Company of the fact that such notice has been made shall not, by itself, constitute a Change of Company Recommendation), (B) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal, and shall include in such notice the identity of the person making such Superior Proposal, (C) if requested by Parent, the Company thereupon negotiates with Parent in good faith (and causes its financial and legal advisors to participate in such negotiations), for at least five (5) Business Days following receipt by Parent of such Adverse Recommendation Change Notice (the “Negotiation Period”), with respect to adjustments in the terms and conditions of this Agreement, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed that in the event that, after commencement of the Negotiation Period, there is any material revision to the terms of a relevant Superior Proposal, including, any revision in price, the Company shall be obligated to so negotiate with Parent for additional two (2) Business Day periods from the time Parent is notified of each such material revision); and (D) taking into account any changes to the terms and conditions of this Agreement and any other agreements relating to the Merger and the other transactions contemplated by this Agreement that are proposed by Parent to the Company, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect.

(e) Notwithstanding anything to the contrary in this Agreement, the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than a Competing Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Competing Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), make a Change of Company Recommendation if the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and, provided, further, that the Company Board shall not be entitled to exercise its right to make a Change of Company Recommendation pursuant to this clause “(e)” unless the Company Board has (A) provided to Parent prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Change of Company Recommendation, in reasonable detail, and (B) if requested by Parent, for a period of five (5) Business Days, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change of Company Recommendation as a result of the Intervening Event.

(f) Nothing contained in this Section 5.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to a Competing Proposal; provided that the Company shall not make a Change of Company Recommendation without complying with this Section 5.03.

Section 5.04 Proxy Statement; Shareholder Meeting.

(a) The Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, a meeting of its shareholders, which meeting the Company shall use its reasonable best efforts to cause to occur (unless otherwise consented to in writing by Parent (such consent not be unreasonably withheld, delayed or conditioned)) within thirty (30) days (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day), immediately following the date after the Proxy Statement is cleared (or is deemed to be cleared based on the lack of SEC review by the 10th calendar day after filing of a preliminary Proxy Statement) by the SEC for mailing to the Company’s shareholders (the “Company Shareholder Meeting”), for the purpose of obtaining the Company Shareholder Approval (so long as this Agreement has not been terminated and remains in effect, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the shareholders of the Company reject it or any other Change of Company Recommendation has occurred at any time); provided, however, that (i) if the Company is unable to obtain a quorum of its shareholders at such time, then the Company may adjourn the Company Shareholder Meeting for no more than five (5) Business Days if necessary in order to obtain a quorum of its shareholders and the Company shall use its commercially reasonable efforts during such five (5) Business Day period to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Company Shareholder Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable Law, (iii) if the Company receives a Competing Proposal, or the price or material terms of a previously received Competing Proposal are modified or amended, in any such case during the five (5) Business Day period immediately prior to the day of the Company Shareholder Meeting, then the Company may delay the Company Shareholder Meeting until the date that is the seventh (7th) Business Day after the date on which the Company Shareholder Meeting would otherwise have originally been held and (iv) if the Company receives a Competing Proposal, or the price or material terms of a previously received Competing Proposal are modified or amended and the Company Board has failed to publicly reject such Competing Proposal in any such case by a date not later than the fifth (5th) Business Day immediately prior to the day of the Company Shareholder Meeting, then the Company shall delay the Company Shareholder Meeting until the date that is the fifth (5th) Business Day after the later of (1) the date on which the Company Shareholder Meeting would otherwise have originally been held, or (2) the date on which the Company Board publicly rejects such Competing Proposal, to the extent permissible under applicable Law. Unless the Company Board shall have effected a Change of Company Recommendation in accordance with Section 5.03, the Company Board shall make the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, and the Company shall otherwise comply with all applicable Laws applicable to the Company Shareholder Meeting. Without limiting the generality of the foregoing, so long as this Agreement has not been terminated and remains in effect, the Company agrees that (x) its obligations pursuant to this Section 5.04 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal, and (y) the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholder Meeting and the matters constituting the Company Shareholder Approval shall be submitted to the Company’s shareholders at the Company Shareholder Meeting whether or not (A) a Change of Company Recommendation shall have occurred or (B) any Competing Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. The Company agrees that it shall not submit to the vote of the shareholders of the Company any Competing Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Merger at the Company Shareholder Meeting. The notice of such Company Shareholder Meeting shall state that a resolution to approve and adopt this Agreement and a resolution to adjourn the Company Shareholder Meeting, if necessary, will be considered at the Company Shareholder Meeting, and, except as required by applicable Law, the Company shall use reasonable best efforts to prevent any proposal, action or transaction involving the Company or any Company Subsidiary, which proposal, action or transaction is incompatible with, or is designed to prevent, the Merger or the other transactions contemplated by this Agreement, from being considered or voted upon at the Company Shareholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 5.03(d), (i) the Company Board (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Company Recommendation”) at the Company Shareholder Meeting, (ii) the Proxy Statement shall include the Company Recommendation and (iii) neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Sub, the Company Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly, and the Company shall file with the SEC, the preliminary Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC. The Company shall consider in good faith any comments proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent and its counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If, at any time prior to the Company Shareholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 5.05 Access to Information.  From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub, and their respective representatives, reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or, based on the advice of counsel, that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.06 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub, the Guarantor and each of its and their applicable affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents (including Required Consents), Permits, waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) as promptly as practicable, and in any event within thirty (30) days after the date hereof, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated hereby, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law and any Insurance Laws and

Insurance Regulations, including Applications for Approval of Acquisition of Control Statements, or “Form A Statements,” with the Insurance Regulators of the States of California, Michigan, Missouri and Ohio and of Washington, D.C., and promptly make any further filings pursuant thereto that may be necessary or advisable.

(b) In furtherance of the obligations set forth in Section 5.06(a), Parent shall promptly take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to (1) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Merger and the other transactions contemplated hereby to enable the parties to consummate the Merger and the other transactions contemplated hereby and (2) obtain all approvals and consents under any Antitrust Laws or Insurance Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable; provided, however, that none of Parent or any of its affiliates shall be obligated to take, or refrain from taking, or to agree to taking or refraining from taking, any action that would, or would reasonably be expected to, result in a Burdensome Condition.

(c) Subject to applicable Law relating to the exchange of information and the direction, requests or guidance of any applicable Governmental Entity, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the FTC, or any other Governmental Antitrust Authority or any Insurance Regulator and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger and the other transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.06 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 5.06, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and the Company Subsidiaries.

(d) Each of Parent and Sub agrees that, between the date of this Agreement and the Closing Date, each of Parent and Sub shall not, and shall ensure that none of its Subsidiaries or other affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.

Section 5.07 Financing.

(a) Financing.  Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any provision under the Equity Commitment Agreement without the prior written consent of the Company. Parent and Sub acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of the Equity Financing or any other financing.

(b) Financing Assistance.  While it is understood and acknowledged that Parent has committed pursuant to Section 5.07(a) to provide an amount sufficient to satisfy the Financing Uses, Parent may, in its sole discretion but, subject to Section 5.07(a) and without in any way relieving Parent of its obligation to provide an amount sufficient to satisfy the funding uses in accordance with the Equity Commitment Agreement, obtain bank debt financing in order to provide a portion of the funds necessary to pay the Financing Uses (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided, however, that Parent shall not obtain any such Debt Financing if obtaining such Debt Financing would, or would reasonably be expected to, delay the consummation of the transactions contemplated hereby beyond the Outside Date. In connection with the Debt Financing, prior to the Closing, the Company shall use commercially reasonable efforts to provide to Parent and Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent and Sub that is necessary in connection with the arrangement and consummation of the Debt Financing, including using commercially reasonable efforts to (in each case, to the extent reasonably requested):

(i) participate in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders;

(ii) provide reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt financings and, to the extent required under any debt commitment letter in connection with the Debt Financing, provide all documentation and other information relating to the Company or any of the Company Subsidiaries reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii) assist Parent in obtaining surveys, legal opinions from local outside counsel (and not internal counsel or New York or Michigan counsel) and title insurance as reasonably requested by Parent or Sub for the Debt Financing; and

(iv) (1) permit the prospective lenders involved in the Debt Financing to evaluate the Company and the Company Subsidiaries’ current assets, and cash management and accounting systems, policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent reasonable and customary, (2) establish customary bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (3) permit representatives of the prospective lenders to conduct customary commercial field examinations, customary inventory appraisals and a customary appraisal of the Owned Real Property, and (4) make audits and appraisals delivered for purposes of any credit facility available to Parent for purposes of the Equity Financing.

(c) Notwithstanding anything to the contrary contained in Section 5.07(b), (i) nothing herein shall require any cooperation or other action to the extent it would materially interfere with the business or operations of the Company or any of the Company Subsidiaries; (ii) neither the Company nor any of the Company Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or instrument) or that would be effective at or prior to the Effective Time; and (iii) the Company Board and the board of directors (or other governing body) of any of the Company Subsidiaries shall not be required to approve any financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time.

(d) Notwithstanding anything to the contrary contained in Section 5.07(b), none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent as provided below in this Section 5.07(d)) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Financing or any action taken in accordance with Section 5.07(b) at or prior to the Effective Time. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with Section 5.07(b)) and any information utilized in connection therewith (other than historical information provided by the Company or the Company Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with this Section 5.07.

Section 5.08 Public Announcements.  The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except in connection with a Competing Proposal, as may be required by applicable Law, the fiduciary duties of the Company Board or by obligations pursuant to any listing agreement with any securities exchange.

Section 5.09 Directors & Officers Indemnification and Insurance.

(a) Indemnification.  From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to: (i) each indemnification agreement in effect as of the date hereof between the Company or any of the Company Subsidiaries, on the one hand, and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries, and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries, on the other hand (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the charter or bylaws of the Company or the Company Subsidiaries as in effect on the date of this Agreement (or at the applicable time that such person served in such capacity, as the case may be), in each case, including, to the extent applicable and required under such existing indemnification agreements or operative charter or bylaw provisions (x) the payment by the Company of all reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and (y) the advancement to any such Indemnified Party, upon request, of their documented expenses reasonably incurred (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law); provided that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) Insurance.  The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided that in satisfying its obligation under this Section 5.09(b), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid for the twelve (12) month period ending December 31, 2014 (the “Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, subject to the proviso in regard to the limit on premium amounts in the prior sentence.

(c) Successors.  In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.09.

(d) Continuation.  For not less than six (6) years from and after the Effective Time, the articles of incorporation and by-laws of the Surviving Corporation and the articles of incorporation and by-laws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company By-laws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers of the Company or any Company Subsidiary shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit.  The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity.  The provisions of this Section 5.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Takeover Statutes.  The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other transactions contemplated by this Agreement and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary in regard to the Merger and the other transactions contemplated by this Agreement so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 5.11 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall cause the Surviving Corporation to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus and long-term incentive compensation opportunity (which may be provided in the form of equity-based awards, cash-based awards or a combination thereof), taken together, to each Company Employee that is not less favorable than the annual bonus and long-term compensation opportunity, taken together, provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and (iv) other compensation and benefits (including paid-time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger and the other transactions contemplated by this Agreement (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable plan, policy, program or arrangement, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) For purposes of determining eligibility to participate, level of benefits and vesting under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation to the same extent credited under comparable Company Benefit Plans; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or would not have been recognized under the comparable Company Benefit Plan immediately prior to the Effective Time.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.11 or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.12 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. After the Effective Time, Parent shall cause the Surviving Corporation to, pay all charges and expenses payable by the Company. Except as otherwise provided in this Agreement, all Transfer Taxes incurred in connection with the Merger shall be paid when due by the Surviving Corporation.

Section 5.13 Rule 16b-3 Matters.  Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Merger and the other transactions contemplated by this Agreement are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Defense of Litigation.  The Company shall promptly notify Parent of any Proceeding brought by shareholders of the Company against the Company or its directors or officers arising out of or relating to the Merger and the other transactions contemplated by this Agreement, and to the extent practicable, shall consult with Parent (including by giving Parent the right to review in advance, and comment with respect to (which such comments the Company shall duly consider in good faith), any pleading or filing made with, or other written materials to be submitted to, any Governmental Entity in connection with any such Proceeding), keep Parent reasonably informed with respect to any material developments regarding the defense of any such Proceeding (including by providing Parent with copies of all pleadings, filings and other written correspondence or memoranda given to, or received from, any Governmental Entity in connection with any such Proceeding) and shall give due consideration in good faith to Parent’s advice with respect to any such Proceeding; provided, however, that the Company shall be entitled to control any such Proceeding and shall be entitled to settle any such Proceeding in its sole and absolute discretion to the extent such settlement does not involve payments reasonably expected to exceed any insurance proceeds or self-insured retention amounts that the Company reasonably expects to receive with respect to such Proceeding.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b) Insurance Regulatory Approvals.  The parties shall have obtained the approval without the imposition of any Burdensome Condition of Parent’s acquisition of control (filed on Form A) of each applicable Insurance Subsidiary from the Insurance Regulators of the States of California, Michigan, Missouri and Ohio and of Washington, D.C.

(c) Antitrust Approval.  The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated or any applicable waiting period thereunder shall have been terminated or shall have expired without the imposition of any Burdensome Condition.

(d) No Injunction.  No Governmental Entity of competent jurisdiction shall have issued or entered any order, injunction or decree that is in effect and renders the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this Section 6.01(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.04 or Section 5.06 results in the failure of the condition to be satisfied.

Section 6.02 Additional Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (as to good standing, solely with respect to the Company), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.22 (Takeover Statutes; No Rights Plan) and Section 3.23 (Vote Required)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, result in or reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties contained in the first sentence of Section 3.01(a) (as to good standing, solely with respect to the Company), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.22 (Takeover Statutes; No Rights Plan) and Section 3.23 (Vote Required) shall be true and correct in all material respects and (iii) the representation and warranty in Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects; in the case of each of clauses “(i),” “(ii)” and “(iii)”, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all its obligations under this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Proceeding.  There shall not be instituted and pending any Proceeding initiated by any of the Insurance Regulators of the States of California, Michigan, Missouri and Ohio or the U.S. federal government (i) challenging or seeking to make illegal or prohibit the consummation of the Merger or (ii) imposing or seeking to impose a Burdensome Condition; provided, however, that the condition in this Section 6.02(c) shall not be available to Parent or Sub if its failure to fulfill its obligations pursuant to Section 5.06 results in the failure of the condition to be satisfied.

(d) No Company Ratings Event.  No Company Ratings Event shall have occurred and be continuing.

(e) Officer’s Certificate.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03 Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants.  Each of Parent and Sub shall have performed or complied in all material respects with all its obligations under this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officers’ Certificate.  The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before the date that is 210 days after the date hereof (as such date may be extended pursuant to this Section 7.01(b), the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the condition set forth in Section 6.01(b), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is 300 days after the date hereof, the latest of any of which dates shall thereafter be deemed to be the Outside Date;

(c) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting, including any adjournment or postponement thereof;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted or entered any order, injunction or decree permanently enjoining, restraining or prohibiting the Merger, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Law; provided, further, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed in any material respect to comply with Section 5.06;

(e) by Parent, at any time prior to the Company’s receipt of the Company Shareholder Approval, if (i) a Change of Company Recommendation shall have occurred or (ii) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement;

(f) by the Company, at any time prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Change of Company Recommendation pursuant to Section 5.03(d) in order to cause the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.02(b)(i) in accordance with the terms, and at the times, specified therein; and provided, further, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement.

(g) by Parent, if: (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(h) by the Company, if (i) Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(i) by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing or that have failed to be satisfied as a result of Parent’s or Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing on the date by which the Closing is required to have occurred pursuant to Section 1.02.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the last sentence of Section 5.07(d), Section 5.12, this Section 7.02 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the willful breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement. It shall be deemed a willful breach of this Agreement if a party does not consummate the Closing at the time the Closing is required to be consummated in accordance with Section 1.02.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee (by wire transfer of immediately available funds), within two (2) Business Days following the date of such termination by Parent pursuant to clause “(A)”, or prior to or concurrently with (and as a condition to) such termination by the Company pursuant to clause “(B)”, the Company Termination Fee; or

(ii) (A) by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) before obtaining the Company Shareholder Approval, (B) after the date hereof and prior to the Company Shareholder Meeting a Competing Proposal shall have been publicly disclosed and not publicly withdrawn, and (C) within nine (9) months after the termination of this Agreement, the Company shall have consummated any Competing Proposal, or entered into a definitive agreement with respect to any Competing Proposal (and such Competing Proposal is subsequently consummated), then the Company shall pay to Parent or its designee (by wire transfer of immediately available funds), within two (2) Business Days after the consummation of such Competing Proposal, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, other than any losses or damages incurred or suffered by Parent or Sub as a result of the Company’s willful breach or fraud.

Section 7.03 Waiver.  At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s shareholders hereunder without the approval of the Company’s shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided that telephonic confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Fosun International Limited
No. 2 East Fuxing Road
Shanghai 200010
China
Fax: +86.21.63321523
Attention Fangqing Hu
Email hufq@fosun.com

with a copy to (for information purposes only):

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Telephone: (415) 836-2500
Fax: (415) 836-2501

Attention:	Paul P. Chen Brad Rock

If to the Company:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Telephone: (248) 358-1100
Fax: (248) 692-0378

Attention:	General Counsel

with copies to (for information purposes only):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Fax: (312) 853-7036

Attention:	Brian J. Fahrney Scott R. Williams Sean M. Carney

Section 8.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated hereby are fulfilled to the extent possible.

Section 8.04 Entire Agreement.  This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.05 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest.  Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, (b) Section 5.09, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, and (c) the right of the Company’s shareholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such shareholders) and other relief, including equitable relief, for a breach by Parent or Sub of its obligations under this Agreement, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that (i) the persons named in clauses “(a)” and “(b)” of this sentence shall be entitled to enforce their rights under this Agreement and (ii) the rights granted pursuant to clause “(c)” of this sentence shall be enforceable on behalf of the Company’s shareholders only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company. The parties hereto further agree that the rights of third-party beneficiaries under clauses “(a)” and “(b)” of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.03 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to

Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof, except to the extent the laws of Michigan are mandatorily applicable to the Merger.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Parent further agrees that service of any process, summons, notice or document on Parent’s agent for service in the United States as designated by Parent shall be deemed to be effective service of process in the courts described in the first sentence of this Section 8.08 for any legal Proceeding brought by the Company against Parent in such courts arising out of or relating to this Agreement or the Merger or the other transactions contemplated hereby.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(C).

Section 8.09 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If on the Outside Date, there is a pending Proceeding that has been brought by a party hereto seeking the remedies provided for in this Section 8.10, then, without further action, the Outside Date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of a final order with respect to such Proceeding.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 8.10.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Robert S. Cubbin
Name:	Robert S. Cubbin
Title:	President and Chief Executive Officer

Merger Agreement

MIRACLE NOVA II (US), LLC

By:	/s/ Qiuping Duan
Name:	Qiuping Duan
Title:	Co-President

MIRACLE NOVA III (US), INC.

By:	/s/ Qiuping Duan
Name:	Qiuping Duan
Title:	President

Merger Agreement

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MUSTANG INSURANCE GROUP, INC.,
a Michigan corporation

(the “Articles of incorporation”)

Annex I

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares (including any Shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Burdensome Condition” means any restriction, condition, limitation or requirement imposed by a Governmental Entity (i) that would require Parent or its affiliates (other than the Surviving Corporation and the Company Subsidiaries which are addressed in clause “(ii)” of this definition) to sell, license or dispose of the assets (other than a de minimis amount of assets) or businesses of Parent or any its affiliates, (ii) that would require the Company (or the Surviving Corporation), any of the Company Subsidiaries or their respective affiliates to sell, license or dispose of a material amount of the assets of the Company (or the Surviving Corporation), the Company Subsidiaries or their respective affiliates (taken as a whole), (iii) that would (A) materially impair the ability of Parent or any of its affiliates (other than the Surviving Corporation and the Company Subsidiaries which are addressed in clause “(B)” of this clause (iii)) (taken as a whole) to continue to conduct their respective businesses following the Closing substantially in the manner conducted in the twelve-month period prior to the date hereof or (B) impair the ability of the Surviving Corporation and the Company Subsidiaries (taken as a whole) to conduct the business of the Surviving Corporation and the Company Subsidiaries substantially in the manner conducted in the twelve-month period prior to the date hereof and which impairment results in, our would reasonably be expected to result in, a Company Material Adverse Effect, (iv) that would require Parent or any of its affiliates (other than the Company, the Surviving Corporation or the Company Subsidiaries) to provide or make available a material amount of Capital Support to the Company (or the Surviving Corporation), the Company Subsidiaries or their respective affiliates (taken as a whole) that would have a material and adverse effect on the reasonably expected economic value of the Surviving Corporation and the Company Subsidiaries (taken as a whole) and the Merger or (v) that would reasonably be expected to have, individually or in the aggregate together with all Burdensome Conditions, a Parent Material Adverse Effect.

“Capital Support” means any capital contribution or entering into or providing any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement to maintain a minimum risk-based capital level or rating with respect to, or in connection with, the Company, the Company Subsidiaries or their respective affiliates.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Board” means the Board of Directors of the Company.

“Company Material Adverse Effect” means any change, event or development (each, an “Effect”) that, is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement or the consummation of the transactions contemplated hereby, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the matters set forth in this clause “(a)” on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial or securities markets in the United States or elsewhere in the world or any Effect affecting any business or industries in which the Company and the Company Subsidiaries operate; (c) the suspension of trading in securities generally on NYSE; (d) any change in any applicable Law or GAAP or SAP or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement (other than the obligation of the Company to conduct its operations in the ordinary course of business, substantially consistent with past practice pursuant to Section 5.01) or with Parent’s written consent; (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (g) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (h) any changes in the market price or trading volume of the equity securities of the Company, any downgrade in the financial strength rating assigned to the Company and the Insurance Subsidiaries by A.M. Best Company, Inc. below “B++” (negative outlook) or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause “(h)” shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses “(a)” through “(g)”) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that with respect to clauses “(b)”, “(c)”, “d”, “(f)”, and “(g)” such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate.

“Company Ratings Event” means a downgrade in the financial strength rating assigned to the Company and the Insurance Subsidiaries (for identification purposes only, in May of 2014 A.M. Best Company, Inc. assigned the group AMB# 018132 and the Company AMB# 058408 as the ultimate parent) by A.M. Best Company, Inc. below “B++” (negative outlook) primarily and directly attributable to (x) the actions or inactions of the Company, the Insurance Subsidiaries or any Company Representative that does not relate to an Excluded Matter or (y) an adverse change after the date hereof in the condition (financial or otherwise) of the Company and/or the Company Subsidiaries and their respective businesses not resulting from or arising out of an Excluded Effect; provided, however, no downgrade arising out of or resulting primarily from the following (or any combination thereof), shall constitute or be taken into account in determining whether there has been, a “Company Ratings Event”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement or the consummation of the transactions contemplated hereby, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the matters set forth in this clause “(a)” on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial or securities markets in the United States or elsewhere in the world or any Effect affecting any business or industries in which the Company and the Company Subsidiaries operate; (c) the suspension of trading in securities generally on NYSE; (d) any change in any applicable Law or GAAP or SAP or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement (other than the obligation of the Company to conduct its operations in the ordinary course of business, substantially consistent with past practice pursuant to Section 5.01) or with Parent’s express written consent; (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (g) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity to the extent such event does not materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate; or (h) any item disclosed in the Company Disclosure Letter or any item disclosed in the Company SEC Documents publicly filed at least two days prior to the date of this Agreement and after January 1, 2012, other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such filings or similar forward-looking statements contained therein that are cautionary in nature (without giving effect to any amendment to any such documents filed on or after the date that is two days prior to the date hereof) (each of matters described in clauses (a) through (h), an “Excluded Effect”).

“Company Stock Plan” means collectively the Company’s 2013 Long Term Incentive Plan, 2012 Long Term Incentive Plan, 2011 Long Term Incentive Plan, 2002 Amended and Restated Stock Option Plan and 2009 Equity Compensation Plan.

“Company Representatives” means the Company’s directors and officers.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $15,165,000.

“Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal, offer, inquiry or indication of interest (other than a proposal or offer by Parent or any of its affiliates) from any person relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any person from the Company, directly or indirectly, of 15% or more of the voting equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of the outstanding voting equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of the Company Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries (taken as a whole) as of the most recent quarterly period covered in the Company SEC Documents, or (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and the Company Subsidiaries (taken as a whole) as of the most recent quarterly period covered in the Company SEC Documents.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Fosun Financial Holdings Limited dated November 10, 2014.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901), including copyrights in Software, and registrations and pending applications to register the same.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, or the protection of human health or safety, including Laws in respect of Hazardous Substances, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory agency, body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenlys.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (e) amounts owing as deferred purchase price for the purchase of any property, and (f) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Producers” means each of the Company’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance agent, intermediary, third party administrator, managing general agent or similar service provider to insurers, reinsurers or self-insured groups.

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under the Insurance Laws.

“knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1 of the Company Disclosure Letter, and (b) with respect to Parent, the knowledge, after reasonable inquiry, of the directors and officers of Parent, Sub or Guarantor.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, in each case, of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (i) inclusion (and to which Parent’s legal representatives have had unrestricted availability) in the virtual data room hosted by Intralinks in connection with the Merger for a continuous period of at least two (2) Business Days immediately prior to the date of this Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, (i) a materially adverse effect on the business, financial condition or results of operations of the business of the Guarantor and its insurance company subsidiaries (taken as a whole) or (ii) a Company Material Adverse Effect.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, and (h) such other Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Company Subsidiaries, taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Substance into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code or object code form.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means any Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) which did not result from or arise out of a breach of Section 5.03(a), made by a third party and which Competing Proposal is on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and after taking into account (i) all of the terms and conditions of such Competing Proposal (including any termination or break-up fees, expense reimbursement provisions (including any applicable Company Termination Fee) and conditions to, and timing and likelihood of consummation) and (ii) all financial, legal, regulatory, and other aspects of such Competing Proposal (including the financing terms and the ability of such third party to finance such Competing Proposal), is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 5.03 or otherwise).

“Tax” and “Taxes” means (i) any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any and all liability for the payment of any items described in clause “(i)” above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to any such group.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto.

“third party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its affiliates or Representatives.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Treasury Regulation” means any regulation promulgated under the Code.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actuarial Analyses	Section 3.20(h)
Adverse Recommendation Notice	Section 5.03(d)
Agent	Section 3.20(k)
Agreement	Preamble
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Benefit Protection Period	Section 5.11(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(d)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company By-laws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employees	Section 5.11(a)
Company Financial Statements	Section 3.06(a)
Company Intellectual Property Rights	Section 3.17(a)
Company Material Contract	Section 3.18(c)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Recommendation	Section 5.04(b)
Company Reinsurance Agreements	Section 3.18(b)
Company SEC Documents	Section 3.06(a)
Company Shareholder Approval	Section 3.23
Company Shareholder Meeting	Section 5.04(a)
Current Premium	Section 5.09(b)
D&O Insurance	Section 5.09(b)
Debt Financing	Section 5.07(b)
Dissenting Shares	Section 2.04
Dissenting Shareholder	Section 2.04
Effect	Annex I
Effective Time	Section 1.03
Equity Commitment Agreement	Section 4.07(a)
Equity Financing	Section 4.07(a)
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
Excluded Effect	Annex I
Financing	Section 5.07(b)
Financing Uses	Section 4.07(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Party	Section 5.09(a)
Insurance Policies	Section 3.19
Insurance Subsidiaries	Section 3.20(a)
Insurance Reserves	Section 3.20(h)

Term	Section
Intervening Event	Section 5.03(e)
Investment Assets	Section 3.20(i)
Investment Guidelines	Section 3.20(i)
IRS	Section 3.12(a)
Intellectual Property Rights	Section 3.17(a)
Leased Real Property	Section 3.15(b)
Lessee Leased Real Property	Section 3.15(b)
Lessor Leased Real Property	Section 3.15(b)
Merger	Recitals
MBCA	Recitals
Merger Consideration	Section 2.01(a)(i)
Negotiation Period	Section 5.03(d)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Proxy Statement	Section 3.07
Real Property Lease	Section 3.15(b)
Regulatory Agreement	Section 3.20(f)
Required Consents	Section 3.04(a)
Restricted Stock	Section 2.03(a)
SAP	Section 3.06(c)
Sarbanes-Oxley Act	Section 3.06(a)
Shares	Section 2.01(a)(i)
Significant Subsidiary	Section 3.01(c)
Specified Date	Section 3.02(a)
Specified Producer	Section 3.20(b)
Statutory Financial Statements	3.06(c)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.22

Annex B

Opinion of Willis Capital Markets & Advisory

[LETTERHEAD OF WILLIS CAPITAL MARKETS]

December 30, 2014

Board of Directors
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034

Board of Directors:

We understand that Meadowbrook Insurance Group, Inc. (“Meadowbrook”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Miracle Nova II (US), LLC (“Parent”), a wholly owned subsidiary of Fosun International Limited (“Fosun”), and Miracle Nova III (US), Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Meadowbrook and Meadowbrook will become a wholly owned subsidiary of Parent and Fosun (the “Merger”). In the Merger, each outstanding share of the common stock, par value $0.01 per share, of Meadowbrook (“Meadowbrook Common Stock”) other than dissenting shares and shares held by Meadowbrook, Parent or their respective subsidiaries, will be converted into the right to receive $8.65 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of Meadowbrook has requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Meadowbrook Common Stock of the Merger Consideration to be received by such holders.

In connection with rendering our opinion, we have, among other things, reviewed: (i) a draft, dated December 29, 2014, of the Merger Agreement, which we have assumed is in substantially final form and will not vary from the final executed Merger Agreement in any material respect; (ii) certain publicly available financial statements and other information of Meadowbrook, including Meadowbrook’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2012 and 2013 and quarterly reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014; (iii) certain non-public financial and operating information relating to Meadowbrook furnished to us by the management of Meadowbrook, including certain internal analyses and financial projections relating to Meadowbrook that were prepared by management of Meadowbrook; (iv) the stock price trading history of Meadowbrook Common Stock; (v) a comparison of certain financial and stock market information of Meadowbrook with similar information, to the extent available, for certain other companies that we deemed relevant; (vi) a comparison of the financial terms of the Merger with the financial terms, to the extent publicly available, of certain transactions that we deemed relevant whose equity securities are publicly traded; and (vii) the results of Meadowbrook’s efforts, with our assistance, to solicit indications of interest from third parties with respect to a possible acquisition of Meadowbrook. In addition, we have had discussions regarding certain aspects of the Merger, as well as the business, past and current operations, financial projections, current financial condition and prospects of Meadowbrook, with certain members of senior management and other representatives and advisors of Meadowbrook and performed such analyses and examinations and considered such other factors that we deemed appropriate.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of Meadowbrook that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Meadowbrook made available to us and utilized in our financial analyses, we have assumed, upon the advice of Meadowbrook, that such projections have been reasonably prepared by Meadowbrook on bases reflecting the best currently available estimates and good faith judgments of the management of Meadowbrook regarding the future operating and financial performance of Meadowbrook. We express no view as to the reasonableness of any such financial projections or the assumptions on which they are based.

Board of Directors
Meadowbrook Insurance Group, Inc.
December 30, 2014

In arriving at our opinion, we have also assumed, upon the advice of Meadowbrook, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis; that the representations and warranties of each party contained in the Merger Agreement are true and correct; that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement; and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, upon the advice of Meadowbrook, that all governmental, regulatory or other consents, approvals or releases necessary in connection with the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would be material to our analysis.

We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, allowances for losses with respect thereto or premium rates for property or casualty insurance and, accordingly, we have made no analysis of, and express no opinion as to, the adequacy of Meadowbrook’s reserves for losses and loss adjustment expenses, such premiums or other matters with respect thereto. We have not conducted a physical inspection of the properties or assets of Meadowbrook and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Meadowbrook, Parent or Fosun or any of their respective subsidiaries, nor have we been furnished with, or assumed any responsibility for preparing, any such appraisals, nor have we evaluated the solvency or fair value of Meadowbrook or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters.

This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Meadowbrook Common Stock as of the date hereof and no opinion or view is expressed with respect to any consideration to be received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, (i) the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise; (ii) the relative merits of the Merger as compared to alternative business or financial strategies that might be available to Meadowbrook or the effect of any other transaction in which Meadowbrook might engage; or (iii) the underlying business decision of Meadowbrook to engage in the Merger. We also express no view or opinion as to the prices at which Meadowbrook Common Stock will trade at any time.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and we expressly disclaim any undertaking or obligation to update, revise or reaffirm this opinion or advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. We are not legal, regulatory, accounting or tax experts and have relied on, and assumed the accuracy and completeness of, assessments by Meadowbrook and its advisors with respect to legal, regulatory, accounting and tax matters.

Board of Directors
Meadowbrook Insurance Group, Inc.
December 30, 2014

We have acted as financial advisor to the Board of Directors of Meadowbrook in connection with the Merger and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Meadowbrook has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In addition, we and certain of our affiliates have provided financial advisory and other general advisory services to Meadowbrook and its affiliates during the past two years, for which we and our affiliates received customary compensation, including having acted as transaction advisor to Meadowbrook in connection with Meadowbrook’s convertible senior notes offering in March 2013 and having acted as financial advisor to Meadowbrook in 2012 in connection with a potential acquisition that was not completed.

This opinion has been approved by the fairness opinion committee of Willis Securities, Inc. This opinion is for the information of the Board of Directors of Meadowbrook (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of Meadowbrook Common Stock as to how such holder should act or vote in connection with the Merger or otherwise. This opinion may not be reproduced, summarized, described, referred to or used for any other purpose without our prior consent, except as part of a proxy statement relating to the vote of the holders of Meadowbrook Common Stock in connection with the Merger.

Based upon and subject to the foregoing assumptions, qualifications and limitations, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Meadowbrook Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

WILLIS SECURITIES, INC.

Annex C

DISSENTERS’ RIGHTS STATUTE
MICHIGAN BUSINESS CORPORATION ACT
Sections 450.1761 through 450.1774

450.1761 Definitions.

Sec. 761. As used in sections 762 to 774:

(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g) “Shareholder” means the record or beneficial shareholder.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1988, Act 58, Eff. Apr. 1, 1988; — Am. 1989, Act 121, Eff. Oct. 1, 1989; — Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1762 Right of shareholder to dissent and obtain payment for shares.

Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his, her, or its shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d) Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan. However, any rights provided under this section are not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the conversion.

(e) An amendment of the articles of incorporation giving rise to a right to dissent under section 621.

(f) A transaction giving rise to a right to dissent under section 754.

(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a) Any corporate action set forth in subsection (1)(a) to (f) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713.

(b) A transaction described in subsection (1)(a) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the merger, or any combination of cash and those shares.

(c) A transaction described in subsection (1)(b) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange, or any combination of cash and those shares.

(d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash, shares that satisfy the requirements of subdivision (a) on the date of closing, or any combination of cash and those shares.

(e) A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.

(3) A shareholder entitled to dissent and obtain payment for shares under subsection (1)(a) to (f) may not challenge the corporate action creating that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder that exercises a right to dissent and seek payment for shares under subsection (1)(g) may not challenge the corporate action creating that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

History: 1972, Act 284, Eff. Jan. 1, 1973 ; — Am. 1988, Act 58, Eff. Apr. 1, 1988 ; — Am. 1989, Act 121, Eff. Oct. 1, 1989 ; — Am. 1997, Act 118, Imd. Eff. Oct. 24, 1997 ; — Am. 2008, Act 402, Imd. Eff. Jan. 6, 2009 ; — Am. 2012, Act 569, Imd. Eff. Jan. 2, 2013.

450.1763 Rights of partial dissenter; assertion of dissenters’ rights by beneficial shareholder.

Sec. 763. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply:

(a) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

(b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1764 Corporate action creating dissenters’ rights; vote of shareholders; notice.

Sec. 764. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters’ rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters’ rights.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989;—Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1765 Notice of intent to demand payment for shares.

Sec. 765. (1) If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1766 Dissenters’ notice; delivery to shareholders; contents.

Sec. 766. (1) If proposed corporate action creating dissenters’ rights under section 762 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 765.

(2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

History: 1972, Act 284, Eff. Jan. 1, 1973;—Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1767 Duties of shareholder sent dissenter’s notice; retention of rights; failure to demand payment or deposit share certificates.

Sec. 767. (1) A shareholder sent a dissenter’s notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this act.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1985, Act 76, Imd. Eff. July 5, 1985; — Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1768 Restriction on transfer of shares without certificates; retention of rights.

Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters’ rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1985, Act 76, Imd. Eff. July 5, 1985; — Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1769 Payment by corporation to dissenter; accompanying documents.

Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment must be accompanied by all of the following:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and if available the latest interim financial statements.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under section 772.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1989, Act 121, Eff. Oct. 1, 1989; — Am. 1993, Act 91, Eff. Oct. 1, 1993.

450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 766 and repeat the payment demand procedure.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

Sec. 771. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice pursuant to section 766(2)(c).

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 772.

History: 1972, Act 284, Eff. Jan. 1, 1973; — Am. 1989, Act 121, Eff. Oct. 1, 1989.

450.1772 Demand for payment of dissenter’s estimate or rejection of corporation’s offer and demand for payment of fair value and interest due; waiver.

Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation’s offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation’s principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee’s consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d) To place witnesses under oath and to examine witnesses.

(e) To provide for the taking of testimony by deposition.

(f) To regulate the course of the proceeding.

(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2) The amount and manner of payment of the referee’s compensation shall be determined by agreement between the referee and the parties, subject to the court’s allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3) The referee shall do all of the following:

(a) Make a record and reporter’s transcript of the proceeding.

(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c) File the report with the court, together with all original exhibits and the reporter’s transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

450.1774 Costs of appraisal proceeding.

Sec. 774. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

History: Add. 1989, Act 121, Eff. Oct. 1, 1989.

MEADOWBROOK INSURANCE GROUP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 3 and FOR Proposals 1, 2, 4, 5 and 6.

	For	Against	Abstain
1. Adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement.	☐	☐	☐
2. Non-binding advisory vote regarding merger-related compensation.	☐	☐	☐

3. Election of directors.
Nominees:

	For	Withhold
01 - Robert S. Cubbin	☐	☐
02 - Robert F. Fix	☐	☐
03 - Douglas A. Gaudet	☐	☐
04 - Florine Mark	☐	☐

	For	Against	Abstain
4. Ratification of the appointment of our independent registered public accounting firm.	☐	☐	☐
5. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
6. Approval of the adjournment of the annual meeting, if necessary, to solicit additional votes to approve the proposal to adopt the Merger Agreement.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May [-], 2015.
The Annual Report to Shareholders and the Proxy Statement are available on-line at: **http://www.meadowbrook.com**

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — MEADOWBROOK INSURANCE GROUP, INC.

Proxy for 2015 Annual Meeting of Shareholders to be held [-], 2015
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MEADOWBROOK INSURANCE GROUP, INC.

The undersigned shareholder of MEADOWBROOK INSURANCE GROUP, INC. (the "Company") hereby appoints ROBERT S. CUBBIN and MICHAEL G. COSTELLO, jointly and severally, the attorneys-in-fact and proxies of the undersigned shareholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned shareholder at the close of business on March 12, 2015 at the 2015 Annual Meeting (the "Annual Meeting") of the shareholders of the Company to be held on [-], [-], 2015 and at any adjournments thereof, with all the powers the undersigned shareholder would possess if then and there present.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.** If any other matters properly come before the Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.

The undersigned shareholder acknowledges receipt of the Notice of the 2015 Annual Meeting and Proxy Statement, both dated [-], 2015.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)